UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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SEMTECH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2017	Notice of Annual Meeting and Proxy Statement

Semtech Corporation 200 Flynn Road Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2017

To Our Stockholders:

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Semtech Corporation (the “Company”) will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 15, 2017 at 11:00 a.m., Pacific Time. The purposes of the meeting are to:

1.	elect nine directors from the candidates nominated by the Company’s Board of Directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified;

2.	consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2018;

3.	consider an advisory resolution to approve executive compensation;

4.	consider an advisory vote on the frequency of future advisory votes on executive compensation;

5.	consider and act on a proposal to approve the Semtech Corporation 2017 Long-Term Equity Incentive Plan; and

6.	transact any other business which may properly come before the 2017 Annual Meeting of Stockholders or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the 2017 Annual Meeting of Stockholders was the close of business on April 21, 2017. Holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or by proxy in order for the meeting to be held.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 15, 2017: Our Proxy Statement is attached. Our financial and other information is contained in our Annual Report to Stockholders for fiscal year 2017. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. You will not receive a printed copy of the proxy materials unless specifically requested. This Proxy Statement and our Annual Report to Stockholders for fiscal year 2017, including our Form 10-K for the fiscal year ended January 29, 2017, are available at http://investors.semtech.com/ar2017 which does not have “cookies” that identify visitors to the site. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2017 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail using the instructions on the Notice of Internet Availability of Proxy Materials, or your proxy card in order to ensure the presence of a quorum.

Any proxy may be revoked by delivery of a later dated proxy or a written notice of revocation or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

Charles B. Ammann

Secretary

May 5, 2017

Camarillo, California

ATTENDING THE 2017 ANNUAL MEETING OF STOCKHOLDERS

For stockholders of record, the Notice of Internet Availability of Proxy Materials is your ticket to the 2017 Annual Meeting of Stockholders. Please present your ticket together with picture identification when you reach the registration area at the 2017 Annual Meeting of Stockholders.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, please use a copy of your latest account statement showing your investment in our common shares as of the record date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the 2017 Annual Meeting of Stockholders. Please note that you cannot vote your shares at the 2017 Annual Meeting of Stockholders unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

Semtech Corporation 2017 Proxy Statement

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 15, 2017

PROXY STATEMENT

The Board of Directors (“Board”) of Semtech Corporation (the “Company,” “we,” “us” or “our”), 200 Flynn Road, Camarillo, California, 93012, furnishes this proxy statement (this “Proxy Statement”) in connection with its solicitation of proxies to be voted at the 2017 Annual Meeting of Stockholders to be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 15, 2017 at 11:00 a.m., Pacific Time, or at any adjournments or postponements thereof (the “Annual Meeting”).

We first made this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card available to stockholders on or about May 5, 2017. The Company’s Annual Report on Form 10-K for fiscal year 2017 (“Annual Report”), including financial statements for the fiscal year ended January 29, 2017, is being made available to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

What am I voting on and what are the Board’s recommendations?

Number	Proposal	Board’s Recommendation
1	To elect nine directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees are:	For the election of each of the nominees
Mr. Glen M. Antle
Mr. James P. Burra
Mr. Bruce C. Edwards
Mr. Rockell N. Hankin
Ms. Ye Jane Li
Mr. James T. Lindstrom
Mr. Mohan R. Maheswaran
Dr. Carmelo J. Santoro
Ms. Sylvia Summers
2	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2018.	For ratification for fiscal year 2018
3	To adopt an advisory resolution to approve executive compensation.	For the approval of our executive compensation
4	To consider an advisory vote on the frequency of future advisory votes on executive compensation.	One Year for the frequency of future advisory votes on executive compensation
5	To consider and act on a proposal to approve the Semtech Corporation 2017 Long-Term Equity Incentive Plan	For the approval of the Semtech Corporation 2017 Long-Term Equity Incentive Plan

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “How will voting on any other business be conducted?” below.

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PROXY STATEMENT

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials” (“Notice”) instead of a printed copy of this Proxy Statement and our Annual Report. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our Annual Report and a proxy card or voting instruction form. In addition, the Notice provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

Who is entitled to vote?

Stockholders as of the close of business on April 21, 2017 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting rights in the election of directors.

Who are the largest principal stockholders?

See “Beneficial Ownership of Securities” elsewhere in this Proxy Statement for a table setting forth each owner of greater than 5% of the Company’s common stock as of April 21, 2017.

What percentages of stock do the directors and officers own?

Together, they own about 2.2% of the Company’s common stock as of April 21, 2017. For information regarding the ownership of our common stock by management, see the section entitled “Beneficial Ownership of Securities” elsewhere in this Proxy Statement.

What does it mean if I get more than one proxy card?

It means that you hold shares registered in more than one account. You must return all proxies to ensure that all of your shares are voted.

How do I vote?

Record holders: Stockholders may vote using the Internet, by telephone, in person at the Annual Meeting, or by proxy via the proxy card as instructed on the proxy card if you requested and received printed copies of the proxy materials by mail. If you will be returning your vote by use of the proxy card, indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you return a signed proxy card but do not indicate your voting preferences, the proxies named in your proxy card will vote FOR the election of each of the director nominees (Proposal Number 1), the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), the advisory resolution to approve executive compensation (Proposal Number 3), and the approval of our 2017 Long-Term Equity Incentive Plan (Proposal Number 5) on your behalf as recommended by the Board on those proposals; ONE YEAR for the advisory vote on the frequency of future advisory votes on executive compensation (Proposal Number 4); and as the proxy holders may determine in their discretion with respect to any other matters properly presented for vote at the Annual Meeting. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the Annual Meeting although the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Instructions for voting by using the Internet or by telephone are set forth in the Notice and/or on the proxy card.

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PROXY STATEMENT

If you hold Semtech shares in “street name”: Your broker, bank or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Please note that brokers do not have discretionary authority to vote on the election of directors (Proposal Number 1), the advisory resolution to approve executive compensation (Proposal Number 3), the advisory vote on the frequency of future advisory votes on executive compensation (Proposal Number 4), or the approval of our 2017 Long-Term Equity Incentive Plan (Proposal Number 5). Consequently, without your voting instructions, your brokerage firm cannot vote your shares with respect to Proposals Number 1, 3, 4 or 5. However, brokers do have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2). Therefore, your broker will be able to vote your shares with respect to Proposal Number 2 even if it does not receive instructions from you, so long as it holds your shares in its name. If you wish to vote in person at the Annual Meeting, please use a copy of your latest account statement showing your investment in our common shares as of the Record Date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the Annual Meeting. Please note that you cannot vote your shares at the Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

How are the votes counted?

A “broker non-vote” occurs when a bank, broker or other record holder of the Company’s shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal. Abstentions and broker non-votes will not be counted in determining the outcome of the election of directors (Proposal Number 1) since the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “Majority Withheld Vote” policy discussed below. Abstentions will have the same effect as negative votes on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), the advisory resolution to approve executive compensation (Proposal Number 3), and the approval of our 2017 Long-Term Equity Incentive Plan (Proposal Number 5) because they represent votes that are present, but not cast. Under the advisory vote on the frequency of future advisory votes on executive compensation (Proposal Number 4), stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting. Abstentions will not be counted in determining the frequency option receiving the highest number of votes. Proposal Number 2 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Number 2, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of the independent registered public accounting firm and, therefore, there will be no broker non-votes for Proposal Number 2. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so will not be counted in determining the outcome of Proposals Number 3, 4 and 5.

What constitutes a quorum?

As of the Record Date, 65,683,072 shares of the Company’s common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Under the Company’s Bylaws, director nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, for Proposal Number 1, the nine nominees who receive the most votes cast will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

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PROXY STATEMENT

However, as described below, and as set forth in the Company’s Corporate Governance Guidelines, available under the “Investors” section at the Company’s website www.semtech.com, the Company has adopted a majority voting policy (“Majority Withheld Vote”) for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors). Withheld votes will be considered for purposes of the Majority Withheld Vote.

Under this policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at an annual or special meeting of the stockholders and entitled to vote will tender a written offer to resign from the Board. Such offer to resign will be tendered within five business days following the certification of the stockholder vote by the inspector of elections.

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.

The Board believes that this process enhances accountability to stockholders and responsiveness to stockholders’ votes, while allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its stockholders.

Proposals Number 2, 3, 4 and 5. Our Bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. Under the advisory vote on the frequency of future advisory votes on executive compensation (Proposal Number 4), stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting. If no option receives the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting, then the Board will consider the option receiving the highest number of votes as the preferred option of the stockholders.

Notwithstanding the vote required by our Bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), the advisory resolution to approve executive compensation (Proposal Number 3), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal Number 4) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

The 2017 Long-Term Equity Incentive Plan will be approved if a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting are voted in favor of the proposal.

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PROXY STATEMENT

How will voting on any other business be conducted?

Although the Board does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

Who will count the vote?

Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at the Annual Meeting.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means, or in person. Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company’s Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company’s Annual Report, including financial statements and financial statement schedules, to any person whose proxy is solicited or any beneficial owner of our common stock. Requests should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

Copies of the Company’s SEC filings are also available under the “Investors” section of the Company’s website at www.semtech.com. Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should similarly contact the Company’s Secretary.

How many copies of the Notice, this Proxy Statement and the Annual Report will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one Notice, and for stockholders of record who have requested and received printed copies of the proxy materials by mail, we are delivering only one Proxy Statement and Annual Report, to multiple security holders sharing the same address. This is commonly referred to as “householding.” We will, however, deliver promptly a separate copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, to a security holder at a shared address to which a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, was delivered, on written or oral request. Requests for copies of the Notice, or this Proxy Statement and the Annual Report, as applicable, or requests to cease householding in the future should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

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PROXY STATEMENT

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting in a Current Report on Form 8-K to be filed with the SEC and which we will make available on our website at www.semtech.com under “Investors.”

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the SEC. We make available free of charge, either by direct access on our website or a link to the SEC’s website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

Special Note

Regarding Forward-Looking and Cautionary Statements

This Notice of Annual Meeting of Stockholders and Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, operating results, and liquidity. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “estimate,” “should,” “will,” “designed to,” “projections,” or “business outlook,” or other similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: fluctuation in the Company’s future results; downturns in the business cycle; reduced demand for the Company’s products due to global economic conditions; business interruptions; the Company’s reliance on a limited number of suppliers and subcontractors for component and materials; potentially insufficient liability insurance if the Company’s products are found to be defective; obsolete inventories as a result of changes in demand and change in life cycles for the Company’s products; the Company may be unsuccessful in developing and selling new products; the Company’s products having to undergo a lengthy and expensive qualification process without any assurance of product sales; the Company’s products failing to meet industry standards; the Company’s inability to protect intellectual property rights; the Company suffering losses if its products infringe the intellectual property rights of others; the Company’s need to commit resources to product production prior to receipt of purchase commitments; increased business risk from foreign customers; the Company’s foreign currency exposures; potential increased tax liabilities and effective tax rate if the Company needs to repatriate funds held by foreign subsidiaries; export restrictions and laws affecting the Company’s trade and investments; competition against larger, more established entities; increased competition due to industry consolidation; the loss of any one of the Company’s significant customers; volatility of customer demand; termination of a contract by a distributor; government regulations and other standards that impose operational and reporting requirements; the Company’s failure to comply with applicable environmental regulations; compliance with conflict minerals regulations; increase in the Company’s cost of doing business

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PROXY STATEMENT

as a result of having to comply with the codes of conduct of certain of the Company’s customers and suppliers; volatility of the Company’s effective tax rate; changes in tax laws and review by taxing authorities; taxation of the Company in other jurisdictions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s limited experience with government contracting; potential government investigations and inquiries; loss of the Company’s key personnel; risks associated with companies the Company has acquired in the past and may acquire in the future and the Company’s ability to successfully integrate acquired businesses and benefit from expected synergies; the Company may be required to recognize additional impairment charges; the Company may be adversely affected by new accounting pronouncements; the Company’s ability to generate cash to service its debt obligations; restrictive covenants in the Company’s credit agreement which may restrict its ability to pursue its business strategies; the Company’s reliance on certain critical information systems for the operation of its business; costs associated with the Company’s indemnification of certain customers, distributors and other parties; the Company’s share price could be subject to extreme price fluctuations; the impact on the Company’s common stock price if securities or industry analysts do not publish reports about the Company’s business or adversely change their recommendations regarding the Company’s common stock; anti-takeover provisions in the Company’s organizational documents could make an acquisition of the Company more difficult; the Company is subject to litigation risks which may be costly to defend. In light of the significant risks and uncertainties inherent in the forward-looking information included herein that may cause actual performance and results to differ materially from those predicted, any such forward-looking information should not be regarded as representations or guarantees by the Company of future performance or results, or that its objectives or plans will be achieved, or that any of its operating expectations or financial forecasts will be realized. Reported results should not be considered an indication of future performance. Investors are cautioned not to place undue reliance on any forward-looking information contained herein, which reflect management’s analysis only as of the date hereof. Except as required by law, the Company assumes no obligation to publicly release the results of any update or revision to any forward-looking statement that may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated or future events, or otherwise.

In addition to regarding forward-looking statements with caution, you should consider that the preparation of the consolidated financial statements requires us to draw conclusions and make interpretations, judgments, assumptions and estimates with respect to certain factual, legal, and accounting matters. Our consolidated financial statements might have been materially impacted if we had reached different conclusions or made different interpretations, judgments, assumptions or estimates.

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ELECTION OF DIRECTORS

(Proposal Number 1)

Nine directors are to be elected at the Annual Meeting, each to serve until the following annual meeting of stockholders or until a successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders. All of the nominees have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy card, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxies named in the proxy card will vote the shares for such other person, if any, as shall be designated by the Board.

✓	The Board recommends a vote FOR the election of each of the nominees listed below

Rockell N. Hankin

Age 70

Director since 1988

Chairman of the Board since 2006

Nominating & Governance Committee Chair

Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Chairman of the Board of the Kavli Foundation.

Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director’s Education Institute, UCLA’s Director Certification Program, the University of Maryland Directors’ Institute and various other corporate governance programs.

Qualifications: Mr. Hankin’s qualifications to serve as a member of the Board include his 28 years of experience as Director of the Company which we believe provides our Board with specific expertise and insight into our business, his experience as a former chairman or a former director of other public and private companies and his advisory and corporate governance expertise.

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ELECTION OF DIRECTORS (Proposal Number 1)

James P. Burra

Age 74

Director since 1991

Vice Chairman of the Board since 2007

Audit Committee

Nominating and Governance Committee

Chief Executive Officer and majority owner of Endural, LLC, a private company and manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of predecessors since 1989. Mr. Burra previously served as Chief Financial Officer of Intercole, Inc., a public multi-industry industrial products company and as a senior audit manager with Arthur Andersen & Co.

Former director of Earl Scheib, Inc. from 2007 to 2010, a former public company and operator of retail automobile paint and body shops. Former director of Hoover Group, Inc., former parent company of Endural LLC, from 1998 to 2006.

Qualifications: Mr. Burra’s qualifications to serve as a member of the Board include his 25 years of experience as Director of the Company, his senior executive management experience as a Chief Financial Officer as well as Chief Executive Officer, his experience in public company finance and accounting, and his experience as a director of other public companies.

Glen M. Antle

Age 78

Director since 2002

Compensation Committee

Retired executive. Acting Chief Executive Officer of Trident Microsystems, Inc., a former public company, from November 2006 to October 2007. Trident Microsystems is a semiconductor and related electronic components manufacturer. Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chief Executive Officer and Chairman of its Board of Directors from 1982 to 1988.

Director of Trident Microsystems, Inc. from 1992 to February 2010 and Chairman of the Board of Directors of Trident Microsystems, Inc. from November 2006 to November 2009.

Qualifications: Mr. Antle’s qualifications to serve as a member of the Board include his management experience with technology companies and his executive experience as a Chief Executive Officer, as well as his experience as a director and a Chairman of a former publicly-traded semiconductor company which we believe provides our Board with a valuable perspective and understanding of our business.

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ELECTION OF DIRECTORS (Proposal Number 1)

Bruce C. Edwards

Age 63

Director since 2006

Compensation Committee Chair

Chief Executive Officer of Palagon Partners, LLC, a business advisory group, since November 2007. Executive Chairman of Powerwave Technologies, Inc. (“Powerwave”), a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, from February 2005 through November 2007. Chief Executive Officer of Powerwave from February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc., a personal computer company, AMDAX Corporation, a manufacturer of radio frequency modems, and public accounting firm Arthur Andersen and Co.

Director of Lantronix, Inc., a public company and global supplier of smart M2M connectivity solutions since November 2012. Chairman of the Board of Emulex Corporation, a public company and global provider of advanced storage networking infrastructure solutions from February 2014 until May 2015 and director since May 2000. In May 2015 Emulex was acquired by Avago Technologies.

Qualifications: Mr. Edward’s qualifications to serve as a member of the Board include senior executive management, accounting and financial experience at publicly-traded technology companies which we believe provides our Board with valuable executive-level insights and his experience as a director of other public companies.

Ye Jane Li

Age 49

Director since 2016

Compensation Committee

Strategic Advisor, Diversis Capital, LLC, a private equity firm that invests in middle-market companies, since 2013. Chief Operating Officer, Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises from 2012 to 2015. Previously, General Manager at Huawei Symantec USA, Inc. from 2010 to 2012. Consultant in 2009 to The Gores Group, a private equity firm focusing on the technology sector. Executive Vice President and General Manager at Fujitsu Compound Semiconductor Inc. and its Joint Venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc., from 2004 to 2009. Prior to 2004, held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.

Director of Women in Cable TV and Telecommunications from 1998 to 2001, a non-profit organization promoting women’s leadership in Cable TV and Telecommunications industries.

Qualifications: Ms. Li’s qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies from telecommunication components and systems, to semiconductor to IT and datacenters representing a variety of market segments Semtech serves. Her background and experience also provides the board with invaluable insights into Asian markets, which are important strategic markets for us.

10  |  Semtech Corporation 2017 Proxy Statement

ELECTION OF DIRECTORS (Proposal Number 1)

James T. Lindstrom

Age 71

Director since 2002

Audit Committee Chair

Former Chief Operating Officer of Kilopass Technology, Inc., a semiconductor intellectual property company, from April 2015 through November 2016. Former Chief Financial Officer of Kilopass from January 2012 through November 2013. Chief Financial Officer of eSilicon Corporation from March 2005 to February 2011. eSilicon Corporation provides ASIC design, productization and manufacturing services to the semiconductor industry. Previously held executive financial positions at Trident Microsystems, Inc., ECAD, Inc., now Cadence Design Systems, C-Cube Microsystems, Inc., FormFactor, Inc., Silicon Perspective Corporation and Fairchild Camera and Instrument Corporation.

Qualifications: Mr. Lindstrom’s qualifications to serve as a member of the Board include his senior financial executive experience at public and private companies in the semiconductor industry and his experience as a director of a company in the semiconductor industry, which we believe provides our Board with a deep understanding of our industry and business.

Mohan R. Maheswaran

Age 53

Director since 2006

President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy from January 2001 to June 2001; by Allayer Communications, a communications integrated circuit startup acquired by Broadcom Corporation; and by IBM Microelectronics, Texas Instruments Incorporated, Hewlett-Packard Company and Nortel Communications.

Qualifications: Mr. Maheswaran’s qualifications to serve as a member of the Board include his years of senior executive, management, and development experience at analog semiconductor companies. Mr. Maheswaran’s current position as our President and Chief Executive Officer also brings to the Board knowledge of the day-to-day operations of the Company, which provides invaluable insight to our Board as it reviews the Company’s strategic and financial plans.

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ELECTION OF DIRECTORS (Proposal Number 1)

Carmelo J. Santoro

Age 75

Director since 2013

Compensation Committee

Retired, independent business consultant with Santoro Technology Associates, which provides general management, strategic planning, marketing and operations services for the computer hardware and software, semiconductor, disk drive, networking, technology services, biotechnology and financial services industries since 2003. Retired from Attensity Inc. in 2003 where he served as President and Chief Executive Officer since 2000. Previously held Chief Executive Officer and Chairman positions with Platinum Software Corporation and Silicon Systems, Inc. Dr. Santoro held other senior positions at RCA Corporation, American Microsystems Incorporated, and Motorola, Inc.

Director of NextTalk Inc., a private company that provides online communications solutions for the deaf since 2005. Has been a director of more than 28 public and private companies over the past 30 years including Ashton-Tate Corporation, AST Research, Inc., Seagate Technology PLC and Dallas Semiconductor Corp.

Qualifications: Dr. Santoro’s qualifications to serve as a member of the Board include his senior executive management experience in technology-related industries, and his experience as a director of private companies and multiple public companies, which we believe provides our Board with valuable board-level experience.

Sylvia Summers

Age 64

Director since 2013

Audit Committee

Nominating and Governance Committee

Chief Executive Officer, President and Director of Trident Microsystems, Inc., a company that delivers integrated circuits to the digital TV and set top box markets, from 2007 through 2011. Previously Executive Vice President and General Manager at Spansion Ltd. from 2003 to 2007 and Group Vice President at Cisco Systems, Inc. from 2001 to 2002.

Director of Headwaters, Inc. since January 2013, a public company providing products, technology and services to the heavy construction materials, light buildup product and energy industry. Director of Aristocrat Leisure Limited, a company listed on the Australian Stock Exchange and a leading provider of gaming solutions, since September 2016. Previously served as a director of public companies, including Alcatel-Lucent from 2015 to 2016, JNI Corporation from 2001 to 2003, Riverstone Networks Inc. from 2002 to 2006 and Gadzoox Networks, Inc. from 2001 to 2003 where she served on the audit and compensation committees.

Qualifications: Ms. Summers’ qualifications to serve as a member of the Board include her senior executive level experience in technology-related industries and experience as a director of several public companies, which we believe provides our Board with valuable executive-level insights and board-level experience.

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CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Core Values and Code of Conduct (“Code of Conduct”) that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company’s written “code of conduct” within the meaning of the Nasdaq Marketplace Rules applicable to companies whose stock is listed for trading on the NASDAQ Stock Market LLC (“NASDAQ”) and which constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, expresses the Company’s commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that all current directors, other than Mr. Maheswaran, are independent under applicable NASDAQ rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer and Chairman of the Board are separate positions under the Board’s current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority and a Board Review Policy, under which the Board reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board after the independent directors have met in executive session per the Board’s standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

Majority Voting and Director Resignation

The Company has adopted a majority voting policy for uncontested elections of the Board (elections where the only nominees are those recommended by the Board). In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at the annual or special meeting of the stockholders and entitled to vote in the election of directors, will tender a written offer to resign from the Board within five business days following the certification of the stockholder vote by the inspector of elections.

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the Board whether to accept it.

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CORPORATE GOVERNANCE

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.

The Board’s Role in Risk Oversight and Management

The Board actively oversees risk management of the Company. The Audit Committee serves as the focal point at the Board level for overseeing the Company’s overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

During our fiscal year 2017, the Company continued with enterprise risk assessment evaluations conducted with Audit Committee oversight and participation. The results of the fiscal year 2017 enterprise risk assessment update were reported first to the Audit Committee, and subsequently to the Board for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee and ensure fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment process.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the Board provides guidance as it deems necessary.

Specific Company management functions are responsible for day-to-day risk management. Our accounting, finance, legal, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

The Board believes that its grants of authority to the Chief Executive Officer and under the Board Review Policy for the Chief Executive Officer as noted above in “Board Leadership Structure” serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting process. The Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

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CORPORATE GOVERNANCE

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has adopted stock ownership guidelines (as described below in the section titled “Compensation Discussion and Analysis”) that, among other things, are intended to align the interests of stockholders, and the Company’s directors and officers. In keeping with the intent of the stock ownership guidelines, as well as for the purpose of clearly outlining the Company’s position on acceptable trading activity, the Company has incorporated prohibitions on various hedging activities within its stock trading guidelines, which guidelines apply to directors, officers and employees. The guidelines prohibit all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The guidelines also prohibit pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.

Risk Assessment of Compensation Programs

In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create such risks. We evaluated our executive program, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program’s elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We are satisfied that all compensation programs are structured with appropriate controls, objective measurement variables, review authorities and payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, “claw-back” rights and provisions in applicable executive compensation plans as discussed below in our “Compensation Discussion and Analysis” are additional safeguards that encourage executives to refrain from making risky decisions or taking actions that could harm the Company.

In particular, base salaries are fixed in amount and are, therefore, not susceptible to encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of compensation is offset and balanced by the Company’s use of long-term, multi-year incentive programs that are designed to align our executives’ interests with those of the Company’s stockholders. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company’s stock and the grant dates and vesting dates are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company’s stock.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee in accordance with that Committee’s charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis, including a formal annual performance review. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

Annual Board Evaluation

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee at least annually reviews, discusses and assesses

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CORPORATE GOVERNANCE

the performance and effectiveness of the Board and the individual directors and makes relevant recommendations to the Board. The Nominating and Governance Committee also considers the self-evaluations of each standing committee and evaluates the need for any restructuring of the committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In fiscal 2017, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole and the background and skills of each director. Each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter and reported to the Board on the results of its evaluation.

Transactions with Related Parties

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% stockholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

•	the size and materiality of the transaction and the amount of consideration payable to the related-person;

•	the nature of the interest of the related-person;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties on better terms;

•	whether there are business reasons to enter into the transaction; and

•	whether the transaction is fair to the Company.

Since February 1, 2016, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company’s annual meeting of stockholders. During the Company’s last fiscal year, the Board held seven regularly scheduled meetings and 24 committee meetings. Each of the then incumbent directors attended 75% or more of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which such director served, except for Glen Antle who attended 69% of such meetings. Mr. Antle would have attended more than 75% of the meetings, but illness caused him to miss three meetings. As is our practice, the independent directors met in an executive session without management present at several of these meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. All of our directors, except for Glen M. Antle, attended last year’s Annual Meeting, held in June 2016.

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CORPORATE GOVERNANCE

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors. Each director is required to participate, at the Company’s expense, in a minimum amount of director education during a given two-year period. A “two-year” period ends each even numbered fiscal year of the Company.

Committees

The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance
Rockell N. Hankin, Chairman of the Board			Chair
James P. Burra, Vice Chairman of the Board	✓		✓
Glen M. Antle		✓
Bruce C. Edwards		Chair
Ye Jane Li (1)		✓
James T. Lindstrom	Chair
Carmelo J. Santoro		✓
Sylvia Summers	✓		✓
Number of meetings during fiscal year 2017	10	8	6

(1)	Ms. Li joined the Board and became a member of the Compensation Committee, effective February 25, 2016.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members, is financially sophisticated as defined by NASDAQ rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee’s responsibilities are set forth in a written charter and include assisting the Board in overseeing the:

•	accounting and financial reporting processes of the Company;

•	Company’s internal audit function;

•	integrity of the Company’s financial statements and systems of internal controls and disclosure controls;

•	audits of the Company’s financial statements;

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CORPORATE GOVERNANCE

•	appointment, compensation, retention and work of the auditor;

•	Company’s financial risk; and

•	Company’s compliance with legal and regulatory requirements and the Company’s Code of Conduct.

The Audit Committee meets periodically with the Company’s independent registered public accounting firm outside the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company’s Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC’s Standards of Professional Conduct for Attorneys Appearing and Practicing before the Commission in the Representation of an Issuer. The Audit Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.

The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company’s independent registered public accounting firm, which is described below under the heading “Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading “Contacting The Board Of Directors.”

Compensation Committee

The Compensation Committee’s written charter requires that its members satisfy the independence requirements of NASDAQ and applicable law. From February 1, 2016 through January 29, 2017, the Compensation Committee consisted of four Board Members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

•	reviewing and approving goals and objectives for our Chief Executive Officer, and evaluating his performance against those goals and objectives;

•	determining (or recommending to the Board for determination) all elements of the Chief Executive Officer’s compensation and that of our other executive officers;

•	reviewing the Company’s management development programs and succession plans;

•	overseeing and periodically reviewing the operation of the Company’s incentive programs and benefit plans;

•	carrying out all responsibilities and functions assigned to it by the documents governing the Company’s incentive programs and benefit plans;

•	making and approving equity awards; and

•	reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company or one of our subsidiaries (“Non-Employee Directors”).

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Compensation Committee may also delegate to subcommittees such authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as defined in the “Compensation Discussion and Analysis” below), do not have any role in determining the form or amount of compensation paid to our executives. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

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CORPORATE GOVERNANCE

Nominating and Governance Committee

The Nominating and Governance Committee’s written charter charges it with assisting the Board by:

•	identifying and evaluating individuals qualified to become members of the Board;

•	recommending to the Board director nominees for election at each annual meeting and to fill vacancies on the Board;

•	making recommendations to the Board regarding the Board offices of Chair and Vice Chair, assignments to Board committees and committee chairs;

•	developing, overseeing the effectiveness of and recommending changes to the Company’s Corporate Governance Guidelines;

•	making other recommendations to the Board regarding corporate governance matters and nomination and evaluation matters relating to the directors;

•	overseeing the evaluation of the Board; and

•	taking such other actions within the scope of its charter as the Committee deems necessary or appropriate.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ rules. The Nominating and Governance Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.

Corporate Governance Materials

The following materials are available free of charge under the “Investors” page of the Company’s website at www.semtech.com or by sending a request for a paper copy to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012:

•	Bylaws

•	Code of Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Director Nominations Policy

•	Director Compensation Policy

•	Director Stock Ownership Guidelines

•	Executive Stock Ownership Guidelines

•	Related-Persons Transaction Policy

•	Board Committee Assignments

•	Stock Trading Guidelines

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CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company’s Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. The foregoing process is in accordance with the process adopted by a majority of the independent members of the Board, which includes procedures for collecting, organizing and otherwise handling such communications. Advertisements, solicitations or hostile communications will not be presented.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012.

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DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate’s background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

•	Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•	Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•	Integrity. All candidates must be individuals of personal integrity and ethical character.

•	Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•	Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•	Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of stockholders.

•	Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board. The Nominating and Governance Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender and ethnicity.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Company’s Secretary in accordance with the procedure for submitting stockholder nominations set forth under “Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee” and “Direct Nomination of a Director Candidate” below. Candidates (including those proposed by our stockholders) are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee.

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DIRECTOR NOMINATIONS

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) must be received no later than March 17, 2018; must otherwise be made in accordance with our Director Nominations Policy; and must include all information specified in that Policy. The Nominating and Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth in our Director Nominations Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Direct Nomination of a Director Candidate

Under the Company’s Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company’s 2018 Annual Meeting if notice of such nomination is not received by the Company by March 17, 2018. A stockholder making a director nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the following information:

(a)	as to each person whom the stockholder proposes to nominate for election as a director:

(i)	the name, age, business address, residence address and principal occupation or employment of the person,

(ii)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,

(iii)	a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

(b)	as to such stockholder giving notice:

(i)	the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

(ii)	a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice,

(iii)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

(iv)	any material interest of the stockholder in such business, and

(v)	any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

22  |  Semtech Corporation 2017 Proxy Statement

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year’s Proxy Statement

The Company must receive stockholder proposals for the 2018 Annual Meeting no later than January 5, 2018 in order to be considered for inclusion in the Company’s proxy materials. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements of Rule 14a-8 under the Exchange Act as to form and substance established by the SEC for such proposal to be included in the Company’s proxy statement. If we change the date of the 2018 Annual Meeting by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2018 Annual Meeting.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Under the Company’s Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act which are not intended to be included in next year’s Proxy Statement, will be considered untimely and ineligible to come properly before the Company’s 2018 Annual Meeting if notice of such proposal is not received by the Company by March 17, 2018. However, in the event that the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary of the prior year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which the Company publicly announces the date of such meeting. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in section (b) of “Direct Nomination of a Director Candidate” above.

Semtech Corporation 2017 Proxy Statement  |  23

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non-Employee Directors receive a cash retainer for their services on the Board, their committee service, and their role as Chair of the Board or any committee. Our Non-Employee Directors also receive equity-based compensation.

Cash Retainer Fees

During fiscal year 2017, the cash retainer fees payable to Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating and Governance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the chair of that committee. The Chair of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2017 were made from the 2013 Long-Term Equity Incentive Plan (the “2013 Plan”). Non-Employee Directors receive equity awards on the following terms:

Annual Stock Unit Awards. On each July 1, each non-employee director then in office will automatically be granted two awards of restricted stock units. The first award (the “Annual Non-Deferred RSU Award”) will be for a number of restricted stock units determined by dividing $60,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Non-Deferred RSU Award will vest in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Non-Deferred RSU Award will be paid in an equal number of shares of the Company’s common stock as soon as practicable following (and in all events within two and one-half months after) the earlier to occur of (1) the one-year anniversary of the date of grant, or (2) the non-employee director’s separation from service on the Board.

The second award of restricted stock units (the “Annual Deferred RSU Award”) will be for a number of restricted stock units determined by dividing $70,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each

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DIRECTOR COMPENSATION

Annual Deferred RSU Award will vest in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Deferred RSU Award will be paid in cash as soon as practicable following (and in all events within two and one-half months after) the non-employee director’s separation from service on the Board.

Outstanding and unvested Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards will accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, should the non-employee director’s service with the Company terminate due to any reason other than the director’s death or disability, with such pro-rata portion determined by multiplying (a) the total number of restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, by (b) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the date of the director’s termination of services, and the denominator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the first July 1 that occurs after the applicable grant date of the award. Any restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, that are not vested on the date of the non-employee director’s termination of service with the Company (after giving effect to any accelerated vesting as described above) will be forfeited upon the non-employee director’s termination of service as a director for any reason.

Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units subject to Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units that are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

Initial Equity Awards. For each non-employee director who is initially elected or appointed to the Board (and who was not an employee of the Company or one of its subsidiaries immediately prior to joining the Board), the Board will approve the grant to such non-employee director of a stock option (“Initial Stock Option Award”), an initial non-deferred restricted stock unit award (“Initial Non-Deferred RSU Award”), and an initial deferred restricted stock unit award (“Initial Deferred RSU Award”). However, if such a non-employee director is initially elected or appointed to the Board on a July 1, the Board will grant the non-employee director an Initial Stock Option Award, but the non-employee director will not receive an Initial Non-Deferred RSU Award or an Initial Deferred RSU Award (as the non-employee director would be entitled to an Annual Non-Deferred RSU Award and an Annual Deferred RSU Award by virtue of being in office on such July 1).

An Initial Stock Option Award will be an option to purchase a number of shares of the Company’s common stock such that the grant date fair value of such option (determined by using a Black-Scholes or similar valuation method based on the assumptions generally then used by the Company in valuing its options in its financial reporting) will be approximately $100,000. The per-share exercise price of an Initial Stock Option Award will equal the closing price (in regular trading) of a share of the Company’s common stock on the Nasdaq Stock Market on the date of grant (or as of the last trading day preceding such date if the date of grant is not a trading day). Each Initial Stock Option Award will be scheduled to vest in four (4) substantially equal annual installments, subject to the non-employee director’s continued service as a director through each vesting date, with the first installment vesting on the first anniversary of the applicable grant date. Each Initial Stock Option Award will, however, accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the option grant should the non-employee director’s service with the Company terminate due to any reason other than the director’s death or disability, with such

Semtech Corporation 2017 Proxy Statement  |  25

DIRECTOR COMPENSATION

pro-rata portion determined by multiplying (a) the total number of shares subject to the option grant by (b) a fraction (not greater than one), the numerator of which is the number of whole weeks between the date of the director’s termination of services and the applicable grant of the award, and the denominator of which is two hundred eight (208), and subtracting the number of shares subject to the options that were theretofore vested. The foregoing provisions are, in the case of an Initial Stock Option Award, subject to the terms and conditions of the applicable Award Agreement.

Initial Non-Deferred RSU Awards and Initial Deferred RSU Awards will have the same terms and conditions as the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards, respectively, last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board, except that the number of restricted stock units subject to each such initial award will be determined by dividing the applicable dollar amount set forth above for the applicable annual award by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day) of such initial award, multiplying that number of units by the Initial Fraction (as defined below), and rounding the number of units so produced down to the nearest whole unit. For clarity, the vesting dates of each such Initial Non-Deferred RSU Award and Initial Deferred RSU Award will also correspond with the vesting dates applicable to the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board. The Initial Fraction is the fraction (not greater than one) determined by dividing (1) the number of days in the period beginning with the date that the non-employee director is elected or appointed to the Board through and including the June 30 that coincides with or next follows that date, by (2) the number of calendar days in the calendar year that includes such June 30 (either 365 or 366).

DIRECTOR COMPENSATION – FISCAL YEAR 2017

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2017 for their services during that year. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under “Executive Compensation,” including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2017 (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Chairman Hankin	105,000	129,972	–	–	234,972
Vice Chairman Burra	60,000	129,972	–	–	189,972
Mr. Antle	55,000	129,972	–	–	184,972
Mr. Edwards	65,000	129,972	–	–	194,972
Ms. Li (3)	60,388	174,705	99,992	–	335,085
Mr. Lindstrom	65,000	129,972	–	–	194,972
Mr. Piotrowski (1)	13,750	–	–	–	13,750
Dr. Santoro	55,000	129,972	–	–	184,972
Ms. Summers	60,000	129,972	–	–	189,972

(1)	As disclosed in a Current Report on Form 8-K filed on August 18, 2015, John L. Piotrowski USAF (Ret.) notified the Board on August 12, 2015 that he would not seek re-election as a director at the Company’s 2016 Annual Meeting of Stockholders, but would continue serving as a director until the date of the Annual Meeting.

(2)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 23, 2017. The awards are valued as of the grant date disregarding any estimate of forfeitures related to

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DIRECTOR COMPENSATION

service-based vesting conditions. None of our Non-Employee Directors forfeited any Company equity awards in fiscal year 2017. On July 1, 2016, each Non-Employee Director then in office was awarded as his or her Annual Deferred RSU Award of 2,957 restricted stock units that settle in cash and as his or her Annual Non-Deferred RSU Award of 2,534 restricted stock units that settle in shares. The fair value of each such restricted stock unit on the grant date was $23.67 and the fair value of the awards on the grant date were $69,992 for each Annual Deferred RSU Award and $59,980 for each Annual Non-Deferred RSU Award.

(3)	In connection with her appointment to the Board on February 25, 2016, Ms. Li received awards consistent with the “Initial Equity Awards” described previously. On February 25, 2016 Ms. Li was awarded her Initial Stock Option Award of a stock option to purchase 19,349 shares of Company common stock with a grant-date fair value of $99,992. On February 25, 2016, Ms. Li was also awarded her Initial Deferred RSU Award of 1,302 restricted stock units that settle in cash and her Initial Non-Deferred RSU Award of 1,116 restricted stock units that settle in shares. The fair value of each such restricted stock unit award on the grant date was $18.50 and the fair value on the grant date was $24,087 for the Initial Deferred RSU Award and $20,646 for the Initial Non-Deferred RSU Award.

The following table presents the number of outstanding and unexercised option awards and number of outstanding stock units held by each of our Non-Employee Directors as of January 29, 2017:

Outstanding Awards at End of Fiscal Year 2017
	Director	Number of Shares Subject to Outstanding Option Awards at Fiscal Year End			Number of Outstanding Restricted Stock Units-Cash Settled At Fiscal Year End			Number of Outstanding Restricted Stock Units-Share Settled At Fiscal Year End
Name	Since	Vested	Unvested	Total	Vested	Unvested	Total	Vested	Unvested	Total
Chairman Hankin	1988	7,500	7,500	15,000	31,201	2,957	34,158	3,045	2,534	5,579
Vice Chairman Burra	1991	32,500	7,500	40,000	31,201	2,957	34,158	3,045	2,534	5,579
Director Antle	2002	32,500	7,500	40,000	31,201	2,957	34,158	3,045	2,534	5,579
Director Edwards	2006	32,500	7,500	40,000	31,201	2,957	34,158	3,045	2,534	5,579
Director Li	2016	–	19,349	19,349	1,302	2,957	4,259	1,116	2,534	3,650
Director Lindstrom	2002	32,500	7,500	40,000	31,201	2,957	34,158	3,045	2,534	5,579
Director Piotrowski (1)	2002	40,000	–	40,000	–	31,201	31,201	3,045	–	3,045
Director Santoro	2013	27,500	12,500	40,000	8,175	2,957	11,132	3,045	2,534	5,579
Director Summers	2013	27,500	12,500	40,000	8,175	2,957	11,132	3,045	2,534	5,579

(1)	As disclosed in a Current Report on Form 8-K filed on August 18, 2015, John L. Piotrowski USAF (Ret.) notified the Board on August 12, 2015 that he would not seek re-election as a director at the Company’s 2016 Annual Meeting of Stockholders, but would continue serving as a director until the date of the Annual Meeting.

Semtech Corporation 2017 Proxy Statement  |  27

BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company’s common stock beneficially owned as of April 21, 2017, the record date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs (as defined herein) and all directors and executive officers as a group. Unless otherwise noted, all information regarding stockholders who are not directors or officers of the Company is based on the Company’s review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2016, unless otherwise noted below. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company’s knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% (6)
BlackRock Inc. (1) 55 East 52nd Street, New York, NY 10055	7,853,608	12.0
FMR LLC (2) 245 Summer Street, Boston, MA 02210	6,587,634	10.0
The Vanguard Group, Inc. (3) 100 Vanguard Blvd., Malvern, PA 19355	5,684,448	8.7
Waddell & Reed Financial, Inc. (4) 6300 Lamar Ave., Overland Park, KS 66202	5,456,247	8.3
Rockell N. Hankin, Chairman of the Board	167,440	*
James P. Burra, Vice Chairman of the Board (5)	73,545	*
Glen M. Antle, Director	35,545	*
Bruce C. Edwards, Director (5)	47,545	*
Ye Jane Li, Director	5,953	*
James T. Lindstrom, Director	52,500	*
Carmelo J. Santoro, Director	35,545	*
Sylvia Summers, Director	35,545	*
Mohan R. Maheswaran, Director, President and Chief Executive Officer	414,457	*
Emeka N. Chukwu, Executive Vice President and Chief Financial Officer	135,776	*
Charles B. Ammann, Executive Vice President, General Counsel and Secretary	45,154	*
Gary M. Beauchamp, Executive Vice President and General Manager, Signal Integrity Products Group,	52,565	*
James J. Kim, Senior Vice President, Worldwide Sales	87,100	*
All Current Directors and Executive Officers as a group (19 persons including those named above) (7)	1,472,048	2.2

*	Less than 1%

(1)

As reported in Amendment No. 8 to Schedule 13G filed on January 17, 2017 by BlackRock Inc., BlackRock Inc. reported sole voting power with respect to 7,686,506 shares and sole dispositive power with respect to 7,853,608 shares, as the parent company of the following subsidiaries which hold the shares: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset

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BENEFICIAL OWNERSHIP OF SECURITIES

Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Japan Co Ltd.

(2)	As reported in Amendment No. 4 to Schedule 13G filed on March 10, 2017 by FMR LLC reporting beneficial ownership as of February 28, 2017. FMR LLC reported sole voting power over 117,499 shares and no shared voting power and sole dispositive power of 6,587,634 shares and no shared dispositive power. The Schedule 13G lists the identity of each relevant entity that beneficially owns 5% or greater of the outstanding shares of the security class being reported on the Schedule 13G as follows: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Hong Kong) Limited, FMR Co., Inc., and Strategic Advisers, Inc. Abigail P. Johnson is Director, Chairman, and the CEO of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). The Schedule 13G states that the filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).

(3)	As reported in Amendment No. 4 to Schedule 13G filed February 13, 2017 by The Vanguard Group. The Vanguard Group reported sole voting power over 128,621 shares, shared voting power over 9,200 shares, sole dispositive power over 5,549,927 shares and shared dispositive power over 134,521 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 125,321 of the shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 12,500 shares as a result of its serving as investment manager of Australian investment offerings.

(4)	As reported in Amendment No. 3 to Schedule 13G filed February 14, 2017 by IICO, WDR, WRIMCO, WRI and WRFSI, all as defined below. Waddell & Reed Financial, Inc. (“WDR”) reported indirect sole voting and dispositive power over 5,456,247 shares. WRFSI and WRI reported indirect sole voting and dispositive power over 2,258,400 shares and WRIMCO reported direct sole voting and dispositive power over 2,258,400 shares. IICO reported direct sole voting and dispositive power over 3,197,847 shares. The securities reported are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of WDR or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities covered by the statement under Rule 13d-3 of the Exchange Act. IICO, WRIMCO, WRI, WRFSI and WDR are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act. Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to WRIMCO and IICO.

(5)	The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (46,045 shares) and Mr. Edwards (15,045 shares). Other shares reported under “All Directors and Executive Officers as a group” may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(6)	The ownership percentage is based on 65,683,072 shares outstanding as of April 21, 2017 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual. No named individual holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of April 21, 2017 through the exercise of stock options.

(7)	No shares of common stock held by a director, director nominee or officer have been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

Semtech Corporation 2017 Proxy Statement  |  29

EXECUTIVE OFFICERS

Name	Age as of April 21, 2017	Position
Mohan R. Maheswaran	53	President and Chief Executive Officer
Emeka N. Chukwu	54	Executive Vice President and Chief Financial Officer
Charles B. Ammann	62	Executive Vice President, General Counsel and Secretary
Gary M. Beauchamp	57	Executive Vice President and General Manager, Signal Integrity Products Group
Simon A. Brown	49	Vice President and General Manager, Power and High-Reliability Products Group
Mark C. Costello	48	Vice President and General Manager, Protection Products Group
Sharon K. Faltemier	61	Senior Vice President, Human Resources
James J. Kim	60	Senior Vice President, Worldwide Sales
Marc P. Pegulu	43	Vice President and General Manager, Wireless and Sensing Products Group
Asaf Silberstein	47	Senior Vice President, Worldwide Operations and Information Technology
J. Michael Wilson	61	Executive Vice President, Quality and Reliability

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications integrated circuit startup company acquired by Broadcom Corporation; IBM Microelectronics; Texas Instruments Incorporated; Hewlett-Packard Company and Nortel Communications.

Mr. Chukwu has been our Executive Vice President and Chief Financial Officer since February 2014. Prior to his promotion, he was Senior Vice President and Chief Financial Officer since August 2011. He previously served as the Company’s Vice President and Chief Financial Officer from November 2006. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position at Intersil was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation’s business units and worldwide operations. He served as the Controller of Intersil’s Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Ammann joined the Company in January 2014 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Ammann served as the Executive Vice President, General Counsel and Secretary of publicly-traded United Online, Inc. where he had been since August 2006. Before working for United Online, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary of publicly-traded TV Guide, Inc. from 1999 until its acquisition by Gemstar International Group Limited, at which time Mr. Ammann’s responsibilities expanded as Senior Vice President and Deputy General Counsel of the combined Gemstar-TV Guide International entity. From 1996 to 1999, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary, and oversaw the administrative operations, of publicly-traded United Video Satellite Group, Inc. From 1990 to 1996, Mr. Ammann held the position of Vice President of Administration and General Counsel of Flint Industries, Inc., a privately-owned conglomerate based in Tulsa, Oklahoma. Upon graduating from law school, Mr. Ammann was an attorney at the law firm Gable & Gotwals, from 1980 to 1990, and was a partner for his last five years with that firm.

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EXECUTIVE OFFICERS

Mr. Beauchamp has been our Executive Vice President and General Manager, Signal Integrity Products Group since February 2014. Prior to his promotion, he was Senior Vice President and General Manager, Signal Integrity Products Group. Mr. Beauchamp was appointed Senior Vice President and General Manager of the Gennum Products Group in March 2012, following Semtech’s acquisition of Gennum Corporation and held that title until December 2013. Mr. Beauchamp’s group provides high-performance analog solutions to the video broadcast, video surveillance, and data communications markets. Prior to his role at Semtech, Mr. Beauchamp was Senior Vice President and General Manager, Mixed Signal and Optical Products, for Gennum Corporation, which he joined in 2000. Between 1990 and 2000, Mr. Beauchamp held several management positions at COM DEV International.

Mr. Brown was promoted to Vice President and General Manager of the Power and High-Reliability Products Group in September 2015. Prior to his promotion, he was Vice President and General Manager of the High-Reliability Products Group since July 2014. Mr. Brown was Vice President, Test & Product Engineering from November 2009 to July 2014, and prior to that, held various other management positions within the Power Management and Communications Products Groups. Mr. Brown joined Semtech in 2000 and was part of the Communications Products Group located in the United Kingdom. After four years, he joined the Power Products Group and relocated to Semtech’s headquarters office in Camarillo, California. Prior to Semtech, Mr. Brown worked for Credence Corporation and Philips Semiconductors.

Mr. Costello has been our Vice President and General Manager of the Protection Products Group since March 2015. He held the position of Vice President of Engineering for Protection Products from June 2013. Prior to this appointment, he held the position of Director of Product Development. He joined the Company in 1996 and held several engineering and operations positions including Plant Manager for the Semtech Corpus Christi wafer fabrication plant and Operations Manager during the transition to fabless manufacturing. Prior to joining the Company, he developed advanced materials for optical and electronic applications at GEC-Marconi’s research laboratories in Caswell, England.

Ms. Faltemier has been our Senior Vice President, Human Resources since February 2014. Ms. Faltemier joined the Company in January 2013 and was appointed Vice President, Human Resources. Prior to Semtech, she served as Senior Vice President, Human Resources for DTS, Inc., a consumer electronics licensing company from 2006 to 2012. Prior to DTS she was Sr. Vice President, Human Resources for Capstone Turbine Corporation from 2003 to 2006. Her more than 30 years of experience in the human resources field and business operations includes positions with Tyco International Ltd., Proctor & Gamble Corporation, Northrop Grumman Corporation and Boeing Company.

Mr. Kim became Senior Vice President of Worldwide Sales in November 2009. Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. Pegulu has been our Vice President and General Manager of the Wireless and Sensing Products Group since June 2015. He held the position of Vice President of Wireless and Sensing Products from June 2014. Prior to this appointment, he held the position of Director of Marketing and Applications. Mr. Pegulu joined the Company in March 2006 and was involved in several key technology initiatives, including LoRa Wireless and Software Defined Modem technologies. Prior to joining the Company, he held positions in chips and systems development at Thomson CSF, Thales, ATMEL, and DibCom in France and China.

Mr. Silberstein is Senior Vice President, Worldwide Operations and Information Technology. His role was expanded in November 2016 to include the area of Information Technology. Mr. Silberstein was promoted to Senior Vice President, Worldwide Operations in February 2013. He became Vice President, Worldwide Operations in March 2011. Prior to that, Mr. Silberstein was Vice President, Operations, a position he held

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EXECUTIVE OFFICERS

since he joined the Company in December 2010. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi Corporation (“Microsemi”) as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at Powerdsine, Israel, when Powerdsine was acquired by Microsemi. He has also previously served in various positions at 3Com and ECI Telecom.

Mr. Wilson has been our Executive Vice President, Quality and Reliability since February 2013. Prior to his promotion, Mr. Wilson was Senior Vice President, Quality and Reliability, a position he held since November 2011. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years of experience in the semiconductor industry in a broad range of technical and management positions.

There are no family relationships between or among any of our executive officers or directors.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the SEC Forms 3, 4 and 5 and amendments thereto received by the Company, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 29, 2017, our officers, directors and beneficial holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act.

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COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for services rendered during fiscal year 2017. These individuals are listed in the table below and are referred to as our “Named Executive Officers,” or “NEOs,” in this Proxy Statement.

Name	Title
Mohan R. Maheswaran	President and Chief Executive Officer (“CEO”)
Emeka N. Chukwu	Executive Vice President and Chief Financial Officer (“CFO”)
Charles B. Ammann	Executive Vice President, General Counsel and Secretary
Gary M. Beauchamp	Executive Vice President and General Manager, Signal Integrity Products Group
James J. Kim	Senior Vice President, Worldwide Sales

FISCAL YEAR 2017 PERFORMANCE

The Company’s board of directors and the management team entered fiscal year 2017 with high expectations that several favorable trends in existing and new growth markets along with a modest recovery by one of our larger customers would contribute to fiscal year 2017 returning to strong financial performance and increased total shareholder return (“TSR”). Consequently, the Company’s annual operating plan for fiscal year 2017, which formed the basis for the Company’s fiscal year 2017 annual incentive plan as described below, reflected a significant increase in both net revenues and non-GAAP operating income (as defined below) over fiscal year 2016 levels. Actual net revenue and non-GAAP operating income performance, however, exceeded that aggressive plan. In addition, the Company saw a significant increase in its stock price and TSR during fiscal year 2017.

In fiscal year 2017, favorable infrastructure spending trends led by hyper-scale datacenter build outs and the emergence of the fast growing Internet of Things (“IoT”) market delivered strong demand momentum throughout the year. In addition, the smartphone segment in Asia, including China and Korea, contributed to a stronger year for the Company’s high-end consumer business. All four of our product groups – Signal Integrity, Wireless and Sensing, Protection, and Power and High-Reliability — saw increases in net sales in fiscal year 2017. During the fiscal year, the Company remained focused on our core businesses while divesting nonstrategic assets including our former Snowbush IP business and our timing synchronization business. At the same time, the Company continued to invest in disruptive analog/mixed signal platforms in selected target markets. Focused investments included ongoing investment in; a) signal integrity platforms that support up to 100 Gbps and emerging 400 Gbps applications targeted at datacenter and 10Gbps passive optical networking (“PON”) applications, b) wireless and sensing platforms targeted at IoT and proximity sensing applications, c) wireless charging platforms targeted at industrial and wearable applications, and d) protection platforms targeted at high-end consumer applications and a broad range of industrial and communications applications. The Company also executed on a number of strategic minority investments which we believe will help position the Company for future growth in its target market segments. Specifically, several strategic minority investments were made in support of the Company’s LoRa® wireless RF technology which saw net revenue nearly double from fiscal year 2016. Membership in the LoRa Alliance™ more than doubled from the end of fiscal year 2016 and now exceeds 450 members worldwide, and LoRaWAN network trials were announced or in the process of deployment during fiscal year 2017 in more than 50 countries.

With continuing momentum coming off fiscal year 2017 from our product groups in several of the industry’s faster growing markets including IoT, hyper-scale datacenters and mobile devices, the Board believes the Company is well positioned for a successful fiscal year 2018 and increased shareholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY OF FISCAL YEAR 2017 NAMED EXECUTIVE OFFICER COMPENSATION

Our fiscal year 2017 compensation policies and payouts reflect our overarching philosophy of pay-for-performance. Among the more significant aspects and results of our executive programs for our NEOs in fiscal year 2017 are the following, each of which is discussed in more detail below in this Compensation Discussion and Analysis (“CD&A”):

•	We continued to emphasize a strong pay-for-performance culture through the design of the compensation programs for our Named Executive Officers. A majority of the target compensation opportunity provided to our executives is awarded in the form of at-risk incentives for which the realized value varies based on our operating and/or share price performance. In addition, our incentive programs incorporate aggressive goals that measure both short and long term performance as well as, in the case of the bonus plan applicable to our CEO, performance relative to a peer group.

•	Because of our emphasis on performance-based and long-term compensation for our NEOs, their total compensation reported in the Summary Compensation Table is not equal to the compensation that they realized during each fiscal year. In fiscal 2017, despite our strong operating performance and improved financial results, performance share awards tied to our performance from fiscal 2015 through fiscal 2017 were forfeited with no payment due to our failure to achieve threshold levels of revenue and operating income. In addition, stock options that vested during the year were underwater as of their respective vesting dates. As a result, the 2017 compensation actually “realized” by our NEOs (calculated as discussed under “Realized Compensation” below) was significantly less than the 2017 total compensation reported in the Summary Compensation Table. Please see the discussion under “Realized Compensation” below.

•	The Company’s fiscal year 2017 performance exceeded the targeted levels under our 2017 annual cash incentive (bonus) programs for our NEOs. Accordingly, and consistent with our pay-for-performance philosophy, fiscal year 2017 annual cash incentives for our NEOs were paid above their targeted levels. On a percentage basis, three of our NEOs (Messrs. Ammann, Chukwu, and Kim) received 102% of their target bonus for fiscal year 2017 and one NEO (Mr. Beauchamp) received 125%. As described in further detail below, the Company’s CEO, Mr. Maheswaran, received 160% of his targeted bonus for fiscal year 2017 which is his maximum bonus of two times his base salary.

REALIZED COMPENSATION

In evaluating our NEOs’ compensation, we believe it is important to understand not only the potential value of incentive awards at the time they are granted, but also the value actually realized by the executives from their awards. The Realized Compensation Table below supplements the Summary Compensation Table that appears on page 63 and shows the compensation actually realized in fiscal year 2017 by each NEO. The primary difference between the Realized Compensation Table and the Summary Compensation Table is the method used to value stock options and stock awards. Securities and Exchange Commission (“SEC”) rules require that the grant date fair value of all stock options and stock awards be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relates to stock options and stock awards that have not vested, a substantial portion of which are subject to performance-based vesting requirements in addition to time-based vesting requirements, and for which the value is therefore uncertain (and which may end up having no value at all, such as with our performance-based restricted stock unit awards granted in fiscal years 2013, 2014 and 2015 for the three-year performance periods ending in fiscal years 2015, 2016 and 2017, respectively, which were forfeited in their entirety). In contrast, the Realized Compensation Table below includes only those stock options and stock awards held by the NEOs that vested during fiscal year 2017 (including those granted in prior years) and shows the value of those awards as of the applicable vesting date. As shown in the Realized Compensation Table below, our CEO’s total realized compensation calculated in this manner was $3,410,734 for fiscal year 2017, which is $1,415,750 less than his fiscal year 2017 total compensation as calculated for purposes of the Summary Compensation Table.

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COMPENSATION DISCUSSION AND ANALYSIS

Realized Compensation Table – Fiscal Year 2017

Name	Fiscal Year	Salary ($)	Option Awards ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Realized Compensation ($)	Difference Between Total Realized Compensation and Total Compensation as Reported in Summary Compensation Table ($)
Mohan R. Maheswaran President and Chief Executive Officer	2017	$598,769	$0	$1,486,649	$1,200,000	$125,316	$3,410,734	$(1,415,750)
Emeka N. Chukwu Executive Vice President and Chief Financial Officer	2017	$375,000	$0	$299,922	$306,000	$76,442	$1,057,365	$(1,085,961)
Charles B. Ammann Executive Vice President, General Counsel and Secretary	2017	$359,077	$0	$239,761	$293,760	$81,548	$974,146	$(509,061)
Gary M. Beauchamp Executive Vice President and General Manager, Signal Integrity Products Group	2017	$310,069	$0	$487,701	$302,193	$25,446	$1,125,408	$(523,468)
James J. Kim Senior Vice President, Worldwide Sales	2017	$325,000	$0	$240,289	$265,200	$57,290	$887,779	$(1,110,574)

(1)	The dollar amounts shown in this column above for stock options are determined by multiplying (1) the number of shares of the Company’s common stock subject to the Company’s stock options granted to the Named Executive Officers (including grants from prior years) that vested during fiscal year 2017 by (2) the difference between the per-share closing price of the Company’s common stock on the vesting date and the exercise price of the option.

(2)	The dollar amounts shown in this column above for stock awards are determined by multiplying the number of shares of the Company’s common stock subject to the awards that were granted by the Company to the Named Executive Officer (including grants from prior years) that vested during fiscal year 2017 the per-share closing price of the Company’s common stock on the vesting date.

This information is supplemental to, and should be read in connection with, the Summary Compensation Table that appears on page 63.

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COMPENSATION DISCUSSION AND ANALYSIS

BEST PRACTICES

We also believe that stockholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓       No Minimum Payouts. We do not have minimum payment levels under our Executive Bonus Plan, our CEO Bonus Plan or for our performance-based equity awards.

✓       Long-Term Equity Incentives. All of our equity incentive awards have multi-year vesting and/or performance requirements.

✓       No Material Perks. We do not provide significant perquisites.

✓       No Tax Gross-Ups. We do not pay taxes on our executives’ behalf through “gross-up” payments (including excise tax gross-up payments in connection with a change in control transaction).

✓       Executive Change in Control Retention Plan Has No Single-Trigger Benefits. Our Executive Change in Control Retention Plan has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits are triggered automatically by any change in control).

✓       No Re-Pricing of Stock Options. We prohibit re-pricing of “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without stockholder approval.

✓       Executives Subject to Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines, under which the executives are targeted to acquire and maintain a specified level of equity ownership in the Company. The CEO’s targeted level of ownership is five times his annual base salary, while our other NEOs’ targeted level of ownership is two times their annual base salary. Certain restricted stock units granted by us will not be paid, even though vested, until six months after the executive has ceased to be employed by the Company to help ensure compliance with these guidelines.

✓       Equity Award Holding Period Requirements. We amended our stock ownership guidelines in August 2016 to include equity award holding period requirements. If an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016.

✓       Clawback Policy. The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

✓        Anti-Hedging Policy. Our Stock Trading Guidelines prohibit our officers and directors from engaging in hedging transactions in relation to the Company’s stock or equity awards.

✓        Anti-Pledging Policy. Our Stock Trading Guidelines prohibit our officers and directors from pledging any Company stock that they own.

✓        Stockholder Engagement. We seek annual stockholder feedback on our executive compensation program.

✓        Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 NONBINDING ADVISORY VOTE RESULTS

The Company’s stockholders are provided with an opportunity to cast an annual non-binding advisory vote on the Company’s executive compensation program through a say-on-pay proposal. At the Company’s Annual Meeting of Stockholders held in June 2016, approximately 87% of the votes cast approved the executive compensation for our NEOs as described in our Proxy Statement for that Annual Meeting. As part of its normal process, the Compensation Committee reached out to certain Company stockholders in fiscal year 2016 to seek feedback on the Company’s executive compensation program. The Compensation Committee took this feedback into account, and will continue to reach out to and engage with certain of the Company’s stockholders to seek their feedback or to review their voting guidelines and to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs. After consideration of the feedback received in fiscal year 2016 along with the positive results from the non-binding advisory vote on the Company’s executive compensation program at the June 2016 Annual Meeting of Stockholders, the Compensation Committee determined that the Company’s executive compensation policies for fiscal year 2017 would be similar to those in effect for fiscal year 2016, with a significant emphasis on performance and alignment with stockholder interests.

During fiscal year 2017, the Compensation Committee continued to reach out to some of our stockholders as it was evaluating changes to the Company’s performance-based long term incentive plan. After discussion among its members and with the assistance of its independent compensation consultant, the Compensation Committee revised the equity incentive award program for our NEOs for fiscal year 2018 as described under “Changes in Equity Incentive Award Program for Fiscal Year 2018” below.

OUR GUIDING COMPENSATION PRINCIPLES

Core Philosophy

Our Compensation Committee believes that Company growth, financial performance, and increasing stockholder value depend to a significant degree on our ability to structure a compensation program that enables us to: (1) align the interests of our executives with the interests of our stockholders; (2) hold our executives accountable for performance, with appropriate performance-based rewards earned in return for superior performance and the risk of reduced or no payment or vesting for those awards if performance falls short of targeted levels; and (3) attract, retain, and motivate qualified and high-performing executives.

Core Components of Compensation and Compensation Levels

To achieve our executive compensation objectives, we have three primary components to our compensation program: (1) base salary; (2) annual cash incentive opportunities; and (3) long-term equity incentive awards. In setting specific base salary, target annual cash incentive and equity award levels for each NEO, the Compensation Committee considers and assesses, among other factors it may consider relevant, the following:

•	The compensation levels at our peer group of companies for comparable positions;

•	Various subjective factors relating to the individual recipient – the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Company executives; and

•	For equity awards, the executive’s historical total compensation, including prior equity grants, tenure with the Company, the number and value of unvested shares and the timing of vesting of those awards, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of non-GAAP operating income, and the potential dilutive effect such grants may have on existing stockholders.

The Compensation Committee gives no single factor any specific weight. Except as otherwise noted below, the Compensation Committee does not target our executives’ compensation levels and elements of our executive

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COMPENSATION DISCUSSION AND ANALYSIS

compensation program to a specific market or peer group level. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and stockholder interests.

Note that the Compensation Committee assesses executive compensation developments at companies in our peer group, and in the market generally, and has the right to change our executive compensation philosophy, components, levels, and structure from time to time as it may determine are in the best interests of the Company and our stockholders.

The base salary for executive officers, which establishes a fixed amount of annual compensation that provides a level of economic security and stability from year to year, is set on an individual basis by the Compensation Committee.

For the annual cash incentive plan, the Compensation Committee sets a target annual cash incentive potential for each executive expressed as a percentage of base salary. The Committee also sets what it believes to be aggressive annual business plan goals for the cash incentive plan. Those processes are described later in this CD&A. The approach of the Committee is to set business plan goals such that, in its judgment, achievement of those goals will result in the Company generally outperforming its peer group of companies. Because the Compensation Committee believes the goals established for the annual bonus plan are rigorous and will be achieved only if the Company performs at a high level, the Compensation Committee sets the target opportunity for the annual cash incentive plan above the median for comparable positions in our peer group to provide appropriate incentives for strong performance. Consistent with this approach, annual cash incentives for our NEOs generally paid out at substantially less than the targeted levels for fiscal years 2015 and 2016, and paid out at greater than the targeted levels for fiscal year 2017. Also, as explained in more detail below, even if the Company achieved 100% of the target level of the key financial goal, the program only pays 80% for that portion of the target annual cash incentive. An NEO would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of plan.

It is our policy that more than half of the total direct compensation for our executives should come from future compensation opportunities delivered through our long-term equity incentive plan. As used in this CD&A, “total direct compensation” refers to the combination of the base salary, annual cash incentive, and the grant date fair value of equity awards granted to an executive as determined for purposes of the Company’s financial reporting. We use a combination of stock options, time-based restricted stock units, and performance-based restricted stock units (subject to both time- and performance-based vesting requirements) under our long-term incentive plan. Through the combination of (1) the inherently performance-based nature of stock options (the value of which depends on future appreciation in our stock price), (2) the multi-year vesting of time-based restricted stock units (the ultimate value of which depends on our stock price), and (3) the multi-year performance requirements for the performance-based restricted stock units (the ultimate value of which also depends on our stock price in addition to the time- and performance-based vesting conditions), the compensation actually delivered to our executives from the long-term incentive plan depends directly on our stock price. We believe these factors align the interests of our executives with those of our stockholders. The combination of the awards under our long-term equity incentive plan with each executive’s annual cash incentive opportunity results in a significant portion of our NEO’s total direct compensation being performance-based and/or dependent on our stock price.

Our philosophy in establishing our executive compensation program is to balance short-term performance incentives (provided by the annual cash incentive plan) with long-term performance incentives (provided by the equity awards). We also look to balance the use of (1) absolute performance metrics versus relative performance metrics evaluated against selected peers, and (2) formula-based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee. The Compensation Committee assesses the cost of executive compensation relative to Company net revenue and non-GAAP operating income (non-GAAP operating income, as considered by the Compensation Committee in this context, is defined below).

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. Performance goals may include non-GAAP operating income, net revenue growth, earnings per share (“EPS”) and other financial and operational metrics, both on an absolute basis or relative to our group of peer companies. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive’s ability to develop subordinates, and how each executive’s efforts contribute to enhancing the Company’s relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve our stockholders’ interests.

Role of Management, Consultants and Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee. The Compensation Committee provides regular updates to the Board of Directors regarding its decisions.

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provides evaluations for other executive officers (including our NEOs, other than himself); and

•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions (other than regarding himself).

Our CFO evaluates the financial implications of the Company’s compensation programs. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the NEOs.

Role of Committee Advisors

The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third-party proxy advisory services used by many institutional investors. During the majority of fiscal year 2017, the Compensation Committee engaged the services of Mercer (US), Inc. (“Mercer”) as an independent executive compensation advisor.

During fiscal 2017, Mercer provided support on the following matters:

•	the review and analysis of the compensation for our executive officers, including our CEO and the other Named Executive Officers;

•	the research, development, and review of our compensation and CEO Bonus peer groups;

•	the determination of payouts under our performance share program and CEO bonus plan; and,

•	advised the Compensation Committee on trends in compensation plans, compensation governance, and relevant regulatory matters.

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COMPENSATION DISCUSSION AND ANALYSIS

In August 2016, the Compensation Committee ended its engagement with Mercer and engaged Compensia, Inc. (“Compensia”) as its independent executive compensation advisor. Compensia supported the Compensation Committee on matters relating to the Committee’s assessment of the competitiveness of our executive compensation program, including the identification of companies in our compensation peer group and the design of our executive long-term incentive program.

Neither Mercer nor Compensia provided the Compensation Committee or the Company with any additional services or products during fiscal year 2017 beyond the services to the Compensation Committee described in this CD&A.

The decisions to engage Mercer and Compensia were made by the Compensation Committee. The Compensation Committee has reviewed the other services and, after consideration of such services and other factors prescribed by the Securities and Exchange Commission for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and both Mercer and Compensia, and the Compensation Committee believes that both Mercer and Compensia are independent. In reaching this determination, the Company considered the following factors, all of which were confirmed by Mercer and Compensia:

•	Mercer and Compensia and its affiliates provided no services to the Company, other than services for or at the direction of the Compensation Committee, during fiscal year 2017;

•	The aggregate amount of fees paid or payable by the Company to Mercer and Compensia and its affiliates for fiscal year 2017 represented less than 1% of total revenue for Mercer and Compensia and its affiliates for fiscal year 2017;

•	Mercer and Compensia have established global business standards to manage potential conflicts of interest for executive compensation consulting services, which policies and procedures were provided to the Company;

•	There are no business or personal relationships between our Mercer and Compensia executive compensation advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer and Compensia as described above, or (2) work performed by Mercer and Compensia for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer and Compensia executive compensation advisors do not own stock in the Company; and

•	There are no business or personal relationships between our Mercer and Compensia executive compensation advisors, Mercer and Compensia, or other Mercer and Compensia affiliates and any executive officer of the Company other than in respect of the services provided to the Company as described above.

Role of Peer Companies

The Compensation Committee considers various factors and criteria when determining annual salary, target annual cash incentive levels and target annual long-term incentive award values for executives, including survey data and compensation practices at selected peer companies. The applicable group of peer companies is selected annually for use as the comparative pool by the Compensation Committee during the course of the fiscal year. As noted above, the Compensation Committee also relies on peer company data as gathered, and analyses of that data prepared by our compensation consultants. The peer company information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry-comparable companies compensate their executives in applicable compensation elements, and in determining how the Company’s compensation packages compare to industry and market-competitive amounts. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment and retention of executives by the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

In selecting our fiscal year 2017 peer group companies, the Compensation Committee focused on companies that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed-signal semiconductors and integrated circuits. Additionally, the Compensation Committee generally sought to limit the group of peer companies to those that have annual revenue between 50% and 200% of the Company’s annual revenue. The Compensation Committee selected the following companies as the peer group of companies for purposes of its fiscal year 2017 executive compensation determinations (collectively, the “Peer Group”): Alpha and Omega Semiconductor Limited; Cavium, Inc.; Cirrus Logic, Inc.; Diodes Incorporated; Integrated Device Technology; Intersil Corporation; IXYS Corporation; Lattice Semiconductor Corporation; Linear Technology Corporation; Microsemi Corporation; Monolithic Power Systems, Inc.; Power Integrations, Inc.; and Silicon Laboratories Inc.

Given the selection criteria described above, the Peer Group for fiscal year 2017 was modified as follows:

•	Companies removed: Atmel Corporation (acquired by Microchip Technology Incorporated), Fairchild Semiconductor International, Inc. (acquired by ON Semiconductor Corporation), Integrated Silicon Solution, Inc. (acquired by Uphill Investment Co.), Micrel, Incorporated (acquired by Microchip Technology Incorporated), and PMC-Sierra, Inc. (acquired by Microsemi Corporation).

•	Companies added: Cavium, Inc. and Lattice Semiconductor Corporation

SUMMARY OF OUR CURRENT EXECUTIVE COMPENSATION PROGRAMS

Named Executive Officer Compensation

The following table presents the key elements of our executive compensation programs:

Key Elements of Compensation
Element	Purpose	Characteristics
Annual salary	To attract and retain qualified executives.	Provide a stable source of income and be competitive with the applicable market.
Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals.
Long-term multi-year equity incentives	To align interests of executives with stockholders; to reward performance over time based on stock price; and to provide an additional retention incentive through multi-year vesting schedules.	Performance-based awards make up a significant component; the amount realized (i.e., the value ultimately received by the recipient) depends on the achievement of performance goals and/or is directly tied to our stock price performance.
Other compensation and benefits	Provide competitive and customary benefits (e.g., health insurance, life insurance, 401(k) retirement plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the core elements on the basis of the element’s usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a significant proportion of total compensation should consist of (1) variable, performance-based components, such as annual cash incentives, which can increase

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or decrease to reflect changes in corporate and individual performance on an annual basis, and (2) equity compensation, which is structured to reinforce and encourage management’s commitment to enhancing profitability and stockholder value over the long-term.

For fiscal year 2017, total compensation (based on the compensation amounts reported in the Summary Compensation Table) for the Company’s NEOs was distributed as follows:

Annual Salary

Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed appropriate at any time to help ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. In setting base salary levels for our NEOs, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and prior changes to the executive’s compensation. For newly-hired executives, the Compensation Committee also considers the executive’s compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment. In February 2016, the Compensation Committee approved salary increases for three of our NEOs as detailed below:

Named Executive Officer	FY16 Annual Salary	FY17 Annual Salary	Percent Increase (FY17 vs. FY16)
Mr. Maheswaran	$580,000	$600,000	3.4%
Mr. Chukwu	$375,000	$375,000	0.0%
Mr. Ammann	$345,000	$360,000	4.3%
Mr. Beauchamp (1)	$279,109	$312,099	11.8%
Mr. Kim	$325,000	$325,000	0.0%

(1)	Mr. Beauchamp’s annual base pay is converted from Canadian dollars (CAD) to U.S. dollars (USD) using a conversion rate of 1CAD = USD 0.76012 which was the CAD to USD conversion rate as of January 29, 2017.

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Executive Bonus Plan

Annual cash incentive awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Annual cash incentive goal setting is done as part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company’s fiscal year Annual Business Plan (“ABP”), which is reviewed and approved by the Board at its first regular meeting in the applicable fiscal year.

Following adoption of the fiscal year ABP, the Compensation Committee, in consultation with the Board, selects one or more specific Company and business unit objectives consistent with the ABP that are determined by the Compensation Committee to be key for the growth and success of the Company in the applicable fiscal year and beyond. The objectives are selected so that, in the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections, superior performance will be required to achieve the objectives. The selected goals are then incorporated into the annual cash incentive plan for the CEO, and business unit objectives selected as the basis for the annual cash incentive plan for the other executive officers. This approach results in having consistent financial performance targets apply for annual cash incentive purposes from the senior executive level to the middle management and functional professional employees serving the Company. The annual cash incentive plans are adopted and approved by the Compensation Committee at its first regular meeting in the applicable fiscal year in concert with adoption of the ABP.

The ABP financial goals to be used for annual cash incentive purposes are established on a non-GAAP basis. As used in this Proxy Statement, “non-GAAP operating income” means our operating income, adjusted to exclude from the applicable financial measure, as reported for purposes of our financial statements, items such as share-based compensation, restructuring, integration, transaction and other acquisition-related expenses, intangible amortization and impairments, and other items which would not otherwise have been incurred by the Company in the normal course of the Company’s business operations or are not reflective of the Company’s core results over time. The Compensation Committee believes that the excluded items do not reflect the primary operating performance of the Company. The Company reports the exclusions reflected in the calculation of non-GAAP amounts each quarter when it publicly reports its earnings.

Each executive has a target annual cash incentive potential that is set as a percentage of annual base salary. That target annual cash incentive is set by the Compensation Committee for each executive officer position after considering the factors noted above under “Core Components of Compensation and Compensation Levels” and the target annual cash incentive levels of comparable positions among our Peer Group. There is no specific weighting applied to any of these factors in setting the target annual cash incentive levels and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment. For fiscal year 2017, the target annual cash incentive opportunities were generally above the median for comparable positions within our Peer Group but were balanced by targeted financial goals that the Compensation Committee believed would be difficult to obtain, such that the annual cash incentive opportunity would motivate and pay for superior performance. As evidence of the Compensation Committee’s goal-setting process, the financial goals established by the Compensation Committee for these purposes for fiscal year 2017 exceeded plan at 112% and paid out at 114%. The 2017 plan was established to pay out at 100% when 105% of plan was achieved. As noted earlier, however, annual cash incentives for our NEOs generally paid out at substantially less than the targeted levels for fiscal years 2015 and 2016.

Executive Bonus Plan (excluding CEO)

Our NEOs (other than our CEO) participate in an annual cash incentive program (referred to herein as the “Executive Bonus Plan”). The Executive Bonus Plan provides each executive with an opportunity to earn an annual cash incentive based on the Company’s performance in relation to certain pre-established annual financial goals as well as the executive’s individual performance.

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For fiscal year 2017, the target annual cash incentive potential (expressed as a percentage of base salary) for each of our NEOs (other than our CEO) was as follows:

Named Executive Officer	Target Annual Cash Incentive as Percentage of Base Salary
Mr. Chukwu Executive Vice President and Chief Financial Officer	80%
Mr. Ammann Executive Vice President, General Counsel and Secretary	80%
Mr. Beauchamp Executive Vice President and General Manager, Signal Integrity Products Group	80%
Mr. Kim Senior Vice President, Worldwide Sales	80%

Target annual cash incentive amounts were the same as in fiscal year 2017 for Messrs. Chukwu and Beauchamp. The target annual cash incentive amounts for Messrs. Ammann and Kim were increased from 75% of base salary in fiscal year 2016 to 80% of base salary in fiscal year 2017. The Compensation Committee made these changes to bring their respective target annual cash incentive in line with target annual cash incentive for executive and senior vice president positions, respectively, at the Company.

Under the Executive Bonus Plan, each executive’s target annual cash incentive for fiscal year 2017 was scored in two parts. Fifty percent (50%) of the target annual cash incentive potential was based on the Company’s attainment of a key financial goal for the fiscal year (the “Company Performance Portion”) as set by the Compensation Committee at the start of the fiscal year. The remaining fifty percent (50%) of the executive’s target annual cash incentive potential was based on the executive’s individual performance for the fiscal year (the “Individual Performance Portion”). The Compensation Committee believes this allocation between Company and individual performance creates an appropriate balance between achieving short term (one year) financial objectives and longer term infrastructure and product expansion goals. In particular, during fiscal year 2017 considerable time was devoted by the NEOs towards further development of the Company’s LoRa technologies and support of LoRaWAN network deployments, including growth in the membership of the LoRa™ Alliance. Focused investment also was placed on the development of signal integrity products that support up to 100 Gbps and emerging 400 Gbps applications targeted at datacenter and 10Gbps passive optical networking (“PON”) applications, wireless charging platforms targeted at industrial and wearable applications, wireless and sensing platforms targeted at Internet of Things (IoT) and proximity sensing applications, and protection platforms targeted at high-end consumer applications and a broad range of communications applications. The Compensation Committee believes that allocating 50% of the annual target incentive for the NEOs (other than the CEO) to the individual performance component provides it with the flexibility to incentivize and reward achievements that promote the long-term growth and success of the Company.

Additionally, the Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment.

Company Performance Portion of Fiscal Year 2017 Executive Bonus Plan (excluding CEO)

As described above, the financial goals are established by the Compensation Committee at the start of the applicable fiscal year. For our fiscal year 2017, the key financial performance goal established by the Compensation Committee was non-GAAP operating income. The Compensation Committee believes non-GAAP operating income is currently the best measure of the Company’s core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters. The Compensation Committee further believes that non-GAAP operating income, as the metric used for the fiscal year financial performance goal, focuses performance on the parallel objectives of increasing revenue and controlling operating expenses.

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The target set for fiscal year 2017 non-GAAP operating income was $110,600,000 which was more than 70% higher than our non-GAAP operating income achieved for fiscal year 2016 as taken into account in determining fiscal year 2016 bonuses for the NEOs. In the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections at the time it established this goal, superior performance would be required to achieve the goal. The Compensation Committee also established a scoring matrix to determine the percentage of the Company Performance Portion payable based on actual 2017 non-GAAP operating income performance against the fiscal year 2017 goal of $110,600,000 as follows:

(1)	Non-GAAP operating income less than 80% of the target level: pay none of the Company Performance Portion

(2)	Non-GAAP operating income at 80% of the target level: pay 50% for the Company Performance Portion

(3)	Non-GAAP operating income at 90% of the target level: pay 60% for the Company Performance Portion

(4)	Non-GAAP operating income at 100% of the target level: pay 80% for the Company Performance Portion

(5)	Non-GAAP operating income at 105% of the target level: pay 100% for the Company Performance Portion

(6)	Non-GAAP operating income at 130% of the target level or above: pay 150% for the Company Performance Portion

Our fiscal year 2017 non-GAAP operating income of $124,203,000 was 112% of the $110,600,000 goal for the year. Based on this result and the matrix above, the Compensation Committee determined that 114% of the Company Performance Portion would be paid.

Individual Performance Portion of Fiscal Year 2017 Executive Bonus Plan (excluding CEO)

For each executive’s Individual Performance Portion of the Executive Bonus Plan, the Compensation Committee receives and considers the CEO’s subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any one factor. Matters evaluated include:

(1)	Performance of the business unit or department the executive is responsible for managing.

(2)	The executive’s contributions to achievement of the Company’s financial and operational goals and strategic objectives.

(3)	The ability of the executive to lead and develop key subordinates.

(4)	Related individualized and function-specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 200% of the target for the Individual Performance Portion as recommended by the CEO (for NEOs other than himself) and approved by the Compensation Committee.

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The Individual Performance Portion for each NEO reflects the Compensation Committee’s assessment of the performance of the department or business unit the executive is responsible for, the executive’s individual performance as assessed by the CEO, and the executive’s contributions to the Company’s overall operating performance. The following NEO achievements in fiscal year 2017 were highlighted in the Compensation Committee’s determinations:

NAMED EXECUTIVE OFFICER	KEY ACCOMPLISHMENTS
Mr. Chukwu	Key accomplishments: Successfully managed the transition to a new auditing firm, completed the SAP implementation, and executed on a number of complex transactions including the Snowbush IP business divestiture and the investment in MultiPhy Ltd.
Mr. Ammann	Key accomplishments: Successfully managed highly-complex legal and intellectual property issues associated with LoRa technology, the LoRa Alliance and LoRa-related contracts, and executed on a number of very complex transactions or contracts including the Snowbush IP business divestiture, the investment in MultiPhy Ltd., the strategic agreement with Comcast and other strategic minority investments.
Mr. Beauchamp	Key accomplishments: Oversaw year-over-year growth of the Signal Integrity Products Group, achieving record net revenues driven by record CDR and record PMD net revenues, and managed the Company’s key strategic relationship with MultiPhy Ltd.
Mr. Kim	Key accomplishments: Enabled the Company to return to growth by focusing on selling more complex platforms such as LoRa and working with service providers and ecosystem partners.

After consideration of the factors and accomplishments described above, the Committee approved the following individual performance factors: Mr. Chukwu – 90%; Mr. Ammann – 90%; Mr. Beauchamp – 135%; and Mr. Kim – 90%. Mr. Beauchamp’s percentage was larger than the percentage set for the other executives because the Compensation Committee considered the record net revenue year for the Signal Integrity Products Group in fiscal year 2017, the success of the Group’s Clock Data Recovery (CDR) and Physical Media Devices (PMD) platforms, including progress toward the introduction of a high-performance, single-lamda, 100Gbps PAM4 platform, and the leadership position of the Group’s platforms in the Optical connectivity market to be particularly important in assessing individual contributions for the year.

Total Fiscal Year 2017 Executive Bonus Plan Payments (excluding CEO)

The combination of the Company Performance Portion and the Individual Performance Portion for each NEO resulted in the following annual cash incentive payments to the NEOs for fiscal year 2017 under the Executive Bonus Plan. The Compensation Committee did not exercise any discretion to adjust final payment amounts once they had been determined based on the Company and Individual Performance Portions.

NAMED EXECUTIVE OFFICER	TARGET BONUS	ACHIEVED BONUS
Mr. Chukwu	$300,000	$306,000
Mr. Ammann	$288,000	$293,760
Mr. Beauchamp	$242,726	$302,193
Mr. Kim	$260,000	$265,200

CEO Bonus Plan

The Company maintains an annual cash incentive plan for our CEO (the “CEO Bonus Plan”). The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Plan. Under the CEO Bonus Plan, the CEO has a target annual cash incentive potential expressed as a percentage of base salary, which the CEO is eligible to receive based on the achievement of certain absolute and relative financial goals and on the Board’s assessment of the CEO’s overall performance. The CEO Bonus Plan

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provides that, depending on performance, the CEO’s annual cash incentive payout in any year may range from 0% to 200% of the CEO’s annual base salary level. For fiscal year 2017, the target annual cash incentive for Mr. Maheswaran was 125% of his annual base salary, which was the same target annual cash incentive percent that had been in effect for him in fiscal year 2016.

The CEO Bonus Plan contained four weighted factors: (1) non-GAAP Operating Income Performance; (2) Net Revenue Growth (year-over-year); (3) Earnings Per Share (“EPS”) Growth and Net Revenue Growth as compared to the “CEO Bonus Peers” (defined below); and (4) the evaluation of the CEO’s individual performance by the Board of Directors. These factors and their weighting are described below:

•	Non-GAAP Operating Income Performance – 25% of the CEO’s annual cash incentive was based on the Company’s attainment of non-GAAP operating income goals ($110,600,000, which was more than 70% higher than our non-GAAP operating income achieved for fiscal year 2016 as taken into account in determining the fiscal year 2016 bonus for the CEO). This portion of the CEO Bonus Plan used the same non-GAAP operating income target as under the Company Performance Portion of the Executive Bonus Plan as discussed above. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment.

Non-GAAP Operating Income as a Percentage of the Target	Percentage of Attainment
Below 85% of the target	0%
85% of the target	50%
95% of the target	70%
100% of the target	100%
120% of the target	140%
130% of the target	150%
150% of the target or better	200%

•	Net Revenue Growth – 25% of the CEO’s annual cash incentive was based on net revenue growth goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% or less than 0%):

Attainment Percentage	=	100% multiplied by	(Fiscal year 2017 Net Revenue minus prior fiscal year 2016 Net Revenue) (Net Revenue from the 2017 Annual Business Plan minus prior fiscal year 2016 Net Revenue)

•	EPS and Net Revenue Growth compared to CEO Bonus Peers – 20% of the CEO’s annual cash incentive was based on the Company’s achievements in net revenue growth and EPS growth, as measured relative to such growth at the following companies (collectively, the “CEO Bonus Peers”), which were selected and established as the CEO Bonus Peers by the Compensation Committee at the start of fiscal year 2017:

Analog Devices, Inc.; Integrated Device Technology, Inc.; Intersil Corporation; IXYS Corporation; Linear Technology Corporation; Maxim Integrated Products, Inc.; Microsemi Corporation; Monolithic Power Systems, Inc.; ON Semiconductor Corporation; Power Integrations, Inc.; Silicon Laboratories, Inc. and Texas Instruments Incorporated.

For each CEO Bonus Peer, EPS growth and Net Revenue growth were measured by comparing that company’s performance levels for the company’s fiscal year that ends with or during the Company’s 2017 fiscal year against the company’s performance levels for its immediately preceding fiscal year, in each case as reflected in its reported financial information.

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The Compensation Committee determined that it was appropriate to use a different set of companies for CEO Bonus Plan purposes as compared to the Peer Group used generally for compensation comparisons identified above. These fiscal year 2017 CEO Bonus Peers were specifically selected for use to measure our CEO’s performance based on similarities to the Company in terms of industry focus, business unit product lines, business characteristics, and status as a competitor of the Company in whole or in material part. Since this group of companies was used to measure performance as described above and not as a reference point to establish actual compensation levels, the Compensation Committee did not feel it necessary or appropriate to limit the group of companies considered based on the size of the company. The selected group of companies establishes an industry-representative set of directly competitive companies, and the Compensation Committee believes that comparison to and measurement against the performance of the CEO Bonus Peers provides a meaningful performance incentive to Mr. Maheswaran.

Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment. As indicated in the chart, if the Company did not achieve the threshold 50th percentile level for either the EPS growth metric or the Net Revenue growth metric, no payout would be made for this component.

Net Revenue Growth Relative to CEO Bonus Peers	Earnings Per Share Growth Relative to CEO Bonus Peers	Percentage of Attainment
Below 50th percentile	Below 50th percentile	0%
Below 50th percentile	50th percentile or better	50%
50th percentile or better	Below 50th percentile	50%
At or above 50th percentile but below 75th percentile	At or above 50th percentile but below 75th percentile	100%
75th percentile or better	At or above 50th percentile but below 75th percentile	150%
At or above 50th percentile but below 75th percentile	75th percentile or better	150%
75th percentile or better	75th percentile or better	200%

•	Board of Directors CEO Performance Evaluation – 30% of the CEO’s annual cash incentive is based on the assessment by the Board (excluding the CEO) of the CEO’s overall performance and leadership. The Board evaluates the CEO’s individual performance in five major categories:

1.	Strategy – including establishment of, and attainment in relation to, annual and longer-range strategic objectives.

2.	Operations – including overall operational effectiveness and results, measured in part by factors such as effectiveness in research and development spending, costs of quality, and revenue per employee metrics.

3.	Finance and Human Capital – including overall quality, transparency and accuracy of financial reporting both external and to the Board, and overall employee morale, retention rates, and motivation.

4.	Board Relations – including overall level, frequency, availability, and materiality of interactions with and reports to the Board of Directors in his capacity as CEO.

5.	Stockholder Relations and Value – including analyst, investor, and overall market assessment of the Company as an industry leader and high quality investment.

Evaluation of the CEO’s individual performance by the Board involves, by its nature, subjective judgments made in good faith, in considering factors that are included in and relevant to the major categories noted above. The Board considers all of these factors to be equally weighted in making its evaluation.

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The Chairman of the Board provides the summarized results of this annual evaluation to the Compensation Committee. The Compensation Committee considers the evaluation report and establishes an award from 0% to 200% of the target attributable to this factor.

As noted above for the Executive Bonus Plan, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment to the CEO.

Fiscal Year 2017 CEO Bonus Plan Targets and Results

Non GAAP Operating Income Performance – The non-GAAP operating income goal and scoring matrix for the CEO Bonus Plan are the same as that set forth for the Executive Bonus Plan described above under “Executive Bonus Plan – Company Performance Portion of Fiscal Year 2017 Executive Bonus Plan (excluding CEO).” For fiscal year 2017, the non-GAAP operating income goal was set at $110,600,000 as a part of the ABP process. This goal was more than 70% higher than our non-GAAP operating income achieved for fiscal year 2016 and taken into account under our fiscal year 2016 CEO Bonus Plan ($79,600,000). At the time the fiscal year 2017 non-GAAP operating income goal was set, the Compensation Committee’s judgment was that this goal would be difficult to achieve. For fiscal year 2017, the non-GAAP operating income achieved was $124,203,000, resulting in a 125% payout for this portion of the CEO Bonus Plan.

Net Revenue Growth (Year-over-Year) – The net revenue goal established by the Board in the fiscal year 2017 ABP was $521,000,000, which reflected revenue growth of $30,000,000 or 6.1% above actual 2016 net revenue. The Compensation Committee believed that, in the general economic environment at the time the net revenue growth goal was being established, with the global business forecasts available to us, achieving that specified level of net revenue would be challenging yet achievable. The net revenue taken into account under the CEO Bonus Plan for fiscal year 2017 was $549,668,000 (which included an adjustment of $5.4 million of share-based compensation associated with the issuance of a warrant to Comcast), resulting in a 196% payout for this portion of the CEO Bonus Plan.

Performance Relative to CEO Bonus Peers based on EPS Growth and Net Revenue Growth – This portion of the CEO Bonus Plan is based on a combination of comparative net revenue growth and EPS growth. The Company’s EPS growth for the full fiscal year 2017 was an increase of 61.6% year-over-year. This EPS performance exceeded the performance of all of the CEO Bonus Peers. The Company’s net revenue for the full fiscal year 2017 was an increase of 11% year-over-year. This net revenue growth performance was at the 81st percentile of the CEO Bonus Peers. The combined performance on net revenue growth and EPS growth resulted in a 200% payout for this portion of the CEO Bonus Plan.

Board of Directors CEO Individual Performance Evaluation – In addition to considering financial results, the Board also evaluated the CEO’s performance for fiscal year 2017 in the five individual performance categories noted above. Specifically, the Board considered the Company’s achievements realized in fiscal year 2017 under the CEO’s leadership including the further development of the LoRa technologies, the growth in membership of the LoRa Alliance and the global acceleration of trial LoRa networks and deployments, and the growth in the number of announced LoRa networks remained a key focus for the CEO. The Board considered the CEO’s performance in this regard to be superior, as the LoRa Alliance grew to over 450 companies during fiscal year 2017 (which significantly exceeded the Company’s expectations) and as LoRa networks were announced or initiated in more than 50 countries worldwide. Other key achievements under the leadership of the CEO included the further development of signal integrity products that support up to 100 Gbps applications, and wireless charging and protection product lines. The Board believes these and other achievements in fiscal year 2017 well-position the Company to take advantage of some of the industry’s fastest-growing markets including Internet of Things (IoT), datacenter and associated markets, passive optical networking (PON), 4G/LTE wireless base stations, high-end consumer devices, and emerging automotive infotainment markets. The Board also reviewed the development of the newer members to the Company’s senior management team under the CEO’s leadership and, again, found the CEO’s performance to be superior in this regard. The Committee also considered the Board’s comments and input on the performance of the CEO in the five major

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categories discussed above. Taking these items into account, the Compensation Committee established an individual performance factor of 160% for this portion of the CEO Bonus Plan, which was then adjusted downward so that Mr. Maheswaran’s total payout under the CEO Bonus Plan would not exceed the CEO Bonus Plan payment cap of 200% of Mr. Maheswaran’s fiscal year 2017 base salary level approved by the Compensation Committee in February 2016.

CEO Annual Cash Incentive Payment for Fiscal Year 2017

Based on the established goals and the results described above, for fiscal year 2017, Mr. Maheswaran received a total payout under the CEO Bonus Plan of $1,200,000, equal to approximately 160% of his target annual cash incentive amount and 200% of his fiscal year 2017 base salary level approved by the Compensation Committee in February 2016.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of the Company’s stockholders, motivate executives to create and sustain value in the Company over a longer term than annual cash incentives (which are typically paid on a short-term, or annual, basis), and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price. The equity award vehicles used in fiscal year 2017 were:

•	time-based restricted stock unit awards

•	performance-based restricted stock units

•	stock options

•	restricted stock units granted to help our executives satisfy our executive stock ownership guidelines

All equity incentive awards have some multi-year vesting or measurement period component. Generally, the periods are three or four years. This multi-year element serves as a significant “holding period” in terms of requiring the executive to retain the underlying equity interest until some future date following the grant date of the award. The Compensation Committee believes that the inclusion of this vesting period component further aligns the long-term interests of the executive with the long-term interests of the Company’s stockholders and functions as a retention incentive for the executive.

In granting equity awards, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and the value of such awards in comparison to awards to comparable executives within our Peer Group. There is no specific weighting applied to any of these factors and the process ultimately relies on the Compensation Committee’s judgment. The grant-date value of equity-based incentives granted to our NEOs during fiscal year 2017, while determined on an individual basis, was generally positioned above the median for comparable positions within our Peer Group. The Compensation Committee believed that positioning these values to generally be above the median for comparable positions for the Peer Group was balanced by the performance-based restricted stock units having targeted goals that the Compensation Committee believed would be difficult to obtain. For example, and as previously noted, all of the performance-based restricted stock unit awards granted by the Company in fiscal years 2013, 2014 and 2015 for the three-year performance periods ending in fiscal years 2015, 2016 and 2017, respectively, were forfeited with no payment.

For fiscal year 2017, the Compensation Committee determined that a balance of time-based restricted stock units, performance-based restricted stock units, and stock options provided the best incentive to executives to responsibly create growth in stockholder value and to provide complimentary motivations for performance as well as retention. In addition, the Compensation Committee believed that this mix of awards was consistent with our performance-based philosophy as a substantial portion of each NEO’s total annual equity awards was performance-based through stock options (which have value only if the Company’s stock price appreciates) and performance-based restricted stock units.

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COMPENSATION DISCUSSION AND ANALYSIS

For the performance-based restricted stock units, the Compensation Committee sets goals that are intended to be challenging and attainable only if the Company performs at a high level during the performance period. The rigor of these goals is evidenced by the fact that the performance-based restricted stock unit awards granted to the NEOs in fiscal years 2013, 2014 and 2015 for the three-year performance periods ending in fiscal years 2015, 2016 and 2017, respectively, were forfeited entirely with no payment because the applicable goals were not achieved.

Restricted Stock Unit Awards

Our restricted stock unit awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee’s discretion, the payment of cash for each unit in an amount equal to the fair market value of our common stock. The Compensation Committee believes that grants of time-based vesting restricted stock unit awards (“Time-Based Units”) are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders, since our grants of restricted stock unit awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock unit award can go up or down depending on the changes to our stock price over time. While restricted stock unit awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. We also believe that actions or business decisions carrying risks that might reduce our stock price are discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. In addition, the Time-Based Units serve as a retention incentive over the multi-year vesting period. Time-Based Units granted to our NEOs vest annually over three years from the date of grant, subject to the executive’s continued employment with the Company.

Performance-Based Restricted Stock Units

Restricted stock units that are subject to both time- and performance-based vesting requirements (“Performance-Based Units”) provide an incentive for longer-term performance, with the actual payout to the executive depending both on achieving specified financial performance goals over a three-year period and on the change in the Company’s stock price over that period. Because Performance-Based Units are also subject to time-based vesting requirements, they also serve as a retention incentive over the multi-year vesting period.

Performance-Based Units granted in fiscal year 2017 vest only upon achievement of certain goals related to cumulative net revenue and cumulative operating income achieved over an applicable three-year fiscal year performance period and measured on a non-GAAP basis. These performance measurements were selected because the Compensation Committee believes that long-term net revenue and non-GAAP operating income are key drivers to building stockholder value over the long-term. The awards are weighted 50% for net revenue and 50% for non-GAAP operating income. The cumulative three-year net revenue and non-GAAP operating income goals are set in advance of the applicable three-year performance period, and are set at levels that the Compensation Committee believes at the time of award will be challenging to attain based on then available business intelligence, forecasts and projections. The Compensation Committee believes that this structure functions as a tool to motivate our executives to focus on sustained and increasing long-term multi-year revenue and income growth. As noted above, the applicable three-year goals are set based on factors and assumptions made as of the time of award. Because the goals for the entire three-year period covered by an award are set at the time the award is granted and are not changed during the performance period, the targeted performance levels for a particular fiscal year may differ depending on the year in which the related award was granted. For example, in granting an award in fiscal year 2015 with three years of performance targets, the Compensation Committee established a targeted level of performance for fiscal year 2017 that was incorporated into the cumulative three-year performance target for that award. In subsequently granting an award in fiscal year 2016 with three years of performance targets, the Compensation Committee had flexibility to establish a different target level of performance for fiscal year 2017 (which may have been higher or lower than the target incorporated into the fiscal year 2015

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award, taking into account its assessment of changes in the Company, the market, and general business conditions during 2015) for purposes of determining the cumulative three-year performance target for the fiscal year 2016 award.

The number of Performance-Based Units subject to an award that are eligible to vest will range from 0% to 200% of the original target number of units subject to the award, depending on the actual net revenue and non-GAAP operating income generated by the Company compared to target levels in the given three fiscal year performance period applicable to the award. If the applicable performance goals are met, one-half of any vested Performance-Based Units will be payable in an equal number of shares of the Company’s common stock, and the remaining half will be payable in cash, based on the closing price of the Company’s common stock on the last day of the performance period. Performance-Based Units granted to our NEOs vest on the last day of the applicable three-year performance period, subject to the Company’s attainment of the applicable performance goals and the executive’s continued employment with the Company.

Stock Options

The Compensation Committee included stock options in the mix of equity awards granted in fiscal year 2017 because stock options deliver no actual compensation to an executive unless there is an increase in the stock price above the exercise price of the option as set on the grant date of the option award (which is equal to the closing price of the Company’s common stock on the applicable grant date). Stock option awards that vest over time (multiple-year vesting schedules) serve to align the interests of the executive with the interests of the Company’s stockholders in growing the stock price of the Company, as the options will only have value if the fair market value of the Company’s stock appreciates above the exercise price of the options, and provide a retention incentive over the vesting period. Generally, stock option grants to our NEOs vest annually over a three-year period measured from the date of grant and in all events will terminate six years from the date of grant, subject to earlier termination in connection with a termination of the executive’s employment.

Fiscal Year 2017 Annual Equity Incentive Awards

In fiscal year 2017, the Compensation Committee granted our NEOs annual stock options, Time-Based Units and Performance-Based Units covering, in the aggregate, the number of shares of our common stock set forth in the following table. As noted above, the Compensation Committee believed that this mix of awards was consistent with our performance-based philosophy as a substantial portion of each NEO’s total annual equity awards was performance-based through stock options (which have value only if the Company’s stock price appreciates) and Performance-Based Units.

Executive	Stock Options	Time- Based Units	Performance-Based Restricted Stock Units
Mr. Maheswaran	90,000	83,000	58,000
Mr. Chukwu	15,000	55,000	20,000
Mr. Ammann	10,000	21,000	15,000
Mr. Beauchamp	15,000	30,000	20,000
Mr. Kim	15,000	55,000	18,000

In considering the proposed fiscal year 2017 annual incentive awards for our NEOs, the Compensation Committee, after review and discussion with our CEO, decided to grant a higher number of Time-Based Units to Messrs. Chukwu and Kim in recognition of their long service to the Company, strong efforts in positioning the Company for success in fiscal year 2017 through the completion of several key internal infrastructure projects and the development of new and expanded sales capabilities, as well as recognition of several peer companies’ compensation practices and for retention purposes. Accordingly, the Time Based Unit grants for Mr. Chukwu and Mr. Kim were higher than the awards for the other NEOs (other than for our CEO) for fiscal 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Vesting of 2015-2017 Performance-Based Restricted Stock Unit Awards

The three-year fiscal period ending with completion of our fiscal year 2017 (fiscal years 2015-2017) completed the performance measurement period applicable to Performance-Based Unit awards granted to our executive officers at the beginning of our fiscal year 2015. The fiscal year 2015 through fiscal year 2017 cumulative net revenue and non-GAAP operating income performance, compared against the targets that were set at the time those awards were issued, resulted in vesting of the awards at 0% of the original target level. The cumulative net revenue target for fiscal year 2015 through fiscal year 2017 for purposes of the awards was $1,960,000,000 and our actual net revenue achieved for this period was $1,595,300,000. The cumulative non-GAAP operating income target for fiscal year 2015 through fiscal year 2017 was $531,000,000, and our actual non-GAAP operating income for this period was $338,600,000. As a result, the entire Performance-Based Unit awards were forfeited with no payment.

The following matrix reflects the payout level (the unshaded boxes, as a percentage of the target number of units subject to the award) established for the awards, with the payout level determined based on the Company’s actual cumulative net revenue and actual cumulative non-GAAP operating income for fiscal years 2015-2017 (the shaded areas in the chart).

2015-2017 Performance-Based Restricted Stock Unit Award: Payout Matrix

		Operating Income (3-year Cumulative)
		<$372MM (70%)	$372MM (70%)	$425MM (80%)	$478MM (90%)	$531MM (100%)	$584MM (110%)	$637MM (120%)	>=$690MM (130%)
Net Revenue (3-Year Cumulative)	>=$2,352MM (120%)	0%	100%	110%	115%	120%	145%	175%	200%
	$2,156MM (110%)	0%	90%	100%	105%	110%	130%	160%	180%
	$1,960MM (100%)	0%	80%	90%	95%	100%	120%	140%	160%
	$1,764MM (90%)	0%	70%	80%	85%	90%	110%	125%	140%
	$1,568MM (80%)	0%	50%	60%	70%	80%	90%	105%	120%
	<$1,568MM (80%)	0%	0%	20%	35%	50%	65%	80%	100%

The applicable targets were set at the start of fiscal year 2015 based on assumptions made at the time of grant of the award. No adjustment, revision, or other discretionary remedy was applied at any time during the three fiscal year measurement period to override the end result of the actual three-year Company performance. The Compensation Committee believes that this three-year fiscal year 2015-2017 result reflects the true “pay for performance” basis and intent of these Performance-Based Units and the rigor of our executive compensation program.

Executive Ownership Restricted Stock Units

As described below under “Other Compensation Policies – Stock Ownership Guidelines,” the Compensation Committee has adopted stock ownership guidelines for our executive officers. The Compensation Committee grants additional restricted stock units (referred to as “Executive Ownership Restricted Stock Units” or “OSUs”) to certain of our executives to help them achieve the level of stock ownership targeted by the Compensation Committee under the guidelines. The Compensation Committee also believes that these grants further the Compensation Committee’s goal of aligning executives’ interests with those of our stockholders.

In August 2014, the Compensation Committee determined that annual equity grants to our executives should be more than sufficient to help them satisfy the level of ownership targeted by the Compensation

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Committee under the guidelines. Consequently, the Committee determined to phase out the special Executive Ownership Restricted Stock Units grants so that an executive officer commencing employment with the Company after August 13, 2014 will not receive such grants under this program.

The Compensation Committee now intends to grant Executive Ownership Restricted Stock Units on an annual basis, as appropriate, only to our executive officers who were first employed by the Company on or before August 13, 2014, in amounts to help them meet the goal of total equity ownership of approximately two times the executive’s annual base salary (five times base salary for the CEO) within five years of adoption of the stock ownership guidelines. As of April 2017, Mr. Ammann and Mr. Beauchamp are the only NEOs who will receive any additional grants under the program with Mr. Ammann’s final grant to be made during fiscal year 2020 and Mr. Beauchamp’s final grant made during fiscal year 2017. In addition to Mr. Ammann and Mr. Beauchamp, two other Company executives remained eligible at the beginning of fiscal year 2017 to receive any additional grants under the program. One executive’s eligibility expired during fiscal year 2017 and the other will expire during fiscal year 2019.

Executive Ownership Restricted Stock Units granted to the Named Executive Officers in fiscal year 2017 vest on the second and fourth anniversary of the date of grant. Vesting is subject to and contingent on the executive’s continued employment with the Company through the applicable vesting date. In addition to the vesting requirement, there is a holding period imposed on the vested Executive Ownership Restricted Stock Units. Vested Executive Ownership Restricted Stock Units are not payable until six months after the executive’s employment with the Company terminates, helping to ensure that the executive has a substantial ownership interest in the Company throughout the executive’s period of employment to align the executive’s interests with our stockholders’ interests.

In fiscal year 2017, the Compensation Committee granted our NEOs Executive Ownership Restricted Stock Units covering, in the aggregate, the number of shares of our common stock set forth in the following table:

Executive	Executive Ownership Restricted Stock Units	Vest Date
Mr. Ammann	4,000	2/23/2020
Mr. Beauchamp	3,600	2/23/2018

For more information regarding the equity awards granted to the NEOs during fiscal year 2017, see the “Grants of Plan-Based Awards in Fiscal Year 2017” table and the accompanying narratives in this Proxy Statement.

Changes in Equity Incentive Award Program for Fiscal Year 2018

As noted earlier, during fiscal year 2017, the Compensation Committee continued to reach out to some of its stockholders as it was evaluating changes to its performance-based long term incentive plan. In particular, the Compensation Committee has received feedback from stockholders that the metrics used for the Company’s long term incentive plan were similar to those used in the Company’s short term annual cash incentive plan. In addition, with the assistance of its independent compensation consultant, the Compensation Committee noted that a significant number of our peer companies were using relative TSR as a component or, in several cases, the only component of their performance-based long term incentive plans. After consideration, the Compensation Committee determined that the performance-based equity awards granted to our NEOs in February 2017 for fiscal year 2018 would have a vesting requirement which would depend on the Company’s relative TSR over a three-year performance period. In addition, the Compensation Committee determined for fiscal year 2018, the Performance-Based Units for the CEO would comprise over 50% of his long term incentive compensation award and that the remaining NEOs, on average, would see a significant increase in Performance-Based Units as part of their long term incentive compensation. After taking these two changes into account, the Compensation Committee also decided that

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for fiscal 2018 any time-based long-term incentive compensation would be in the form of restricted stock units. The number of Time-Based Units and target number of Performance-Based Units granted to each of our NEOs in February 2017 for fiscal year 2018 is as follows:

Executive	Time-Based Units	Performance-Based Units (at target)
Mr. Maheswaran	65,000	70,000
Mr. Chukwu	15,451	16,996
Mr. Ammann	12,361	12,206
Mr. Beauchamp	25,451	16,996
Mr. Kim	15,451	16,996

The Time-Based Units awarded to the NEOs in fiscal year 2018 have substantially the same terms as the Time-Based Units awarded to the NEOs in fiscal year 2017. The performance-based vesting requirements applicable to the Performance-Based Units granted to the NEOs in fiscal year 2018 (the “2018 PSU Awards”) are based on the Company’s TSR relative to the TSR of the S&P SPDR Semiconductor ETF (NYSE:XSD) (the “Index”). A target number of units is covered by each 2018 PSU Award, with one-third of the target number of units covered by each award allocated to each of the three fiscal years in the performance period and between 0% and 200% of the target number of units allocated to each of those years eligible to vest based on relative TSR performance through the end of that year. If the Company’s TSR for a particular fiscal year is negative, the vesting percentage of the portion of the award corresponding to that year is capped at 100% regardless of the relative TSR measure.

Vesting is generally subject to the award recipient’s continued employment through the end of that year. If the executive’s employment terminates prior to a change in control in circumstances that entitle the executive to severance benefits under the executive’s offer letter or under the Company’s Change In Control Retention Plan (“CIC Plan”), the time-based vesting conditions applicable to the award would no longer apply, but the award would remain subject to the performance-based vesting conditions. The executive would not be guaranteed an “at target” payout.

CEO Special Performance Long-Term Incentive Award

As previously disclosed in the Proxy Statement for our 2015 and 2016 Annual Meetings of Stockholders, the Company made a special equity award grant to our CEO in February 2014 (the “Special CEO Award”).

Vesting of the Special CEO Award was structured such that vesting would only occur if the Company’s stock price were to reach specified levels in excess of the stock price on the day of the grant. Specifically, the Special CEO Award is eligible to vest during the period commencing February 26, 2014 and ending February 26, 2019 (the “Performance Period”) as follows: 30% of the restricted stock units covered by the Special CEO Award will vest if, during any consecutive 120-day calendar period that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $35.00; and the Special CEO Award would vest in full if, during any consecutive 120-day calendar period that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $40.00. The Special CEO Award would also vest if a majority change in control of the Company occurs during the Performance Period and, in connection with such event, the Company’s stockholders become entitled to receive per-share consideration having a value equal to or greater than $40.00. Any restricted stock units subject to the Special CEO Award that do not vest during the Performance Period will terminate as of the last day of the Performance Period. In addition, if Mr. Maheswaran’s employment with the Company terminates, any then unvested restricted stock units subject to the Special CEO Award will terminate.

As of April 21, 2017, no portion of the Special CEO Award has vested.

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Other Compensation

Perquisites and Benefits

During fiscal year 2017, we did not provide any significant perquisites to our NEOs. The Company provides our NEOs with certain benefits at the same level and offering made available to our other employees generally, including participation in our 401(k) retirement plan, health care plans, life insurance plans, and other welfare benefit programs. The Company also reimburses each NEO for the cost of an annual physical exam. The Compensation Committee believes that this benefit helps protect the health of the executive team at a relatively small cost to the Company.

In addition to the standard benefits offered to all of our employees generally, our U.S.-based executives and other employees who are specifically approved by the Compensation Committee are eligible to participate in our Deferred Compensation Plan, which allows our executives to elect to defer annual salary and/or annual cash incentive income. The Deferred Compensation Plan is unfunded and unsecured; however, the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan’s accrued liability. For the majority of fiscal year 2017, the Company matched, on a dollar-for-dollar basis, up to the first 20% of employee base salary contributions for our CEO, our Chief Financial Officer and our General Counsel, up to the first 15% for participants at the Vice President level, and up to the first 10% for all other participants. In January 2017, the Company reduced its level of contribution and now matches, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our General Counsel, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. The Compensation Committee believes that providing the NEOs with this deferred compensation opportunity is a cost-effective way to permit the executives to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Company is also deferred. For more information on our Deferred Compensation Plan, please see “Non-Qualified Deferred Compensation Plan-Fiscal Year 2017” in this Proxy Statement.

Severance

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to an NEO on a case-by-case basis. Currently, Mr. Maheswaran is our only NEO covered by an agreement with the Company that provides for severance benefits outside the context of a change in control transaction.

At the time Mr. Maheswaran was hired in 2006, the Compensation Committee determined that providing him with certain severance protections was a material inducement to attracting him to the Company and was appropriate in light of his position within the Company, his overall compensation package and the post-employment restrictions he would be subject to after he no longer works for the Company. Pursuant to the terms of Mr. Maheswaran’s offer letter, originally entered into in March 2006 and as subsequently amended (the “Offer Letter”), in the event Mr. Maheswaran’s employment with us is terminated for reasons other than death, disability or “cause,” or if he terminates his employment for “good reason” within 30 days of an event giving rise to good reason, he will be entitled to 12 months of his annual salary, and 12 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. The terms “cause” and “good reason” are defined in the Offer Letter. These severance benefits are contingent on

Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment.

Change in Control Benefits

Equity Plan Change in Control Benefits

Under the terms of our stockholder approved equity incentive plans, if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity-based awards, or the awards do not otherwise remain outstanding after the transaction, then most unvested stock options and other equity based awards (other than Performance-Based Units, described

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below) will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock options or other equity-based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a “change in control,” due to termination of employment by the Company without “cause” or a “constructive termination” of the participant (as those terms are defined in the applicable plan), certain then unvested stock options and other equity based awards (but not including Performance-Based Units granted under the Company’s 2008 and 2013 Long-Term Equity Incentive Plans) will become fully vested.

For our outstanding Performance-Based Units granted before fiscal year 2018, on a “change in control,” if the surviving entity does not assume or continue the applicable award in effect per its original terms, and unless otherwise expressly provided for in an applicable award or participation agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards as described above). Mr. Beauchamp, a Canadian resident, joined the Company as part of its acquisition of Gennum Corp., and has significantly different severance benefit protections under Canadian law. While most of our NEOs participate in the CIC Plan, Mr. Beauchamp does not in light of these Canadian severance protections. Under a transitional arrangement negotiated with Mr. Beauchamp because he does not participate in the CIC Plan (the “Transitional Agreement”), as to any such Performance-Based Unit award granted to Mr. Beauchamp and outstanding at the time of a change in control, the “target” number of shares subject to the award would vest on the change in control if the change in control occurs before September 1, 2018. This automatic accelerated vesting provision applicable to Mr. Beauchamp’s Performance-Based Units does not apply to the Performance-Based Units granted to any of our other NEOs and will expire on September 1, 2018.

As to our 2018 PSU Awards, in the event of a change in control in which the Company’s stock ceases to be publicly-traded, the number of units subject to any portion of the award as to which the performance period did not end before the closing of the change in control will become “fixed” based on the Company’s TSR relative to the TSR of the Index for a shortened performance period ending with the change in control. In such circumstances, a pro-rated portion (based on the portion of the performance period elapsed before the transaction) of the number of units that become fixed on the change in control will accelerate and be paid upon the closing of the transaction. The balance of the units will remain subject to the time-based vesting condition applicable to the awards through the end of the original applicable performance periods (unless the awards were to be terminated in connection with the transaction and not assumed by an acquiring company, in which case these units would also vest on the closing of the transaction). If the executive’s employment terminates in circumstances on or after a change in control that entitle the executive to severance benefits under the CIC Plan described below or the executive’s offer letter, the time-based vesting conditions applicable to the award would no longer apply and the remaining units subject to the award (after giving effect to the performance measurement on the change in control) would accelerate and become payable on the separation. Under Mr. Beauchamp’s Transitional Agreement, as to the 2018 PSU Award granted to Mr. Beauchamp, if the award is outstanding at the time of a change in control then the number of units subject to the award that become “fixed” in connection with the change in control will vest at that time if the change in control occurs before September 1, 2018. This automatic accelerated vesting provision of Mr. Beauchamp’s award does not apply to the 2018 PSU Awards granted to any of our other NEOs and will expire on September 1, 2018.

Deferred Compensation Plan

Our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination of employment within 18 months of a change in control.

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Executive Change in Control Retention Plan

The Compensation Committee believes that providing severance protections to our executive officers should a change in control occur is in the best interests of the Company and our stockholders in order to provide additional retention incentives to the selected executive officers and to encourage them to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain. On December 19, 2014, the Compensation Committee adopted the Semtech Corporation Executive Change in Control Retention Plan (the “CIC Plan”). The CIC Plan superseded and replaced in its entirety the Company’s prior Change in Control Retention Plan, the Semtech Corporation Amended and Restated Executive Change in Control Retention Plan, which originally took effect on September 28, 2010 (the “Prior CIC Plan”). Mr. Maheswaran’s Offer Letter includes severance protections, discussed below. Accordingly, he does not participate in the CIC Plan and did not participate in the Prior CIC Plan. Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law. Accordingly, Mr. Beauchamp does not participate in the CIC Plan. Our other NEOs participate in the CIC Plan.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a “change in control” (as defined in the CIC Plan). If the CIC Plan participant’s employment is terminated by the Company other than for “cause” (as defined in the CIC Plan) or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive certain severance benefits. For these purposes, a “change in control window” is defined as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A more detailed description and discussion of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction, eliminating the automatic accelerated vesting provisions that had been included in the Prior CIC Plan. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payment or benefit received by a participant in the CIC Plan in connection with a change in control of the Company would have been subject to any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

A more detailed description of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

CEO Change in Control Arrangements

As noted above, Mr. Maheswaran does not participate in the CIC Plan or the Prior CIC Plan. Severance protections for Mr. Maheswaran are provided in his Offer Letter. Mr. Maheswaran’s Offer Letter provided that he would be entitled to certain enhanced severance benefits if, within 12 months following a “change in control” (as defined in the Offer Letter), his employment with us is terminated for reasons other than death, disability or “cause,” or if he had terminated his employment for “good reason” within 30 days of an event giving rise to good reason. In December 2014, the Compensation Committee determined that it was advisable to amend Mr. Maheswaran’s Offer Letter to conform to certain of the provisions of the CIC Plan to provide consistency in these provisions among the executive team and to provide for a new five-year term that will expire on December 19, 2019, subject to earlier termination upon a termination of Mr. Maheswaran’s employment. The Offer Letter amendments provide that, instead of severance benefits

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being triggered by a termination of his employment with us within 12 months following a change in control under the circumstances described above, Mr. Maheswaran would be entitled to such enhanced severance benefits if his employment with us is terminated under the circumstances described above during a “change in control window.” For these purposes, a “change in control window” has the same meaning as provided under the CIC Plan. In the event the employment of Mr. Maheswaran is terminated under such circumstances, he would be entitled to cash severance benefits equal to two times his annual salary, two times his target annual cash incentive, a pro-rated annual cash incentive for the fiscal year of the termination, and up to 24 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage.

We believe it is appropriate to provide these protections for Mr. Maheswaran for the same reasons we provide benefits under the Change in Control Plan to the other NEOs as described above. Mr. Maheswaran’s Offer Letter also provides severance protections should his employment be terminated in certain circumstances outside of a change in control window. These provisions were negotiated with Mr. Maheswaran when he joined the Company.

When Mr. Maheswaran was initially hired in 2006, the Company agreed to reimburse Mr. Maheswaran for the full amount of the Excise Tax on or arising from our severance benefits paid to him as a result of a change in control (the “Tax Gross-up Provision”). On February 27, 2014, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Maheswaran to amend his Offer Letter. The Letter Agreement removed from the Offer Letter the Tax Gross-up Provision. Instead, Mr. Maheswaran’s payments and benefits payable in connection with a change in control will either be reduced, but not below zero, as necessary to avoid Mr. Maheswaran incurring any such Excise Tax or be paid in full, with Mr. Maheswaran paying any Excise Tax due, whichever places Mr. Maheswaran in the better after-tax position. This approach was retained in the December 2014 amendments to Mr. Maheswaran’s Offer Letter; Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax.

For more information on our severance and change in control arrangements with the NEOs, including a more detailed description of Mr. Maheswaran’s Offer Letter, please see “Potential Payments on Termination or Change in Control” below in this Proxy Statement.

Other Compensation Policies

Stock Ownership Guidelines and Equity Award Holding Period Requirements

To further our objective of aligning the interests of management with those of our stockholders, the Company maintains stock ownership guidelines for our executive officers. Under these guidelines, each of our executive officers is to maintain a level of equity ownership of the Company (which may include shares of the Company’s stock owned by the executive, by the executive’s spouse or minor children residing with the executive, or in a trust for estate or tax planning purposes that is revocable by the executive or the executive’s spouse, stock options, restricted stock, and restricted stock units) that has a value approximately equal to two times (five times in the case of the CEO) the annual base salary of such executive officer. We amended our stock ownership guidelines in August 2016 to include equity award holding period requirements. If an executive officer’s level of ownership of Company common stock does not satisfy the targeted level under our stock ownership guidelines, the executive officer is expected to hold at least 50% of the net vested shares acquired upon the exercise, payment or vesting of any Company equity award granted to the executive officer after August 17, 2016. For this purpose, the “net vested shares” generally means the number of shares acquired pursuant to the award less the number of any shares sold or withheld to pay the exercise price of the award (in the case of stock options) or any applicable tax withholding obligations in connection with the exercise, payment or vesting of the award. The applicable ownership level is expected to be achieved within five years of the effective date of the guidelines for officers serving as of the adoption of the guidelines.

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Description of Employment Arrangements

All of our NEOs are employed on an at-will basis and none of our NEOs are employed under the terms of an employment agreement for a fixed term. We do, however, issue written offer letters from time to time to prospective executives that set forth their initial terms of compensation and other material terms including, in the case of Mr. Maheswaran, post-termination severance obligations, and we provide certain severance protections under the CIC Plan, as described above under “Other Compensation – Severance.”

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1 million paid to their chief executive officer and certain of their other executive officers unless certain performance and other requirements are met. The Company and the Compensation Committee review and consider the deductibility of executive compensation under Section 162(m) when considering our executive compensation programs. However, we believe the Company’s goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives, and we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. In addition, a number of requirements must be met in order for particular compensation to qualify under Section 162(m). There can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of structuring compensation paid to our executive officers that it believes is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

Clawback Policy

The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2017. Respectfully submitted by THE COMPENSATION COMMITTEE

Bruce C. Edwards, Chair        Glen M. Antle        Ye Jane Li (1)        Carmelo J. Santoro

(1)	James P. Burra served as a member of the Compensation Committee until the appointment of Ms. Li as a member of the Compensation Committee, effective February 25, 2016, at which time Mr. Burra was appointed as a member of the Audit Committee of the Company’s Board of Directors.

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. No member of our Compensation Committee during fiscal year 2017 is or has been an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2017, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2017 or currently.

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EXECUTIVE COMPENSATION

The following table presents information regarding compensation of our NEOs for service during fiscal years 2015-2017. Additional information regarding the compensation realized by our NEOs in fiscal year 2017 can be found in the CD&A, including in the “Realized Compensation” discussion and table on pages 35 and 36.

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2017

Name and Principal Position	Year	Base Salary (1) ($)	Bonus ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Mohan R. Maheswaran	2017	598,769	–	2,468,910	433,489	1,200,000	125,316	4,826,485
President and Chief Executive Officer	2016	599,308	–	2,516,800	512,849	225,000	123,374	3,977,331
	2015	550,000	–	6,401,063	356,286	275,000	102,553	7,684,902
Emeka N. Chukwu	2017	375,000	–	1,313,250	72,633	306,000	76,442	2,143,326
Exec. VP and Chief Financial Officer	2016	386,923	–	1,144,000	111,389	160,000	77,385	1,879,696
	2015	347,500	–	865,900	146,502	140,000	69,500	1,569,402
Charles B. Ammann	2017	359,077	–	700,400	48,422	293,760	81,548	1,483,207
Exec. VP, General Counsel & Secretary	2016	356,769	–	700,700	74,259	129,375	80,004	1,341,107
	2015	323,654	–	1,237,000	218,574	247,500	63,839	2,090,567
Gary M. Beauchamp (2)	2017	310,069	–	938,536	72,633	302,193	25,446	1,648,876
Exec. VP & GM, Signal Integrity Products Group	2016	296,904	–	1,209,780	74,259	165,000	22,692	1,768,635
	2015	254,928	–	1,053,924	73,251	161,944	23,544	1,567,591
James J. Kim	2017	325,000	–	1,278,230	72,633	265,200	57,290	1,998,353
Senior VP, Worldwide Sales	2016	336,000	–	1,001,000	111,389	121,875	59,050	1,629,314
	2015	310,000	–	791,680	109,876	116,000	54,950	1,382,506

(1)	In accordance with our standard pay practices, an extra pay period occurs in a fiscal year approximately once every six fiscal years. Fiscal year 2016 was such a fiscal year and the extra pay period resulted in fiscal year 2016 base salaries as reported in the table above being slightly higher than the regular annualized amounts for the NEOs.

(2)	As Mr. Beauchamp is headquartered in Canada, the amounts reflected under “Base Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” are the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 29, 2017, which was 0.76012 (U.S. Dollar to one Canadian Dollar).

(3)	The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with FASB ASC Topic 718 for the stock and option awards granted to the NEOs in the corresponding fiscal year based on the assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 23, 2017, and on the assumptions in similar footnotes to the financial statements included in the Company’s Annual Reports on Form 10-K filed in prior years.

Our Performance-Based Units primarily settle 50% in shares and 50% in cash and are valued based on the probable outcome of the applicable performance conditions as determined on the grant date. We considered the “target” level of performance to be the probable outcome of the applicable performance conditions as of the grant date. Accordingly, the grant date fair value of the Performance-Based Units granted to our NEOs in the fiscal years covered by the Summary Compensation Table above are included in the stock award column of the table based on an assumption that the Performance-Based Units would vest at target level. If we achieve the highest level of performance under the Performance-Based Units granted in each of those fiscal years, the Performance-Based Units would vest and be paid at 200% of the target level. The following tables present the grant date fair values of the Performance-Based Units granted to our NEOs in fiscal years 2017, 2016, and 2015 under two sets of assumptions: (a) assuming that the applicable performance conditions were achieved at the target level (the value included in the stock award column of the table above as compensation for the NEOs in that year), which we originally considered to be the probable outcome, and (b) assuming that the highest level of performance would be achieved.

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Fiscal Year 2017 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value	Aggregate Grant Date Fair Value
	(Based on Probable Outcome)	(Based on Maximum Performance)
Name	($)	($)
Mr. Maheswaran	1,015,580	2,031,160
Mr. Chukwu	350,200	700,400
Mr. Ammann	262,650	525,300
Mr. Beauchamp	350,200	700,400
Mr. Kim	315,180	630,360

Fiscal Year 2016 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value	Aggregate Grant Date Fair Value
	(Based on Probable Outcome)	(Based on Maximum Performance)
Name	($)	($)
Mr. Maheswaran	1,573,000	3,146,000
Mr. Chukwu	572,000	1,144,000
Mr. Ammann	343,200	686,400
Mr. Beauchamp	572,000	1,144,000
Mr. Kim	572,000	1,144,000

Fiscal Year 2015 Performance-Based Restricted Stock Units
	Aggregate Grant Date Fair Value	Aggregate Grant Date Fair Value
	(Based on Probable Outcome)	(Based on Maximum Performance)
Name	($)	($)
Mr. Maheswaran	2,524,272	5,048,543
Mr. Chukwu	494,800	989,600
Mr. Ammann	247,400	494,800
Mr. Beauchamp	494,800	989,600
Mr. Kim	494,800	989,600

All of the Performance-Based Units granted in fiscal year 2015 were forfeited because performance for the three-year performance period (fiscal years 2015-2017) was below the targeted levels established with respect to the awards and less than the minimum levels required for any portion of the awards to vest.

(4)	Amounts set forth in the “Non-Equity Incentive Plan Compensation” column for fiscal year 2017 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent amounts earned for performance in the applicable fiscal year. Actual payment is made in the following fiscal year.

(5)	Amounts presented in the “All Other Compensation” column for fiscal year 2017 include Company contributions to our 401(k) plan and our Deferred Compensation Plan for our NEOs, and to a governmentally mandated international defined-contribution pension plan for Mr. Beauchamp, as follows:

Employer Contributions to Compensation Plans
Name	401(k) Plan ($)	Deferred Compensation Plan ($)	Statutory (Canada) Defined-Contribution Pension Plan ($)
Mr. Maheswaran	4,798	120,518	–
Mr. Chukwu	–	76,442	–
Mr. Ammann	8,625	72,923	–
Mr. Beauchamp	–	–	15,478
Mr. Kim	9,097	48,193	–

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Grants of Plan-Based Awards in Fiscal Year 2017

The following table presents information regarding the equity and non-equity incentive awards granted to the NEOs during fiscal year 2017. The material terms of each award are described below under “Description of Fiscal Year 2017 Plan-Based Awards.”

GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2017 (1)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards (per share) ($)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Maheswaran		150,000	750,000	1,200,000	–	–	–	–	–	–	–
NQSO	2/23/2016	–	–	–	–	–	–	–	90,000	17.51	433,489
RSU	2/23/2016	–	–	–	–	–	–	83,000	–	–	1,453,330
PSU	2/23/2016	–	–	–	29,000	58,000	116,000	–	–	–	1,015,580
Mr. Chukwu		75,000	300,000	450,000	–	–	–	–	–	–	–
NQSO	2/23/2016	–	–	–	–	–	–	–	15,000	17.51	72,633
RSU	2/23/2016	–	–	–	–	–	–	55,000	–	–	963,050
PSU	2/23/2016	–	–	–	10,000	20,000	40,000	–	–	–	350,200
Mr. Ammann		72,000	288,000	432,000	–	–	–	–	–	–	–
NQSO	2/23/2016	–	–	–	–	–	–		10,000	17.51	48,422
RSU	2/23/2016	–	–	–	–	–	–	21,000	–	–	367,710
PSU	2/23/2016	–	–	–	7,500	15,000	30,000	–	–	–	262,650
OSU	2/23/2016	–	–	–	–	–	–	4,000	–	–	70,040
Mr. Beauchamp		62,500	250,000	375,000	–	–	–	–	–	–	–
NQSO	2/23/2016	–	–	–	–	–	–	–	15,000	17.51	72,633
RSU	2/23/2016	–	–	–	–	–	–	30,000	–	–	525,300
PSU	2/23/2016	–	–	–	10,000	20,000	40,000	–	–	–	350,200
OSU	2/23/2016	–	–	–	–	–	–	3,600	–	–	63,036
Mr. Kim		65,000	260,000	390,000	–	–	–	–	–	–	–
NQSO	2/23/2016	–	–	–	–	–	–	–	15,000	17.51	72,633
RSU	2/23/2016	–	–	–	–	–	–	55,000	–	–	963,050
PSU	2/23/2016	–	–	–	9,000	18,000	36,000	–	–	–	315,180

Legend
NQSO	Non-Qualified Stock Options	PSU	Performance-Based Units
RSU	Time-Based Units	OSU	Executive Ownership Restricted Stock Units

(1)	All equity awards were made pursuant to the 2013 Plan.

(2)	The Non-Equity Incentive Plan Awards made to Mr. Maheswaran were granted pursuant to the terms of our CEO Bonus Plan. All Non-Equity Incentive Plan Awards made to our other NEOs were granted pursuant to the terms of our Executive Bonus Plan. As a participant in the CEO Bonus Plan, Mr. Maheswaran is ineligible to receive awards pursuant to the Executive Bonus Plan. All Non-Equity Incentive Plan Awards were paid to our executives in fiscal year 2018 for their performance in fiscal year 2017. There is no guaranteed minimum bonus under the applicable plan. For each NEO, the “Threshold” represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout may be made; the “Target” represents the executive’s base salary multiplied by the target award percentage established for the executive; and the “Maximum” represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to the executive’s individual performance and each factor attributed to Company performance is paid at the maximum level.

As Mr. Beauchamp is headquartered in Canada, the threshold, target and maximum amounts for Mr. Beauchamp’s award are the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 29, 2017, which was 0.76012 (U.S. Dollar to one Canadian Dollar).

(3)	These columns represent awards of Performance-Based Units. There is no guaranteed minimum payout for these awards.

(4)	The awards reflected in this column represent Time-Based Units and Executive Ownership Restricted Stock Units.

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(5)	The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 11 to the financial statements filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 23, 2017. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Units included in this table that vest are settled 50% in cash and 50% in shares.

Description of Fiscal Year 2017 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above in the CD&A, we maintain two non-equity incentive plans applicable to our NEOs: our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre-established Company and business unit performance objectives are met. Under the plans, each NEO has a targeted bonus potential expressed as a percentage of the NEO’s base salary. In fiscal year 2017, payouts to Mr. Maheswaran were based on our non-GAAP operating income; net revenue growth; net revenue growth and EPS growth compared to certain peer companies; and our Board’s assessment of his individual performance. For our other NEOs, payouts were based on our non-GAAP operating income and assessments of business unit and individual performance by our CEO and the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2017 under our CEO Bonus Plan and the criteria for assessing performance under our Executive Bonus Plan, and the payouts under these plans for our NEOs for fiscal year 2017, are discussed in detail above in the CD&A. Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2017, we granted four types of equity incentive awards to our NEOs: “non-qualified” stock options (“NQSOs”); Time-Based Units (“RSUs”); Performance-Based Units (“PSUs”); and Executive Ownership Restricted Stock Units (“OSUs”). The NQSOs are “non-qualified” stock options, meaning that they are not intended as “incentive” stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The material terms of the NQSOs, RSUs, PSUs and OSUs are described in the CD&A under the heading “Summary of our Current Executive Compensation Programs – Equity Incentive Awards.”

All equity awards granted in fiscal year 2017 were granted under, and subject to the terms and conditions of, the 2013 Plan and the award certificates applicable to such awards. Awards of NQSOs and RSUs vest over three years from the date of their grant. Awards of OSUs vest on the fourth anniversary of the date of grant for Mr. Ammann and the second anniversary of the date of the grant for Mr. Beauchamp and are generally payable only six months after the executive’s employment with the Company terminates. Awards of RSUs and OSUs granted in fiscal year 2017 represent a right to receive one share of Company common stock for each unit subject to the award.

Each of the NQSOs granted in fiscal year 2017 was granted with a per-share exercise price equal to the closing market price of a share of the Company’s common stock on the grant date (or, if grant date was not a trading day, as of the last trading day preceding the grant date). Each of the NQSOs granted in fiscal year 2017 has a term of six years.

Awards of PSUs generally vest three years from the date of their grant and only to the extent the Company achieves certain pre-established performance objectives relating to cumulative net revenue and cumulative non-GAAP operating income over the vesting period, measured on a non-GAAP basis. These revenue and operating income goals are generally set far in advance of the end of the performance periods and are set at levels that the Compensation Committee believes, at the time the levels are established, will be challenging to attain. Half of any vested PSUs are payable in an equal number of shares of our common stock and the other half are payable in cash based on the closing price of the Company’s common stock on the last day of the vesting period.

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None of the equity incentive awards granted to our NEOs in fiscal year 2017 entitles the recipient to dividend rights, except for awards of RSUs, PSUs and OSUs that include a right to distribution of dividend equivalents. As described more fully under the heading “Potential Payments On Termination or Change in Control” below, under certain circumstances the vesting of some or all of our equity awards to our NEOs may be accelerated on the executive’s termination from the Company or on a change in control of the Company.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table presents information regarding the outstanding equity awards held by each NEO as of January 29, 2017:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017 (split-adjusted)

	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. MAHESWARAN
2/23/2016 – NQSO (3)	–	90,000	–	17.51	2/23/2022	–	–	–	–
2/23/2016 – PSU (4)	–	–	–	–		–	–	58,000	1,954,600
2/23/2016 – RSU (5)	–	–	–	–		83,000	2,797,100	–	–
2/24/2015 – NQSO (3)	23,333	46,667	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	55,000	1,853,500
2/24/2015 – RSU (5)	–	–	–	–		22,000	741,400	–	–
2/25/2014 – NQSO (3)	34,320	17,160	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – RSU (5)	–	–	–	–		6,011	202,571	–	–
2/26/2014 – MPSU (6)	–	–	–	–		220,000	7,414,000	–	–
2/26/2013 – NQSO (3)	44,000	–	–	30.82	2/26/2019	–	–	–	–
2/28/2012 – NQSO (3)	44,000	–	–	29.35	2/28/2018	–	–	–	–
TOTAL	145,653	153,827				331,011	11,155,071	113,000	3,808,100
MR. CHUKWU
2/23/2016 – NQSO (3)	–	15,000	–	17.51	2/23/2022	–	–	–	–
2/23/2016 – PSU (4)	–	–	–	–		–	–	20,000	674,000
2/23/2016 – RSU (5)	–	–	–	–		55,000	1,853,500	–	–
2/24/2015 – NQSO (3)	5,000	10,000	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	20,000	674,000
2/24/2015 – RSU (5)	–	–	–	–		13,334	449,356	–	–
2/25/2014 – NQSO (3)	13,333	6,667	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – RSU (5)	–	–	–	–		5,000	168,500	–	–
2/26/2013 – NQSO (3)	13,000	–	–	30.82	2/26/2019	–	–	–	–
2/28/2012 – NQSO (3)	12,000	–	–	29.35	2/28/2018	–	–	–	–
TOTAL	43,333	31,667				73,334	2,471,356	40,000	1,348,000

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017 (split-adjusted)

	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. AMMANN
2/23/2016 – NQSO (3)	–	10,000	–	17.51	2/23/2022	–	–	–	–
2/23/2016 – PSU (4)	–	–	–	–		–	–	15,000	505,500
2/23/2016 – RSU (5)	–	–	–	–		21,000	707,700	–	–
2/23/2016 – OSU (7)	–	–	–	–		4,000	134,800	–	–
2/24/2015 – NQSO (3)	3,333	6,667	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	12,000	404,400
2/24/2015 – RSU (5)	–	–	–	–		6,667	224,678	–	–
2/24/2015 – OSU (7)	–	–	–	–		2,500	84,250	–	–
2/25/2014 – NQSO (3)	15,000	15,000	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – RSU (5)	–	–	–	–		20,000	674,000	–	–
TOTAL	18,333	31,667				54,167	1,825,428	27,000	909,900

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017 (split-adjusted)

	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. BEAUCHAMP
2/23/2016 – NQSO (3)	–	15,000	–	17.51	2/23/2022	–	–	–	–
2/23/2016 – PSU (4)	–	–	–	–		–	–	20,000	674,000
2/23/2016 – RSU (5)	–	–	–	–		30,000	1,011,000	–	–
2/23/2016 – OSU (7)	–	–	–	–		3,600	121,320	–	–
2/24/2015 – NQSO (3)	3,333	6,667	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	20,000	674,000
2/24/2015 – RSU (5)	–	–	–	–		13,334	449,356	–	–
2/24/2015 – OSU (7)	–	–	–	–		2,300	77,510	–	–
2/25/2014 – NQSO (3)	6,666	3,334	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – RSU (5)	–	–	–	–		6,667	224,678	–	–
2/25/2014 – OSU (7)	–	–	–	–		2,600	87,620	–	–
2/26/2013 – NQSO (3)	5,000	–	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – OSU (7)	–	–	–	–		2,000	67,400	–	–
TOTAL	14,999	25,001				60,501	2,038,884	40,000	1,348,000
MR. KIM
2/23/2016 – NQSO (3)	–	15,000	–	17.51	2/23/2022	–	–	–	–
2/23/2016 – PSU (4)	–	–	–	–		–	–	18,000	606,600
2/23/2016 – RSU (5)	–	–	–	–		55,000	1,853,500	–	–
2/24/2015 – NQSO (3)	5,000	10,000	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	20,000	674,000
2/24/2015 – RSU (5)	–	–	–	–		10,000	337,000	–	–
2/25/2014 – NQSO (3)	10,000	5,000	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – RSU (5)	–	–	–	–		4,000	134,800	–	–
2/26/2013 – NQSO (3)	12,000	–	–	30.82	2/26/2019	–	–	–	–
2/28/2012 – NQSO (3)	13,000	–	–	29.35	2/28/2018	–	–	–	–
TOTAL	40,000	30,000				69,000	2,325,300	38,000	1,280,600

Legend
NQSO	Non-Qualified Stock Options	PSU	Performance-Based Units
RSU	Time-Based Units	OSU	Executive Ownership Restricted Stock Units
MPSU	Stock Units covered by the Special CEO Award

(1)	The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $33.70 (the closing price of the Company’s common stock on January 27, 2017, the last trading day of fiscal year 2017).

(2)	The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column by $33.70 (the closing price of the Company’s common stock on January 27, 2017, the last trading day of fiscal year 2017).

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(3)	The NQSOs have a time-based vesting schedule and vest in three or four approximately equal annual installments on the anniversary date of the applicable grant, as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
2/23/2016	2/23/2017	2/23/2018	2/23/2019	–
2/24/2015	2/24/2016	2/24/2017	2/24/2018	–
2/25/2014	2/25/2015	2/25/2016	2/25/2017	2/25/2018
2/26/2013	2/26/2014	2/26/2015	2/26/2016	–
2/28/2012	2/28/2013	2/28/2014	2/28/2015	–

(4)	For all NEOs, the PSUs vest based on achievement of certain goals related to cumulative net revenue and cumulative operating income over a stated performance period, measured on a non-GAAP basis. Based on the actual goals achieved, the PSUs granted on February 25, 2014 vested on January 29, 2017 as to 0% of the target number of units subject to the award. Subject to achievement of the applicable performance goals, the PSUs granted on February 24, 2015 vest on January 28, 2018, and the Performance-Based Units granted on February 23, 2016 vest on January 27, 2019.

(5)	The Time-Based Units have a time-based vesting schedule and vest in approximately equal annual installments as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
2/23/2016	2/23/2017	2/23/2018	2/23/2019	–
2/24/2015	2/24/2016	2/24/2017	2/24/2018	–
2/25/2014	2/25/2015	2/25/2016	2/25/2017	2/25/2018

(6)	The stock units are eligible to vest during the period commencing February 26, 2014 and ending February 26, 2019 (the “Performance Period”) as follows: 30% of the stock units covered by the Special CEO Award will vest if, during any consecutive 120-day calendar period that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $35.00; and the stock units covered by the Special CEO Award would vest in full if, during any consecutive 120-day calendar period that commences and ends during the Performance Period, the average per-share closing price of the Company’s common stock equals or exceeds $40.00. As of January 29, 2017, no portion of the MPSUs have vested.

(7)	For Mr. Beauchamp, the OSUs granted on February 26, 2013 vest on February 26, 2018, those granted on February 25, 2014 vest on February 25, 2018, those granted on February 24, 2015 vest on February 24, 2018, and those granted on February 23, 2016 vest on February 23, 2018.

For Mr. Ammann, the OSUs granted on February 24, 2015 vest on February 24, 2020, and those granted on February 23, 2016 vest on February 23, 2020.

Option Exercises and Stock Vested in Fiscal Year 2017

The following table identifies option awards that were exercised by our NEOs during fiscal year 2017 and other stock awards that vested during fiscal year 2017 that were previously granted to our NEOs:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Maheswaran	43,200	304,583	72,011	1,486,650
Mr. Chukwu	20,100	155,985	16,666	299,922
Mr. Ammann	–	–	13,333	239,761
Mr. Beauchamp	–	–	25,000	487,701
Mr. Kim	21,100	130,098	13,334	240,289

(1)	The dollar amounts shown in the table above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share price of our common stock on the date and time of exercise and the exercise price of the options. The dollar amounts shown in the table above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

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Nonqualified Deferred Compensation – Fiscal Year 2017

Certain of our NEOs elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and performance-based compensation. For the majority of fiscal year 2017, the Company matched, on a dollar-for-dollar basis, up to the first 20% of employee base salary contributions for our CEO, our Chief Financial Officer and our General Counsel, up to the first 15% for participants at the Vice President level, and up to the first 10% for all other participants. In January 2017, the Company reduced its level of contribution and now matches, on a dollar-for-dollar basis, up to the first 10% of employee base salary contributions for our CEO, our Chief Financial Officer and our General Counsel, up to the first 8% for participants at the Vice President level, and up to the first 5% for all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change in control, or termination of employment. At the participant’s election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan’s administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

As previously discussed, OSUs granted to our NEOs also provide for payment of any vested units subject to the award to be deferred and not made until six months after the executive’s employment with the Company terminates.

The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during fiscal year 2017, and the total deferred amounts for the NEOs at the end of fiscal year 2017:

NONQUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2017

Name	Executive Contributions In Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (4) ($)
Mr. Maheswaran	120,518	120,518	416,865	–	3,579,398
Mr. Chukwu	83,654	76,442	279,578	(47,687)	2,358,679
Mr. Ammann	72,923	72,923	69,818	–	457,030
Mr. Beauchamp (5)	–	–	–	–	–
Mr. Kim	92,357	48,193	251,702	–	2,039,378

(1)	These amounts consist of base salary deferred under the Deferred Compensation Plan in fiscal year 2017, and the value of OSUs that vested during fiscal year 2017 (the payment of which is delayed until six months after the executive’s employment with the Company terminates). During fiscal year 2017 there were no OSUs that vested. Base salary deferrals for each of the NEOs to the Deferred Compensation Plan in fiscal year 2017 were as follows: Mr. Maheswaran, $120,518; Mr. Chukwu, $83,654; Mr. Ammann, $72,923; and Mr. Kim, $92,537. All of these amounts have been included in the “Base Salary” column of the “Summary Compensation Table – Fiscal Year 2017” above.

(2)	All of the amounts reported as “Registrant Contributions in the Last Fiscal Year” are included in the “All Other Compensation” column of the “Summary Compensation Table – Fiscal Year 2017” above.

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(3)	These amounts consist of earnings credited under the Deferred Compensation Plan for fiscal year 2017 with respect to deferrals made under that plan and the appreciation in value during fiscal year 2017 (after the date of vesting of the units) of OSUs. No portion of these earnings on deferred compensation is considered to be at above-market rates under SEC rules; thus no such earnings are included as compensation in the “Summary Compensation Table – Fiscal Year 2017” above.

(4)	These amounts consist of the NEO’s fiscal year-end balance under the Deferred Compensation Plan as well as the fiscal year-end value of the executive’s vested OSUs (the payment of which is delayed until six months after the executive’s employment with the Company terminates). Deferred Compensation Plan balances include unvested amounts attributable to the Company’s contributions and earnings thereon. All amounts within the “Aggregate Balance at Last Fiscal Year End” column for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables and with the value of OSUs included in the year of grant of those units based on the grant date fair value of the award.

The Deferred Compensation Plan balance for each of the NEOs at the end of fiscal year 2017 was as follows: Mr. Maheswaran, $2,949,208; Mr. Chukwu, $1,981,239; Mr. Ammann $457,030; and Mr. Kim, $1,665,308. The value of vested OSUs held by each of the NEOs at the end of fiscal year 2017 was as follows: Mr. Maheswaran, $630,190; Mr. Chukwu, $377,440; and Mr. Kim, $374,070. These values are based on a value of $33.70 per share, which was the closing price of the Company’s common stock on January 27, 2017, the last trading day of fiscal year 2017. Neither Mr. Ammann nor Mr. Beauchamp hold any Executive Ownership Restricted Stock Units that were vested at the end of fiscal year 2017.

(5)	Mr. Beauchamp, resident in Ontario, Canada, does not participate in the Deferred Compensation Plan and does not hold any vested OSUs as of the end of fiscal year 2017.

Potential Payments On Termination or Change in Control

Executive Change in Control Retention Arrangements

We maintain the CIC Plan. The CIC Plan is designed to provide incentives for eligible executive officers to exert maximum efforts for the Company’s success, and to retain those persons, even in the face of a potential “change in control” (as defined in the CIC Plan). The Compensation Committee administers the CIC Plan. Eligible persons under the CIC Plan are limited to certain executive officers of the Company who are designated by the Compensation Committee as eligible to participate in the CIC Plan. Mr. Maheswaran’s Offer Letter includes certain severance protections, discussed below. Accordingly, he does not participate in the CIC Plan. Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law and under his Transitional Agreement. Accordingly, Mr. Beauchamp does not participate in the CIC Plan. Our other NEOs participate in the CIC Plan.

Under the CIC Plan, a “change in control” is generally defined to include any of the following: (1) an acquisition by any individual, entity or group of more than 30% of the outstanding shares of the Company’s common stock or the outstanding voting securities of the Company (provided that if such an acquisition was specifically approved in advance by the Board, the reference to “30%” in this clause (1) shall instead be “50%”); (2) certain majority changes in the Board; (3) certain reorganizations, mergers, dispositions, or consolidations of the Company, or certain sales of substantially all of the Company’s assets; and (4) a dissolution or liquidation of the Company.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a change in control. If the CIC Plan participant’s employment is terminated by the Company other than for “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive specified severance benefits. The severance benefits that would be provided in these circumstances to each of our Named Executive Officers who is a CIC Plan participant are as follows:

(1)	a cash severance benefit equal to (A) one times the sum of the participant’s annual base salary rate (at the highest annual rate during the six-month period prior to the change in control) plus the participant’s target bonus amount (equal to the greater of the target bonus for the fiscal year in which the participant’s employment with the Company terminates or the immediately preceding fiscal year), and (B) a pro-rata target bonus (based on the portion of the year the participant was employed by the Company) for the fiscal year in which the participant’s employment with the Company terminates;

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(2)	payment or reimbursement of the participant’s premiums to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months;

(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

(4)	unless otherwise provided for in the applicable award agreement or the participant’s CIC Plan participation agreement, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a change in control (as described below)).

The CIC Plan generally defines a “change in control window” as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A CIC Plan participant’s right to receive the severance benefits under the CIC Plan described above is contingent on the participant providing a general release of claims in favor of the Company and the participant complying with certain restrictive covenants in favor of the Company.

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross-up” provision. Instead, if any payments or benefits to be received by a participant in the CIC Plan in connection with a change in control of the Company would be subject to any Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

Under the CIC Plan, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement or a participant’s CIC Plan participation agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards as described above).

Unless extended by the Board or the Compensation Committee, the CIC Plan will automatically terminate on December 19, 2019, provided that if a change in control occurs during the term of the CIC Plan then in effect, the term of the CIC Plan will not terminate earlier than the second anniversary of such change in control. The Company (acting through the Board or the Compensation Committee) may amend or terminate the CIC Plan at any time, but no amendment or termination that occurs within a change in control window will apply to a participant until the later of (a) the expiration of such change in control window or (b) three months after the Compensation Committee provides the participant with written notice of such amendment or termination, unless the participant consents to the amendment or termination or the amendment or termination does not adversely affect the participant.

Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law, pursuant to which he would be entitled to certain minimum severance benefits in the event his employment is terminated by the Company without cause, and under his Transitional Agreement with the Company. Under Mr. Beauchamp’s Transitional Agreement, if a change in control (as this term is used under the CIC Plan) of the Company occurs before September 1, 2018, he is entitled to accelerated vesting of his equity awards that

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are outstanding and unvested at that time (with any applicable performance goals as to those outstanding awards that were granted before fiscal year 2018 considered to have been met at the “target” level).

Mr. Maheswaran’s Offer Letter

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Instead, Mr. Maheswaran is entitled to certain severance benefits in connection with a termination of his employment under the circumstances described below pursuant to the terms of his Offer Letter. In the event Mr. Maheswaran’s employment with the Company is terminated for reasons other than his death, disability or “cause” (as defined in the Offer Letter), or if he terminates his employment for “good reason” (as defined in the Offer Letter) within 30 days of an event giving rise to good reason, Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)	a cash severance benefit equal to 12 months of his annual salary; and

(2)	12 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage.

In the event Mr. Maheswaran’s employment by the Company is terminated under the circumstances described above and such termination of employment occurs during a “change in control window” (as defined in the Offer Letter), Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)	a cash severance benefit equal to (A) two times the sum of his annual base salary rate plus his target bonus (each as in effect on the date of his termination of employment), and (B) a pro-rata target bonus (based on the portion of the year Mr. Maheswaran was employed by the Company) for the fiscal year in which his employment with the Company terminates;

(2)	24 months continued welfare plan (medical, dental, life and long-term disability insurance) coverage;

(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

(4)	unless otherwise provided for in the applicable award agreement or the Offer Letter, accelerated vesting of any unvested Company equity awards subject to only time-based vesting conditions (including any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a “change in control” (as described below)).

For purposes of the Offer Letter, the terms “change in control” and “change in control window” have the same meanings as provided under the CIC Plan.

Mr. Maheswaran’s right to receive the severance benefits described above is contingent on him providing a general release of claims in favor of the Company and complying with certain restrictive covenants in favor of the Company.

Mr. Maheswaran is not entitled to a tax gross-up for any Excise Tax. Instead, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would be subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax).

The Offer Letter provides that, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement, as to any then outstanding and unvested Company equity

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awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards under the severance provisions of the Offer Letter as described above). The Offer Letter specifically provides that this adjustment provision does not apply to the Special CEO Award granted to Mr. Maheswaran in February 2014, the terms of which will be governed by the award agreement evidencing the Special CEO Award. Pursuant to the terms of the award agreement evidencing the Special CEO Award, the award will vest in full if a majority change in control of the Company occurs during the Performance Period and, in connection with such event, the Company’s stockholders become entitled to receive per-share consideration having a value equal to or greater than $40.00. In addition, if Mr. Maheswaran’s employment with the Company terminates, any then unvested restricted stock units subject to the Special CEO Award will terminate.

Awards under the 2008 Long-Term Equity Incentive Plan and the 2013 Long-Term Equity Incentive Plan

Awards (including stock options, restricted stock and Time-Based Units, but not Performance-Based Units) under the 2008 Long-Term Equity Incentive Plan (the “2008 Plan”) and the 2013 Plan generally vest on an accelerated basis if, within 12 months following a “change in control,” the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or “disability” (as defined in the award agreement), Performance-Based Units will continue to be eligible to vest following the termination of employment; provided, however, that any Performance-Based Units that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. Performance-Based Units and other awards are also subject to accelerated vesting pursuant to the terms of the CIC Plan or Mr. Maheswaran’s Offer Letter, as applicable. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events with respect to the Company, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2008 Plan or the 2013 Plan will vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate. With respect to Performance-Based Units granted before fiscal year 2018, in the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock), or (b) a “change in control” (as defined in the award agreement), then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Performance-Based Units or the Performance-Based Units would otherwise continue in accordance with their terms in the circumstances, the performance period will terminate immediately prior to such event and the number of Performance-Based Units that vest will be determined based on the Company’s actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award agreement to reflect the shortened performance period.

The Performance-Based Units awarded in 2018 are subject to a performance measurement and do not automatically convert to the “target” number of shares in connection with a change in control (even if the awards are to be terminated in connection with the change in control), notwithstanding the provisions of the CIC Plan and Mr. Maheswaran’s Offer Letter. For a discussion of the treatment of the 2018 PSU Awards in connection with a change in control, see “Change in Control Benefits – Equity Plan Change in Control Benefits” in the Compensation Discussion and Analysis section above.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following termination events: death; “disability” (as defined in the Deferred

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Compensation Plan); or involuntary termination of employment within 18 months of a “change in control” (as defined in the Deferred Compensation Plan).

Death Benefit

The Company owns life insurance policies on the lives of certain of its executives, including Messrs. Maheswaran, Chukwu and Kim. In connection with these arrangements, the Company has agreed that if Mr. Maheswaran, Mr. Chukwu, or Mr. Kim dies while employed by the Company, the Company will pay to the executive’s beneficiary or estate a death benefit of $250,000.

Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company on a termination of his employment under the circumstances described above or on a change in control event, assuming occurrence on January 29, 2017. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and Mr. Maheswaran may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 29, 2017

	Benefits per Offer Letter
Reason for Termination	Base Salary ($)	Non-Equity Incentives ($)	Welfare Insurances ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (3) ($)	Total (2) ($)
Voluntary Resignation	–	–	–	–	–	–
Resignation For Good Reason or Termination Without Cause	600,000	–	24,275	–	–	624,275
Termination For Cause	–	–	–	–	–	–
Death or Disability	–	–	–	–	250,000	250,000
Change In Control (1)	–	–	–	9,203,240	–	9,203,240
Certain Terminations In Connection With a Change In Control (1)	1,200,000	2,250,000	51,462	–	–	3,501,462

(1)	This presentation assumes that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

For purposes of this presentation, assuming the equity awards held by a Named Executive Officer were to accelerate on a change in control, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 27, 2017, the last trading day of its fiscal year 2017, was $33.70. As to outstanding options, the value of the options included reflects the difference between that closing price and the applicable exercise price of the option, multiplied by the number of shares of the Company’s common stock subject to the options held by Mr. Maheswaran that would have vested at the end of the fiscal year. As to restricted stock unit awards, the value of the shares underlying the awards held by Mr. Maheswaran that would have vested at the end of the fiscal year has been included based on that closing price. We estimated as of January 29, 2017 (the last day of the Company’s fiscal year 2017), based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, that the Performance-Based Units held by Mr. Maheswaran on that date would vest as follows: the awards granted on February 25, 2014 (fiscal year 2015) were estimated to vest at 0% of the target number of shares subject to the awards, the awards granted on February 24, 2015 (fiscal year 2016) were estimated to vest at 80% of the target number of shares subject to the awards, and the awards granted on February 23, 2016 (fiscal year 2017) were estimated to vest at 109% of the target number of shares subject to the awards. As noted in the preceding sentence, the Performance-Based Units granted in fiscal years 2016 and 2017 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 29, 2017. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described above and included the value of the same in these calculations based on the portion of the award we have assumed would vest on the change in control and applying the January 27, 2017 closing price of a share of the Company’s common stock to the number of shares subject to that portion of the award.

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If Mr. Maheswaran’s equity awards had been assumed and continued following a change in control, and then the awards vested pursuant to Mr. Maheswaran’s Offer Letter pursuant to a termination of employment that triggered the severance protections of his Offer Letter at the end of fiscal year 2017, the aggregate value of the equity awards held by Mr. Maheswaran that would have vested in connection with his termination of employment in these circumstances is $12,836,504 instead of (not in addition to) the $9,203,240 reflected on the “Change in Control” line in the table above as a result of applying the “target” payment levels to the Performance-Based Units.

(2)	Pursuant to the terms of his Offer Letter, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that Mr. Maheswaran would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2017.

(3)	Reflects vesting of unvested Company matching contributions under the Deferred Compensation Plan of $0 and, if Mr. Maheswaran died while employed by the Company, a death benefit of $250,000.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Ammann, Beauchamp and Kim (the “Other Executives”) would be entitled to receive from the Company on a termination of their employment under the circumstances described above or on a change in control event, assuming occurrence on January 29, 2017. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and the particular Named Executive Officer may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 29, 2017

Reason for Termination	Base Salary ($)	Bonus ($)	Payment of Medical Benefits Premiums ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (2) ($)	Total (3) ($)
Termination Without Cause
Mr. Chukwu	–	–	–	–	–	–
Mr. Ammann	–	–	–	–	–	–
Mr. Beauchamp (4)	90,026	–	–	–	–	90,026
Mr. Kim	–	–	–	–	–	–
Death or Disability
Mr. Chukwu	–	–	–	–	250,000	250,000
Mr. Ammann	–	–	–	–	122,349	122,349
Mr. Beauchamp	–	–	–	–	–	–
Mr. Kim	–	–	–	–	250,000	250,000
Change In Control (1)
Mr. Chukwu	–	–	–	4,098,802	–	4,098,802
Mr. Ammann	–	–	–	3,030,245	–	3,030,245
Mr. Beauchamp	–	–	–	3,552,068	–	3,552,068
Mr. Kim	–	–	–	3,864,344	–	3,864,344
Certain Terminations In Connection With a Change In Control (1)
Mr. Chukwu	375,000	600,000	24,275	–	–	999,275
Mr. Ammann	360,000	576,000	19,796		122,349	1,078,145
Mr. Beauchamp (4)	90,095	–	–	–	–	90,095
Mr. Kim	325,000	520,000	19,796	–	–	864,796

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EXECUTIVE COMPENSATION

(1)	This presentation assumes that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

For purposes of this presentation, assuming the equity awards held by a Named Executive Officer were to accelerate on a change in control, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 27, 2017, the last trading day of its fiscal year 2017, was $33.70. As to outstanding options, the value of the options included reflects the difference between that closing price and the applicable exercise price of the option, multiplied by the number of shares of the Company’s common stock subject to the options held by the executive that would have vested at the end of the fiscal year. As to restricted stock and restricted stock unit awards, the value of the shares underlying the awards that would have vested at the end of the fiscal year has been included based on that closing price. We estimated as of January 29, 2017 (the last day of the Company’s fiscal year 2017), based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, that the Performance-Based Units held by the Named Executive Officers on that date would vest as follows: the awards granted on February 25, 2014 (fiscal year 2015) were estimated at 0% of the target number of shares subject to the awards, the awards granted on February 24, 2015 (fiscal year 2016) were estimated to vest at 80% of the target number of shares subject to the awards, and the awards granted on February 23, 2016 (fiscal year 2017) were estimated to vest at 109% of the target number of shares subject to the awards. As noted in the preceding sentence, the Performance-Based Units granted in fiscal years 2016 and 2017 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 29, 2017. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described above and included the value of the same in these calculations based on the portion of the award we have assumed would vest on the change in control and applying the January 27, 2017 closing price of a share of the Company’s common stock to the number of shares subject to that portion of the award.

If the Other Executives’ equity awards had been assumed and continued following a change in control, and then the awards vested pursuant to the terms of the CIC Plan (as to the executives who participate in that plan) pursuant to a termination of employment that triggered the severance protections of the CIC Plan at the end of fiscal year 2017, the aggregate value of the equity awards held by each of the Other Executives that would have vested in connection with his termination of employment in these circumstances is $4,846,942 in the case of Mr. Chukwu, $4,618,550 in the case of Mr. Kim, and $3,402,630 in the case of Mr. Ammann (each of these amounts is instead of (not in addition to) the amount reported on the Change In Control line in the table above and the larger amount is as a result of applying the “target” payment levels to the Performance-Based Units. Mr. Beauchamp does not participate in the CIC Plan.

(2)	Reflects vesting of unvested Company matching contributions of $122,349 under the Deferred Compensation Plan for Mr. Ammann and, in the event of their death while employed by the Company, a death benefit of $250,000 for Messrs. Chukwu and Kim.

(3)	Pursuant to the terms of the CIC Plan, if any payment or benefit received by an Other Executive participating in that plan in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent the executive from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with the executive paying any Excise Tax due), whichever places the executive in the best after-tax position (taking into account federal, state and local income taxes and the Excise Tax). This presentation assumes that the Other Executives participating in the CIC Plan would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2017.

(4)	Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law. This amount equals 15 weeks of Mr. Beauchamp’s weekly rate of base salary as in effect on January 29, 2017, which we estimate is the minimum statutory severance Mr. Beauchamp would have been entitled to receive in the event his employment had been terminated by the Company without cause and with at least eight weeks advance notice on January 29, 2017. The amounts reflected in the table above are the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 29, 2017, which was 0.7601 U.S. Dollar to one Canadian Dollar.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company currently maintains and administers the following stock-based compensation plans. The plans are:

•	the 2013 Plan

•	the 2008 Plan

•	2009 Long-Term Equity Inducement Plan (the “Inducement Plan”)

•	Plans assumed in connection with the acquisition of Sierra Monolithics, Inc. (“SMI”) in December 2009

•	Long-Term Stock Incentive Plan (the “1998 Plan”)

The Company’s 2013 Plan was approved by the Company’s stockholders on June 26, 2013, and provides for the granting of up to 10,520,528 (as of January 25, 2015) shares of common stock in the form of stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants.

The 2008 and 1998 Plans were also approved by the Company’s stockholders. No new awards can be made under the 2008 Plan nor the 1998 Plan.

For more information about the Inducement Plan, see “Semtech Corporation 2009 Long-Term Equity Inducement Plan” below.

In connection with the Company’s acquisition of SMI, the Company assumed the outstanding options under the SMI 2000 and 2007 Plans. These Plans provided for grants to employees, non-employee directors and consultants of stock options under the 2000 Plan and the 2007 Plan, as well as grants of stock appreciation rights, dividend equivalent rights, restricted stock and restricted stock units under the 2007 Plan. The Company determined that any shares remaining available for issuance under the 2007 Plan as of the acquisition of SMI would not be used for future grants. There were no shares remaining available for future awards under the 2000 Plan as of the acquisition of SMI. Shares returned from either SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards, but no new shares will be available for grant under either of the plans. For purposes of any such future award, the Company tracks and administers any such shares and awards under and subject to the 2007 Plan. Pursuant to a decision of the Compensation Committee of the Company as Administrator of the 2007 Plan, the Company will only make restricted stock unit awards to newly-hired employees from any shares that become available under the 2007 Plan.

The following table sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of January 29, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column)
Equity compensation plans approved by security holders	4,306,268	$24.84	6,131,651	(3)
Equity compensation plans not approved by security holders	–	–	145,496	(4)
Total	4,306,268	$24.84	6,277,147

(1)

Reflects the maximum number of shares potentially issuable in connection with Performance-Based Unit awards. This number also includes 80,441 shares that are subject to options granted under the 2008 and 2013 Plans to employees outside of the United States. In light of applicable tax laws, these options have a longer term than the six-year term generally provided for options

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

granted under the plan, and for purposes of determining the number of shares available for award grant purposes under the plan, are subject to the share-counting ratio for “full-value awards.”

(2)	Outstanding restricted stock awards, Time-Based Unit awards, Performance-Based Unit awards and OSUs do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options. The information presented in this table excludes options assumed by the Company in connection with the Company’s acquisition of Sierra Monolithics, Inc. in December 2009. As of January 29, 2017, 3,617 shares of the Company’s common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $4.83 per share.

(3)	All of these shares of our common stock remain available for future issuance under our 2013 Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, Performance-Based Unit awards and executive ownership restricted stock unit awards.

(4)	Of these shares, 64,686 remain available under our 2009 Long-Term Equity Inducement Plan. For more information about the 2009 Long-Term Equity Inducement Plan, see “Semtech Corporation 2009 Long-Term Equity Inducement Plan” below. The remaining 80,810 shares were originally subject to assumed options under the former SMI equity plans. These shares have become available as a result of the employees leaving the service of Semtech. Pursuant to a decision of the Compensation Committee of the Company as administrator of the former SMI equity plans, the Company will only make restricted stock unit awards to newly hired employees from any shares that become available under the assumed SMI equity plans.

Our equity compensation plans not approved by security holders include the following:

(1) Semtech Corporation 2009 Long-Term Equity Inducement Plan. In connection with the Company’s acquisition of SMI in December 2009, the Compensation Committee adopted the Inducement Plan effective December 7, 2009. The objective of the Inducement Plan is to provide incentives to attract, retain, and motivate eligible persons whose potential contributions are important to promote the Company’s long-term success and the creation of stockholder value, especially as it relates to SMI, which is now a subsidiary of the Company. The Inducement Plan is intended to comply with NASDAQ Listing Rule 5635(c)(4), which governs granting certain awards as a material inducement to an individual entering into employment with the Company. The Inducement Plan was used to grant restricted stock units to certain SMI employees who joined the Company following the acquisition. Following the acquisition, the Inducement Plan has been and may be used for new hire equity grants with respect to individuals who are hired by the Company primarily to provide services to SMI, should the Board or Compensation Committee of the Board determine to do so in the future.

(2) Assumed Sierra Monolithics Options and the 2007 SMI Plan. In connection with its acquisition of SMI, the Company assumed the existing unvested stock options of SMI employees. The terms of each outstanding unvested SMI option at the time of the closing of the acquisition (award amount and price) was adjusted as necessary to provide that, at the time of the acquisition, each unvested SMI option was converted to a Company option. The Company determined that any shares remaining available for issuance under the 2007 SMI Plan as of the acquisition of SMI would not be used for future grants, however shares returned from any SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards under the 2007 SMI Plan. For any new awards that may be issued under the 2007 SMI Plan, the 2007 SMI Plan is used to attract and retain the best available personnel for positions of substantial responsibility, and to promote the success of the Company’s business by granting awards to such persons. The 2007 SMI Plan is administered by the Compensation Committee of the Company. Pursuant to a decision of the Compensation Committee of the Company as Administrator of the 2007 SMI Plan, the Company will only make restricted stock unit awards from any shares that become available under the 2007 SMI Plan to employees who are hired by the Company primarily to provide services to SMI.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

– reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 29, 2017 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP;

– discussed with Deloitte & Touche LLP, the matters required to be discussed by Auditing Standards 1301, Communications with Audit Committees; and

– received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed the independence of Deloitte & Touche LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 29, 2017 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James T. Lindstrom, Chair	James P. Burra	Sylvia Summers

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Number 2)

On April 11, 2016, after being approved by the Audit Committee, we dismissed Ernst & Young LLP (“EY”), an independent registered public accounting firm, as our principal accountant and the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as our principal accountant to perform independent audit services beginning with the fiscal year ending January 29, 2017.

During our fiscal years ended January 31, 2016 and January 25, 2015, and the interim period from January 31, 2016 through and including April 11, 2016, the date of EY’s dismissal, (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports on our consolidated financial statements for such years or any subsequent interim period through the date of dismissal, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except as set forth in this paragraph. As disclosed in our Annual Report on Form 10-K for the fiscal year ended January 25, 2015, we identified a material weakness in that we did not design and maintain effective controls related to evidencing the precision and nature of the review performed to approve the final estimated inventory reserves by a reviewer with the appropriate authority. As a result of insufficient evidence, our management was unable to conclude that the review control functioned at a level that would prevent a material misstatement of inventory reserves. EY’s attestation report on our internal control over financial reporting included in our Annual Report on Form 10-K for the fiscal year ended January 25, 2015 included an adverse opinion on our internal control over financial reporting as of January 25, 2015 as a result of such identified material weakness. Such material weakness was remediated as of January 31, 2016.

EY has discussed the subject matter of this material weakness with our Audit Committee.

The reports of EY on our consolidated financial statements for the fiscal years ended January 31, 2016 and January 25, 2015 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle. EY’s audit report included in our Annual Report on Form 10-K for the fiscal year ended January 25, 2015 references EY’s adverse opinion on our internal control over financial reporting as of January 25, 2015.

During our fiscal years ended January 31, 2016 and January 25, 2015, and the interim period from January 31, 2016 through and including April 11, 2016, the date of the Audit Committee’s approval of Deloitte’s engagement, neither we, nor anyone acting on our behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, in any case where a written report or oral advice was provided to us by Deloitte that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

We provided EY and Deloitte with a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC.

Ratification of the appointment of the independent registered public accounting firm is not required by our Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Board will reconsider whether to retain Deloitte and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Number 2)

Committee may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NUMBER 2

Independent Registered Public Accounting Firm

In connection with the audit of our financial statements for the fiscal year ended January 29, 2017, we entered into an engagement letter with Deloitte which set forth the terms for Deloitte’s performance of the audit services. The agreement provides for alternative dispute resolution.

During fiscal year 2017, each new audit and non-audit engagement of Deloitte was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by Deloitte and has concluded that Deloitte’s performance of these services is compatible with the auditor’s independence.

Deloitte

The following table sets forth the aggregate fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for fiscal year 2017, and for audit and non-audit services rendered by Deloitte for that year:

Fiscal Year 2017
Audit Fees	$1,615,325
Audit-Related Fees	–
Tax Fees:
Tax Compliance Fees	469,252
Other Tax Fees	74,688
All Other Fees	22,600
Total	$2,181,865

The amounts set forth in the table above include amounts paid to Deloitte as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by Deloitte.

Audit Fees. This category includes fees for the audit of the Company’s financial statements and internal control over financial reporting, and for review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings and services only the Company’s independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Tax Fees.

Tax Compliance Fees. This category includes fees for assistance with tax return preparation, tax compliance, and transfer pricing.

Other Tax Fees. This category includes fees for assistance with tax consulting services in connection with international entity formation and operation and consulting regarding assessment of new tax rules and regulations.

All Other Fees. This category includes fees for services not captured in the above categories.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Number 2)

EY

The following table sets forth the aggregate fees billed by EY for the audit of our financial statements for fiscal year 2016, and for audit and non-audit services rendered by EY for such year:

Fiscal Year 2016
Audit Fees	$2,547,464
Audit-Related Fees	608,000
Tax Fees	528,348
All Other Fees	–
Total	$3,683,812

The amounts set forth in the table above include amounts paid to EY as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by EY.

Audit Fees. This category includes fees for the audit of the Company’s financial statements and internal control over financial reporting, and for review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings and services only the Company’s independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Audit-Related Fees. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, consultations concerning financial accounting and reporting standards, general advice on implementation of SEC and Sarbanes-Oxley Act requirements and audit services not required by statute or regulation. Audit-related fees also includes audits of pension and other employee benefits plans, as well as the review of information technology systems and general internal controls unrelated to the audit of the financial statements.

Tax Fees. This category includes fees for assistance with transfer pricing, tax return preparation, tax compliance, and tax consulting services in connection with international entity formation and operation, foreign tax credits, and contract manufacturing.

All Other Fees. This category includes fees for services not captured in the above categories.

Policy on Audit Committee Pre-Approval

of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

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ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (Proposal Number 3)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders an opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the CD&A, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as a “say-on-pay” vote.

As described more fully in the CD&A, the Company’s executive compensation program is designed to align the interests of our executives with the interests of our stockholders, hold our executives accountable for performance, and attract, retain and motivate qualified and high-performing executives. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of annual incentives and long-term incentives. The general goals and structure of our executive compensation program remain the same as in the prior year, when the compensation of our Named Executive Officers identified in our 2016 Proxy Statement received the support of approximately 87% of the votes cast on our say-on-pay proposal at our June 2016 annual meeting.

For these reasons, we recommend that stockholders vote in favor of the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions for our Named Executive Officers.

The Company’s current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2018 Annual Meeting of Stockholders.

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ADVISORY (NON-BINDING) VOTE REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal Number 4)

As described in Proposal Number 3 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (referred to as a “say-on-pay” vote).

In 2011, our stockholders had the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for our annual meetings of stockholders or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting (referred to as a “say-on-frequency” vote). At our 2011 annual meeting, a majority of our stockholders voted to hold a say-on-pay vote every year, and the Board determined that the say-on-pay vote would be held annually.

We are required to hold a new say-on-frequency vote at least every six years pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, this Proposal Number 4 affords our stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual meetings of stockholders (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal Number 4, our stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

We believe that advisory votes on executive compensation should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

Like the say-on-pay vote, this say-on-frequency vote is advisory and will not be binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value constructive feedback from our stockholders and will take the outcome of this vote into account when determining the frequency of future say-on-pay votes.

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APPROVAL OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN

(Proposal Number 5)

General

At the Annual Meeting, stockholders will be asked to approve the Semtech Corporation 2017 Long-Term Equity Incentive Plan (the “2017 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on April 26, 2017.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2017 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company’s policy has been to provide equity compensation to a significant portion of its worldwide workforce. We believe this is an important component of our business strategy to invest heavily in our human resources and talent. We rely upon our workforce to define, design and market high-performance analog and mixed-signal semiconductor products, resulting in a team of experienced engineers who combine industry expertise with advanced semiconductor design expertise to meet customer requirements and enable our customers to get their products to market rapidly. During the past fiscal year, approximately 55% of our non-executive professional employees received an equity grant as part of their compensation. For employees at the executive level, we believe that having a significant part of compensation be delivered through equity grants is an effective tool for aligning the interests of stockholders and management and for incentivizing the accomplishment of key long-term business objectives.

The Company’s current equity compensation plan is the Semtech Corporation 2013 Long-Term Equity Incentive Plan (the “2013 Plan”). Awards also remain outstanding under, but no new awards may be granted pursuant to, the Semtech Corporation 2008 Long-Term Equity Incentive Plan, the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated, and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan, as amended and restated (collectively and together with the 2013 Plan, the “Prior Plans”). As of April 4, 2017, a total of 4,248,963 shares of the Company’s common stock were then subject to outstanding awards granted under the Prior Plans, and an additional 4,913,052 shares of the Company’s common stock were then available for new award grants under the 2013 Plan. Our authority to grant new awards under the other Prior Plans had previously terminated.

The Board of Directors approved the 2017 Plan based, in part, on a belief that the number of shares currently available under the 2013 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2017 Plan, no new awards will be granted under the 2013 Plan after the Annual Meeting. In that case, the number of shares of the Company’s common stock that remain available for award grants under the 2013 Plan immediately prior to the Annual Meeting will become available for award grants under the 2017 Plan. An additional 12,100,000 shares of the Company’s common stock will also be made available for award grants under the 2017 Plan. In addition, if stockholders approve the 2017 Plan, any shares of common stock subject to outstanding awards under the Prior Plans that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2017 Plan.

The Company continually evaluates the amount of its equity grants and attempts to balance, through stock buybacks, the amount of dilution resulting to other stockholders. Equity award amounts and related metrics are evaluated under and in relation to industry equity practices as defined by applicable standards and guidelines of third-party proxy advisory services.

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APPROVAL OF THE SEMTECH CORPORATION 2017 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 5)

We currently anticipate that the additional new shares that would be authorized for grant under the 2017 Plan (12,100,000 new shares), together with the shares currently available for new award grants under the 2013 Plan that will become available for grants under the 2017 Plan, will provide us with sufficient flexibility to continue equity awards under the 2017 Plan for approximately the next 4 years (assuming usual levels of shares becoming available for new award grants as a result of forfeitures of outstanding awards and reserving sufficient shares to cover potential payment of performance-based awards at maximum levels). Our estimate allows a small margin for unplanned business events.

We believe that an estimated 4-year allowance is an appropriate balance between giving stockholders more frequent opportunity to authorize our long-term equity plan and the Company’s ability to manage plan stability and administration. However, it is impossible to predict the exact period of years over which we will grant awards covering the total number of shares that will be available under the 2017 Plan. The total number of shares that we award in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in compensation practices at our competitors or in the market generally, changes in the number of our employees, changes in the number of our directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards we grant, and our decisions on how we choose to balance total compensation between cash and equity-based awards.

If stockholders do not approve the 2017 Plan, the Company will continue to have the authority to grant awards under the 2013 Plan. If stockholders approve the 2017 Plan, the termination of our grant authority under the 2013 Plan will not affect awards then outstanding under the 2013 Plan or any of the other Prior Plans.

Summary Description of the 2017 Long-Term Equity Incentive Plan

The principal terms of the 2017 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2017 Plan, which appears as Exhibit A to this Proxy Statement.

Purpose. The purpose of the 2017 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2017 Plan. Our Board of Directors has delegated general administrative authority for the 2017 Plan to the Compensation Committee. The Board of Directors or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2017 Plan. (The appropriate acting body, be it the Board of Directors or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2017 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

•	to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

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•	to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required (subject to the minimum vesting requirement described below), and to accelerate or extend the vesting or exercisability or extend (subject, in the case of stock options and stock appreciation rights, to the maximum term of such awards under the plan) the term of any or all outstanding awards;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the 2017 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•	to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2017 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•	to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2017 Plan; and

•	to construe and interpret the 2017 Plan, make rules for the administration of the 2017 Plan, and make all other determinations for the administration of the 2017 Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the 2017 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 700 officers and employees of the Company and its subsidiaries (including all of the Company’s Named Executive Officers), and each of the eight members of the Board who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”), are considered eligible under the 2017 Plan.

Aggregate Share Limit. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2017 Plan equals the sum of the following (such total number of shares, the “Share Limit”):

•	12,100,000 shares, plus

•	the number of shares available for additional award grant purposes under the 2013 Plan as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the Annual Meeting, plus

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•	the number of any shares subject to stock options (that are not full-value awards) granted under any of the Prior Plans and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised, plus

•	2.6 times (to reflect the premium share-counting rule for “full-value awards” discussed below) the number of any shares subject to restricted stock, restricted stock unit, or any other full-value awards granted under any of the Prior Plans that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested.

As of April 4, 2017, 4,913,052 shares were available for additional award grant purposes under the 2013 Plan, 1,464,626 shares were subject to stock options then outstanding under the Prior Plans, and 2,784,337 shares were subject to restricted stock unit and performance stock unit awards then outstanding under the Prior Plans. As noted above, no additional awards will be granted under the 2013 Plan if stockholders approve the 2017 Plan (and our authority to grant new awards under the other Prior Plans has previously terminated).

Shares issued in respect of any “full-value award” granted under the 2017 Plan will be counted against the Share Limit as 2.6 shares for every one share actually issued in connection with the award. For example, if the Company granted a bonus of 100 shares of its common stock under the 2017 Plan, 260 shares would be counted against the Share Limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the 2017 Plan other than a stock option or stock appreciation right (and also includes certain options and stock appreciation rights granted to non-U.S. employees as described below under “Types of Awards”).

Additional Share Limits. The following other limits are also contained in the 2017 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above and, in the case of share-based limits, are applied on a one-for-one basis without applying the premium share-counting ratio for full-value awards discussed above.

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 12,100,000 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted under the plan during any one calendar year to any one individual is 1,000,000 shares.

•	The maximum grant date fair value for awards granted to a Non-Employee Director under the 2017 Plan during any one calendar year is $250,000, except that this limit will be $350,000 as to (1) a Non-Employee Director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new Non-Employee Director for the calendar year in which the Non-Employee Director is first elected or appointed to the Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

•	The maximum number of shares subject to “Qualified Performance-Based Awards” under Section 5.2 of the 2017 Plan (as described in more detail below) granted during any one calendar year to any one participant where the value of the award is expressed as a number or range of shares (including Qualified Performance-Based Awards in the form of restricted stock, performance stock or stock unit awards) or where the award is payable in cash upon or following vesting of the award in an amount determined with reference to the fair market value of a share at such time is 1,000,000 shares.

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•	The maximum amount that may be paid to any one participant in respect of all “Qualified Performance-Based Awards” under Section 5.2 of the 2017 Plan granted to that participant in any one calendar year where the potential payment is a stated cash amount or range of stated cash amounts is $5,000,000 (regardless of whether the payment is ultimately made in cash or in a number of shares determined based on the fair market value of a share upon or following the vesting of the award).

Share-Limit Counting Rules. The Share Limit of the 2017 Plan is subject to the following rules:

•	Except as provided below, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2017 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2017 Plan (with any full-value awards becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards).

•	Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2017 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award granted under the 2017 Plan, will not be available for subsequent awards under the 2017 Plan.

•	To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2017 Plan (with any full-value awards becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards).

•	In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 130 shares shall be counted against the Share Limit after giving effect to the premium share-counting rule discussed above for full-value awards.)

•	In the event that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2017 Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right or stock option relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares (taking into account any shares withheld to satisfy any applicable exercise or base price of the award and any shares withheld to satisfy any applicable withholding obligations in connection with such exercise), 100,000 shares shall be counted against the Share Limit with respect to such award.)

In addition, the 2017 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2017 Plan. The Company may not increase the applicable share limits of the 2017 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2017 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2017 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant.

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Except as noted in the following sentence, the maximum term of an option is six (6) years from the date of grant. For stock option awards made to Company employees serving with the Company, or with a subsidiary, outside the United States, the Administrator may approve a stock option that has a maximum term longer than six years, if applicable tax laws in the location of the recipient unduly penalize the recipient or impose unfavorable tax consequences for options with a six-year term. However, any shares issued in connection with an award having a maximum term longer than six years will count against the applicable share limits of the Plan as a full-value award. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2017 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2017 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is six years from the date of grant (except in the case of certain grants to employees outside of the United States as described above for stock options and provided that any such grant will be treated as a full-value award for purposes of the applicable 2017 Plan share limits).

The other types of awards that may be granted under the 2017 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2017 Plan (including awards of stock options and stock appreciation rights) may, subject to the minimum vesting requirement described below, be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Minimum Vesting Requirement. Except as provided in the next sentence, each award granted under the 2017 Plan will be subject to a minimum vesting period of one year. Awards may be granted under the 2017 Plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of the Company’s common stock subject to such awards will not exceed 5% of the Share Limit.

Qualified Performance-Based Awards. Under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) a public corporation generally cannot take a tax deduction in any tax year for compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million. Compensation that qualifies as “performance-based” under Section 162(m), however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Administrator may grant awards under the 2017 Plan that are intended to be performance-based awards within the meaning of Section 162(m). Stock options and stock appreciation rights may qualify as performance-based awards within the meaning of Section 162(m). In addition, other types of awards authorized under the 2017 Plan (such as restricted stock, performance stock, stock units, and cash bonus opportunities) may be granted with performance-based vesting requirements and intended to qualify as performance-based awards within the meaning of Section 162(m) (“Qualified Performance-Based Awards”).

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While the Administrator may grant awards under the 2017 Plan that qualify (or are intended to qualify) as performance-based awards within the meaning of Section 162(m), nothing requires that any award qualify as “performance-based” within the meaning of Section 162(m) or otherwise be deductible for tax purposes.

The vesting or payment of Qualified Performance-Based Awards will depend on the performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. To qualify an award as performance-based under Section 162(m), the Administrator must consist solely of two or more outside directors (as this requirement is applied under Section 162(m)), the Administrator must establish criteria and targets in advance of applicable deadlines under Section 162(m) and while the attainment of the performance targets remains substantially uncertain, and the Administrator must certify that any applicable performance goals and other material terms of the grant were satisfied. The performance criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross or net sales or revenue, revenue growth, operating income (before or after taxes), net income (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net assets or on capital or on sales, gross or net profit or operating margin, funds from operations, working capital, market share, cost containment or reduction, or any combination thereof. These performance criteria may be measured on an absolute or relative basis (including relative to the performance of other companies) and may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period. The performance measurement period with respect to an award may range from three months to ten years. The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to exclude the effects of certain unusual or nonrecurring items identified in the 2017 Plan documents or otherwise specified by the Administrator at the time of establishing the goals.

Qualified Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Additional Share Limits” above). The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Qualified Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2017 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of common stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2017 Plan that is subject to vesting requirements, no dividend equivalent payment will be made as to a portion of an award unless the related vesting conditions of that portion of an award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards. If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2017 Plan will not automatically become fully vested pursuant to the provisions of the 2017 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2017 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested, subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2017 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of

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outstanding equity awards held by the Named Executive Officers in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments On Termination or Change in Control” below in this Proxy Statement.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2017 Plan, awards under the 2017 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2017 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the 2013 Plan if stockholders approve the 2017 Plan, the 2017 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2017 Plan and Outstanding Awards. The Board of Directors may amend or terminate the 2017 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2017 Plan will terminate on April 25, 2027. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder. The minimum vesting requirement under the 2017 Plan, as described above, does not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in any circumstances it determines to be appropriate.

U.S. Federal Income Tax Consequences of Awards under the 2017 Plan

The U.S. federal income tax consequences of the 2017 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2017 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

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The current federal income tax consequences of other awards authorized under the 2017 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2017 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2017 Long-Term Equity Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2017 Plan. The Company is not currently considering any other specific award grants under the 2017 Plan, other than the annual grants of restricted stock units to our Non-Employee Directors described in the following paragraph. If the 2017 Plan had been in existence in fiscal 2016, the Company expects that its award grants for fiscal 2016 would not have been substantially different from those actually made in that year under the 2013 Plan. For information regarding stock-based awards granted to the Company’s Named Executive Officers during fiscal 2016, see the material under the headings “Compensation Discussion and Analysis” and “Executive Compensation” above.

As described under the heading “Director Compensation” above, our current compensation policy for Non-Employee Directors provides for each Non-Employee Director to receive an annual award of stock-settled restricted stock units, with the number of shares subject to each award to be determined by dividing $60,000 by the closing price of our common stock on the Nasdaq Stock Market on the grant date (or the last trading day preceding such date if the grant date is not a trading day) as described above. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $40, the number of shares that would be allocated to the Company’s eight Non-Employee Directors as a group pursuant to the annual grant formula over the ten-year term of the 2017 Plan is approximately 120,000. This figure represents the aggregate number of shares that would be subject to the annual grants under the Non-Employee Director equity grant program for calendar years 2017 through 2026 (the ten remaining years in the term of the 2017 Plan, assuming the plan is approved and each award is made on July 1) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be eight eligible directors seated, and that there are no changes to the awards granted under the Non-Employee Director equity grant program.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2017 Plan. The Prior Plans are the Company’s only equity compensation plans (other than the plans assumed in connection with the acquisition of Sierra Monolithics, Inc. in December 2009 (the “Assumed Plans”)).

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock unit and performance stock unit awards granted under the Prior Plans and the Assumed Plans, that were subject to outstanding stock options granted under the Prior Plans and the Assumed Plans (with the weighted average

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exercise price and remaining term of those awards), and that were then available for new award grants under the 2013 Plan as of January 29, 2017 and as of April 4, 2017. (In this 2017 Plan proposal, the number of shares of the Company’s common stock subject to restricted stock unit or performance stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards and before applying the provisions of the 2013 Plan for counting these awards against the plan’s share limit as 2.6 shares for every share actually issued pursuant to the award. For performance stock unit awards, the number of shares presented is based on the “target” level of performance.)

	As of January 29, 2017	As of April 4, 2017
Shares subject to outstanding restricted stock unit awards	2,215,669	2,151,480
Shares subject to outstanding performance stock unit awards	417,000	632,857
Shares subject to outstanding stock options*	1,508,488 (with a weighted-average exercise price of $24.79 and a weighted-average remaining term of 2.4 years)	1,464,626 (with a weighted-average exercise price of $24.79 and a weighted-average remaining term of 2.5 years)
Shares available for new award grants	6,131,651	4,913,052

*	As of January 29, 2017 and as of April 4, 2017, 80,441 and 80,441 shares, respectively, were subject to outstanding stock options that have a term of ten (10) years. Such stock options were granted with a ten-year term in accordance with applicable local foreign laws. Accordingly, these stock options were counted against the applicable share limits of the Prior Plans as full-value awards.

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 67,471,258 shares issued and outstanding in fiscal year 2015; 65,657,076 shares issued and outstanding in fiscal year 2016; and 65,427,067 shares issued and outstanding in fiscal year 2017. The number of shares of the Company’s common stock issued and outstanding to date (as of April 4, 2017) was 65,871,984.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted to employees under the 2013 Plan in each of the last three fiscal years, and to date (as of April 4, 2017) for fiscal year 2018, are as follows:

•	1,702,441 shares in fiscal year 2015 (which was 2.59% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2015), of which 928,595 shares were subject to restricted stock unit awards, 348,016 shares were subject to performance stock unit awards, and 425,830 shares were subject to stock options;

•	1,539,932 shares in fiscal year 2016 (which was 2.34% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2016), of which 1,031,732 shares were subject to restricted stock unit awards, 144,500 shares were subject to performance stock unit awards, and 363,700 shares were subject to stock options;

•	1,707,442 shares in fiscal year 2017 (which was 2.61% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2017), of which 1,228,393 shares were subject to restricted stock unit awards, 115,500 shares were subject to performance stock unit awards, and 363,549 shares were subject to stock options; and

•	497,342 shares in fiscal year 2018 through April 4, 2017 (which was 0.76% of the number of shares of the Company’s common stock issued and outstanding on April 4, 2017), of which 281,485 shares were subject to restricted stock unit awards, 215,857 shares were subject to performance stock unit awards, and 0 shares were subject to stock options.

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Thus, the total number of shares of the Company’s common stock subject to awards granted to employees under the 2013 Plan per year over the last three fiscal years (2015, 2016 and 2017) has been, on average, 2.51% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year. Performance-based vesting awards have been included above in the fiscal year in which the award was granted based on the “target” level of performance. The actual number of shares subject to restricted stock and restricted stock unit awards that included performance-based vesting requirements and that became eligible to vest each fiscal year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) was as follows: 0 in fiscal 2015, 0 in fiscal 2016, 0 in fiscal 2017 and 0 to date (as of April 4, 2017) in fiscal 2018. The total number of shares of Company common stock subject to stock-settled restricted stock units granted pursuant to our compensation policy for Non-Employee Directors was 0 shares in fiscal year 2015, 24,360 shares in fiscal year 2016, 21,388 shares in fiscal year 2017, and 0 shares in fiscal year 2018 through April 4, 2017.

The total number of shares of our common stock that were subject to awards granted under the 2013 Plan and the Prior Plans that terminated or expired, and thus became available for new award grants under the 2013 Plan, in each of the last three fiscal years, and to date (as of April 4, 2017) in 2018, are as follows: 334,156 in fiscal year 2015, 815,420 in fiscal year 2016, 570,649 in fiscal year 2017, and 35,308 in fiscal year 2018. Shares subject to awards under the 2013 Plan and the Prior Plans that terminated or expired and became available for new award grants under the 2013 Plan have been included when information is presented in this 2017 Plan proposal on the number of shares available for new award grants under the 2013 Plan.

The closing market price for a share of the Company’s common stock as of April 4, 2017 was $33.10 per share.

Equity Compensation Plan Information

See the details in the section “Securities Authorized for Issuance Under Equity Compensation Plans” above.

Vote Required for Approval of the 2017 Long-Term Equity Incentive Plan

The Board of Directors believes that the adoption of the 2017 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors and all of the Company’s executive officers are eligible for awards under the 2017 Plan and thus have a personal interest in the approval of the 2017 Plan.

Approval of the 2017 Plan requires the affirmative vote of a majority of the common stock present, or represented, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but are not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of this proposal. Should stockholder approval of this proposal not be obtained, then the 2017 Plan will not be adopted or implemented.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2017 LONG-TERM EQUITY INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A.

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OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

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EXHIBIT A

SEMTECH CORPORATION

2017 LONG-TERM EQUITY INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Semtech Corporation 2017 Long-Term Equity Incentive Plan (this “Plan”) of Semtech Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1.	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2.	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

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(b)	grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required (subject to the Minimum Vesting Requirement of Section 5.1.5), establish any applicable performance-based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum six-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no-repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel,

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exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3.	Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.4.	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5.	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1.	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2.	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to:

(1)	12,100,000 shares of Common Stock, plus

(2)	the number of shares of Common Stock available for additional award grant purposes under the Semtech Corporation 2013 Long-Term Equity Incentive Plan (the “2013 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2013 Plan as of the Stockholder Approval Date, plus

(3)

the number of any shares subject to stock options (that are not Full-Value Awards) granted under any of the 2013 Plan, the Semtech Corporation 2008 Long-Term Equity Incentive Plan, the Semtech Corporation Long-Term Stock Incentive Plan,

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as amended and restated, and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan, as amended and restated (collectively, the “Prior Plans”) and outstanding as of the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus

(4)	the number of any shares subject to restricted stock, restricted stock unit and other Full-Value Awards granted under any of the Prior Plans that are outstanding and unvested on the Stockholder Approval Date that, after the Stockholder Approval Date, are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested (with any one share subject to such forfeited, terminated cancelled or required portion of any such award increasing the Share Limit by 2.6 shares based on the Full-Value Award ratio specified below)

provided that in no event shall the Share Limit exceed 17,031,653 shares (which is the sum of the 12,100,000 shares set forth above, plus the number of shares available under the 2013 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to stock options previously granted and outstanding under the Prior Plans as of the Effective Date, plus 2.6 times (to reflect the Full-Value Award ratio) the aggregate number of shares subject to restricted stock, restricted stock unit and other Full-Value Awards previously granted and outstanding under the Prior Plans as of the Effective Date.

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 2.6 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 260 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant (other than a stock option or a stock appreciation right described in Section 5.8).

4.3.	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 12,100,000 shares.

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted under this Plan during any one calendar year to any one individual is 1,000,000 shares.

(c)

Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(c). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $250,000; provided that this limit is $350,000 as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.3(c), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.3(c),

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“grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.3(c) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(c) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

(d)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

4.4.	Awards Settled in Cash, Reissue of Awards and Shares. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)	Except as provided below, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall again be available for subsequent awards under this Plan (with any such shares originally counted against the Share Limit based on the Full-Value Award ratio specified in Section 4.2 restoring the Share Limit after applying such Full-Value Award ratio).

(b)	Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan.

(c)	Shares repurchased on the open market with the proceeds of an exercise or purchase price for an award under this Plan shall not be available for subsequent awards under this Plan.

(d)	To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall again be available for issuance under this Plan (with any such shares originally counted against the Share Limit based on the Full-Value Award ratio specified in Section 4.2 restoring the Share Limit after applying such Full-Value Award ratio).

(e)	In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 130 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the Share Limit).

(f)	To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right or stock option relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares (taking into account any shares withheld to satisfy any applicable exercise or base price of the award and any shares withheld to satisfy any applicable withholding obligations in connection with such exercise), 100,000 shares shall be charged against the Share Limit with respect to such award.)

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Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by this Section 4.4, Section 7 and Section 8.10. The share limits of Section 4.3 shall be applied on a one-for-one basis without applying the Full-Value Award premium counting rule taken into account in determining the Share Limit. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.5.	No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1.	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1.	Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be six (6) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option (with such fair market value determined in accordance with Section 5.6). When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2.

Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary

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in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3.	Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be six (6) years.

5.1.4.	Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof or (b) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.

5.1.5.	Minimum Vesting Requirement. Except as provided in the next sentence, each award granted under this Plan shall be subject to a minimum vesting requirement of one year (the “Minimum Vesting Requirement”). Awards may be granted under this Plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of Common Stock subject to such awards shall not exceed 5% of the Share Limit.

5.2.

Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees also may be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. An Award (other than an option or SAR) intended by the Administrator to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualified Performance-Based Award.” An option or SAR intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualifying Option or SAR.” The grant, vesting, exercisability or payment of Qualified Performance-Based Awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period) for the Corporation on a consolidated basis or for one or more of the

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Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualified Performance-Based Award shall be subject to the following provisions of this Section 5.2, and a Qualifying Option or SAR shall be subject to the following provisions of this Section 5.2 only to the extent expressly set forth below. Nothing in this Plan, however, requires the Administrator to qualify any award or compensation as “performance-based compensation” under Section 162(m) of the Code.

5.2.1.	Class; Administrator. The eligible class of persons for Qualified Performance-Based Awards under this Section 5.2, as well as for a Qualifying Option or SAR, shall be officers and employees of the Corporation or one of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the Administrator approving Qualified Performance-Based Awards or a Qualifying Option or SAR, or making any certification required pursuant to Section 5.2.4, must constitute a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code).

5.2.2.	Performance Goals.

(a)	The specific performance goals for Qualified Performance-Based Awards shall be established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross or net sales or revenue, revenue growth, operating income (before or after taxes), net income (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net assets or on capital or on sales, gross or net profit or operating margin, funds from operations, working capital, market share, cost containment or reduction, or any combination thereof. The applicable performance measurement period may not be less than three months nor more than 10 years.

(b)	The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets (or the applicable measure of performance) shall be adjusted: to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude the effects of financing activities; to exclude exchange rate effects; to exclude the effects of changes to accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any items of an unusual nature or of infrequency of occurrence; to exclude the effects of acquisitions or joint ventures; to exclude the effects of discontinued operations; to assume that any business divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture or to exclude the effects of any divestiture; to exclude the effect of any event or transaction referenced in Section 7.1; to exclude the effects of stock-based compensation; to exclude the award of bonuses; to exclude amortization of acquired intangible assets; to exclude the goodwill and intangible asset impairment charges; to exclude the effect of any other unusual, non-recurring gain or loss, non-operating item or other extraordinary item; to exclude the costs associated with any of the foregoing or any potential transaction that if consummated would constitute any of the foregoing; or to exclude other items specified by the Administrator at the time of establishing the targets.

(c)

To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more

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of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code.

5.2.3.	Form of Payment; Maximum Qualified Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Qualifying Option or SAR awards granted to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.3(b). A Qualified Performance-Based Award shall be subject to the following applicable limit: (a) in the case of a Qualified Performance-Based Award where the value of the Award is expressed as a number or range of number of shares of Common Stock (such as, without limitation, a Qualified Performance-Based Award in the form of a restricted stock, performance stock, or stock unit award) or a Qualified Performance-Based Award where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time, the maximum number of shares of Common Stock which may be subject to such Qualified Performance-Based Awards described in this clause (a) that are granted to any one participant in any one calendar year shall not exceed 1,000,000 shares (counting such shares on a one-for-one basis for this purpose), either individually or in the aggregate, subject to adjustment as provided in Section 7.1; and (b) in the case of other Qualified Performance-Based Awards (such as a Qualified Performance-Based Award where the potential payment is a stated cash amount or range of stated cash amounts, whether the payment is ultimately made in cash or Common Stock by converting the applicable cash amount into a number of shares of Common Stock based on the fair market value of a share of Common Stock upon or following vesting of the award), the aggregate amount of compensation to be paid to any one participant in respect of all such Qualified Performance-Based Awards granted to that participant in any one calendar year shall not exceed $5,000,000. The limits in clauses (a) and (b) in the preceding sentence are separate, independent limits, and a Qualified Performance-Based Award shall be subject to the applicable limit but not both limits. For clarity, an eligible individual may receive, during any applicable year, awards referenced in clause (a) of this Section 5.2.3 not in excess of the limit of that clause, awards referenced in clause (b) of this Section 5.2.3 not in excess of the limit of that clause, Qualifying Option or SAR awards not in excess of the limit set forth in Section 4.3(b), as well as other types of awards (not referenced in this Section 5.2.3) under this Plan. Awards that are cancelled during the year shall be counted against any applicable limits of Section 4.3(b) and this Section 5.2.3 to the extent required by Section 162(m) of the Code.

5.2.4.	Certification of Payment. Before any Qualified Performance-Based Award is paid and to the extent applicable to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Qualified Performance-Based Award were timely satisfied.

5.2.5.	Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6.	Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than a Qualifying Option or SAR) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

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5.3.	Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.4.	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5.	Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6.

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

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The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7.	Transfer Restrictions.

5.7.1.	Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2.	Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3.	Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.8.	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency. A stock option or stock appreciation right may be granted under such a sub-plan that has a maximum term longer than six (6) years, provided that any shares issued in respect of such an award with a maximum term longer than six (6) years shall count against the applicable share limits of this Plan as a Full-Value Award.

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6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1.	General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2.	Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3.	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1.	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

With respect to any award subject to one or more performance-based conditions, the Administrator may provide in the applicable award agreement for the adjustment of the performance-based conditions (including, without limitation, any applicable goal or target) and/or performance period, to such extent and in such manner as the Administrator may prescribe, in connection with any event or transaction described in the preceding paragraph, a sale of all or

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substantially all of the business or assets of the Corporation as an entirety, any of the circumstances referenced in Section 5.2.2(b), or such other events or circumstances as the Administrator may provide.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any Qualifying Option or SAR and any Qualifying Performance-Based Award) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2.	Corporate Transactions - Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and

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subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3.	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS

8.1.	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2.	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

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8.3.	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4.	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5.	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)	The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment.

8.6.	Effective Date, Termination and Suspension, Amendments.

8.6.1.

Effective Date. This Plan is effective as of April 26, 2017, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated

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by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2.	Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3.	Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4.	Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.2. The Minimum Vesting Requirement shall not limit or restrict the Administrator’s discretion to accelerate, or to provide in the applicable award agreement for the acceleration of, the vesting of any award in any circumstances it determines to be appropriate.

8.6.5.	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7.	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8.	Governing Law; Severability.

8.8.1.	Choice of Law. Unless otherwise expressly provided by the Administrator with respect to a particular award, this Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2.	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9.	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

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8.10.	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11.	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12.	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13.	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements or authority of the Corporation or its Subsidiaries.

8.14.	Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 14, 2017.
Vote by Internet
• Go to www.investorvote.com/SMTC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
X
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2, 3 AND 5, AND “FOR” 1 YEAR FOR THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION. +
1. ELECTION OF DIRECTORS
The Company’s Board of Directors recommends a vote “FOR” each of the nominees listed below:
Nominees: For Withhold
01 - Glen M. Antle ☐ ☐
04 - Rockell N. Hankin ☐ ☐
07 - Mohan R. Maheswaran ☐ ☐
For Withhold
02 - James P. Burra ☐ ☐
05 - Ye Jane Li ☐ ☐
08 - Carmelo J. Santoro ☐ ☐
For Withhold
03 - Bruce C. Edwards ☐ ☐
06 - James T. Lindstrom ☐ ☐
09 - Sylvia Summers ☐ ☐
The Company’s Board of Directors recommends a vote “FOR” each of items 2, 3 and 5 and “FOR” 1 Year for the frequency of future advisory votes on executive compensation:
For Against Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year. ☐ ☐ ☐
1 Year 2 Years 3 Years Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes. ☐ ☐ ☐ ☐
For Against Abstain
3. Advisory resolution to approve executive compensation. ☐ ☐ ☐
5. Proposal to approve Semtech Corporation 2017 Long-Term Equity Incentive Plan. ☐ ☐ ☐
At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T
1UPX 3259461
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
02KJSF

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the Annual Report to Stockholders for fiscal year 2017 are available at: www.investorvote.com/SMTC
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
+
SEMTECH
Proxy — SEMTECH CORPORATION
Annual Meeting of Stockholders – June 15, 2017
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Mohan R. Maheswaran and Emeka N. Chukwu, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Semtech Corporation (the “Company”) Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 15, 2017 (the “Annual Meeting”), at Courtyard Marriott, 4994 Verdugo Way, Camarillo, CA 93012, at 11:00 a.m. Pacific Time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.
(Continued and to be marked, dated and signed, on the other side)
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +